Exhibit 1

AGRIUM INC.

FORM 51-102F4
BUSINESS ACQUISITION REPORT

ITEM 1. — IDENTITY OF COMPANY

1.1	Name and Address of Company

Agrium Inc. (“Agrium”)
13131 Lake Fraser Drive S.E.
Calgary, Alberta T2J 7E8

Certain statements in this Business Acquisition Report constitute forward-looking statements. Readers should refer to the cautionary notice regarding forward-looking statements that appears at the end of this report.

1.2	Executive Officer

Bruce G. Waterman
Senior Vice President, Finance & Chief Financial Officer
(403) 225-7297

ITEM 2. — DETAILS OF ACQUISITION

Unless the context otherwise requires, all references in this Business Acquisition Report to “Agrium”, “we”, “us” or “our” means Agrium Inc. and its consolidated subsidiaries (other than AWB and its subsidiaries), Agrium Inc.’s proportionate share of joint ventures, including through its 50% ownership interest in Profertil S.A., and any partnership of which Agrium Inc. and its subsidiaries are the partners including “Agrium”, our wholly-owned Alberta general partnership.

All amounts in this Business Acquisition Report are stated in Australian Dollars (A$) unless stated otherwise.

On August 19, 2010, we announced that we had entered into a definitive agreement (the “Scheme Agreement”) with AWB Limited (“AWB”) to acquire all of the shares of AWB, including those shares issuable upon the exercise of outstanding performance rights of AWB (collectively, the “AWB Shares”), pursuant to a Scheme of Arrangement (the “Scheme”) under Australian law (the “AWB Acquisition”).

The holders of AWB Shares approved the Scheme on November 16, 2010. All conditions precedent to implementation of the Scheme were met on November 18, 2010, and, on such date, the final approval from the Supreme Court of Victoria in respect of the Scheme was granted. The Scheme became effective on November 19, 2010 (and trading in the AWB Shares was suspended on the Australian Stock Exchange from close of trading on that day), and was implemented on December 3, 2010, following which AWB became a wholly-owned subsidiary of Agrium.

2.1	Nature of Business Acquired

AWB is one of Australia’s leading agribusinesses. AWB currently operates two core business divisions — Rural Services (known as Landmark) and Commodity Management. Through these divisions, AWB provides services across the agriculture sector, leveraging its established network of contacts with rural communities in Australia and relationships with key suppliers and customers around the world.

Rural Services (Landmark)

Rural Services incorporates Landmark’s over 200 company operated retail locations and additional retail franchise and wholesale customer locations in Australia that offer a wide range of agribusiness products and services to customers including merchandising, farm services, wool marketing, livestock sales, real estate agency, insurance and financial services. Landmark is one of Australia’s largest distributors of fertilizer and crop chemicals and brings national buying power and sourcing capabilities directly to local communities across a range of other products including water equipment, animal health and management products, seed, general merchandise and fencing. Landmark also provides a range of agronomic, animal nutrition and whole farm planning advisory services, aimed at increasing the productivity, profitability and sustainability of farming enterprises. Other services provided by Landmark include a range of financial services through partnerships, including working capital loans and insurance products for on farm, business and personal needs. Landmark also provides livestock and wool marketing services, connecting buyers and sellers to global markets.

In July 2006, AWB entered into a 50:50 joint venture with Fonterra Co-operative Group (“Fonterra”) to operate RD1, a New Zealand based rural retailer focused on dairy products. The business of this joint venture is comprised of 56 retail locations in New Zealand, and is currently AWB’s only presence in New Zealand. The agreements governing the RD1 joint venture provide Fonterra with a right to purchase AWB’s 50% share in the joint venture upon a change of control of AWB. The implementation of the Scheme constituted a change of control under such agreements and, as such, Fonterra has the option to purchase AWB’s 50% share in RD1 at 90% of its fair market value for 60 business days after receiving notice of such change of control.

Landmark also owns 50% of Australian Wool Handlers, an Australia-based wool handling and storage provider servicing approximately two-thirds of Australia’s annual wool clip. The remaining 50% of the joint venture is owned by Elders Limited.

Commodity Management

AWB’s Commodity Management division has two key operating hubs, Australia and Geneva, and a smaller, locally-oriented business in India. To maintain regular contact with key regions, AWB has marketing representatives based in Singapore, Hong Kong, Tokyo and Australia.

In Australia, AWB’s Commodity Management division (the “ACM Business”) provides services and products required to market agricultural commodities from farm gate to first stage processors, offering inland transport, storage and handling from point of origin through to domestic and export facilities, including rail and storage and handling infrastructure across Australia’s eastern states. The ACM Business also provides pool management services and harvest finance offerings, comprising wheat and barley pool products and associated finance products for growers.

The ACM Business also undertakes bulk sea freight chartering and container management providing freight services to third parties. The ACM Business also acquires and sells grains, pulses and oilseeds, applying AWB’s farm gate origination capabilities and generating trade flows of agricultural commodities to customers around the world, enhancing margins by taking arbitrage positions, within defined risk limits, when opportunities arise in the market.

AWB’s Geneva Commodity Management business was established in 2002 as a platform for AWB to grow its international presence and business through the trading and supply of commodities to existing and new customers. AWB Geneva’s activities are grouped into the following principal activities:

1.	Oilseeds — focused on the marketing of oilseeds and edible oils to Asia, Europe and the Middle East;

2.	Grain — trading of wheat, barley and corn to the Middle East, Europe and Africa;

3.	Trade finance — provision of finance solutions to suppliers and customers; and

4.	Freight — provision of freight chartering services to AWB as well as to third party providers.

AWB’s India Commodity Management business works with domestic processors to supply domestic and imported grains, pulses and oilseeds through marketing programs that are developed in collaboration with the Australia and Geneva business units. Occasionally, AWB India will export grains and grain products, such as corn, wheat and soybean meal.

See “Effect on Financial Position — Risk Factors Relating to the Business of AWB”, “Effect on Financial Position — Risk Factors Relating to the AWB Acquisition” and “Cautionary Notice Regarding Forward-Looking Statements” in this Business Acquisition Report.

2.2	Date of Acquisition

As discussed in more detail above, the Scheme was implemented on December 3, 2010, following which AWB became a wholly-owned subsidiary of Agrium.

2.3	Consideration

Holders of AWB Shares on the Scheme record date received an aggregate cash payment of A$1.50 per AWB share pursuant to the Scheme. The aggregate cash consideration payable by us in connection with the Scheme was approximately A$1.236 billion (approximately U.S.$1.208 billion).

We financed the AWB Acquisition using cash on hand and borrowings under our existing credit facilities.

2.4	Effect on Financial Position

Effect on Our Financial Position of, and Benefits from, the AWB Acquisition

The AWB Acquisition continues our strategy of growing our retail business. We see significant potential to enhance product and service offerings to growers in Australia and New Zealand, particularly through AWB’s retail Landmark Rural Services division, by utilizing our international fertilizer and crop protection sourcing capabilities, while supporting further growth within each division of AWB. We also intend to evaluate AWB’s expertise and experience in its Landmark retail operations with the potential to expand Agrium’s product and service offerings for growers in North and South America. We recognize AWB’s longstanding reputation amongst Australian growers and believe that AWB will complement our global business, while AWB’s customers in turn will benefit from our global experience, innovation and expanded product portfolio.

Landmark generated EBITDA of A$69 million in the fiscal year ended September 30, 2010. Assuming similar performance for 2011, Landmark could generate A$81 million of EBITDA, including synergies of A$17 million and integration costs of A$5 million in the first year. The synergy target for 2012 and beyond is A$40 million or more. We expect to achieve this primarily through a combination of enhanced purchasing efficiencies, expansion in product offerings and a reduction in overhead expenses. Statements regarding the anticipated benefits and synergies from our acquisition of AWB are forward-looking statements that are based on certain assumptions and are subject to a number of risks and uncertainties. See “— Risk Factors Relating to the AWB Acquisition — We may fail to realize anticipated benefits of the AWB Acquisition, and our efforts to integrate AWB’s business into our existing business could result in the disruption of our ongoing business” and “Cautionary Notice Regarding Forward-Looking Statements” in this Business Acquisition Report.

For additional details of the effect of the AWB Acquisition on Agrium’s financial position and results of operations, see the unaudited pro forma consolidated statement of operations of Agrium for the year ended December 31, 2009, the unaudited pro forma consolidated statement of operations of Agrium for the nine month period ended September 30, 2010, and the unaudited pro forma consolidated balance sheet of Agrium as at September 30, 2010, in each case giving effect to the AWB Acquisition and the related financing assumptions, which are attached to this Business Acquisition Report as Schedule “B”.

Commodity Management Divestiture

During 2009 and 2010, AWB undertook a process to investigate the possible disposition or joint venture of all or a part of its ACM Business and the possible dispositions of parts of its remaining international commodity management businesses (the “ICM Business”).

The ACM Business comprises the activities of AWB’s Commodity Management business conducted in Australia and Asia, while the ICM Business comprises the activities of AWB’s Commodity Management business conducted internationally through AWB Geneva and AWB India. See “Nature of Business Acquired — Commodity Management” above.

On December 15, 2010, AWB entered into a definitive agreement with Cargill, Incorporated (“Cargill”) pursuant to which Cargill agreed to acquire from AWB substantially all of the ICM Business and a substantial portion of the ACM Business. Cargill is an international producer and marketer of food, agricultural, financial and industrial products and services. The purchase price to be paid by Cargill for the acquired businesses will be the net asset value of the acquired businesses as at the completion date of the transaction plus a premium. The purchase consideration will be payable in cash and by the assumption by Cargill of AWB’s consolidated indebtedness related to the acquired businesses. We anticipate that the sale to Cargill will be completed in the first half of 2011.

Completion of the disposition to Cargill is subject to customary closing and other conditions, including the receipt of all required regulatory approvals.

If the transaction had occurred and the purchase price had been determined on the basis of the net asset value of the acquired businesses as at September 30, 2010, we estimate that the aggregate of the net proceeds from the sale of the acquired businesses to Cargill, together with the release of working capital from AWB Harvest Finance Ltd. (“Harvest Finance”), a finance company that supports the ACM business, would have been approximately A$870 million. We are continuing to evaluate the disposition of certain other businesses that form part of the AWB Business that is not being acquired by Cargill. We estimate the value of these additional businesses to be approximately A$55 million which, combined with the estimated net proceeds from the sale of the acquired businesses to Cargill and the release of working capital from Harvest Finance, represents a total estimated value of A$925 million for the ACM Business and ICM Business that we have agreed to, or intend to, divest. Of this total, approximately A$240 million would represent indebtedness assumed by Cargill related to the acquired businesses.

No assurance can be given that any or all of the sale of the commodity businesses to Cargill will be completed or, if completed, will be on the terms or for the consideration set forth above. No assurance can be given with respect to the amount or timing of the release of working capital from Harvest Finance. The sale proceeds will be based on the net asset value at the completion of the transactions and, accordingly, the proceeds received by AWB may be less than we estimated based on the net asset values of the businesses as at September 30, 2010. See “— Risk Factors Relating to the Business of AWB — Our proposed sale of a substantial part of AWB’s Commodity Management businesses and the release of working capital from Harvest Finance may not be completed and the proceeds may vary depending upon the future net asset values of the relevant businesses” and “Cautionary Notice Regarding Forward Looking Statements” in this Business Acquisition Report.

The parts of the businesses proposed to be sold do not correspond fully with the “reportable segments” provided for in the segmented information contained in the audited consolidated financial statements of AWB as at and for the fiscal year ended September 30, 2010, which are included in this Business Acquisition Report.

Risk Factors Relating to the AWB Acquisition

We may fail to realize anticipated benefits of the AWB Acquisition, and our efforts to integrate AWB’s business into our existing business could result in the disruption of our ongoing business

We acquired AWB to continue the growth of our international retail business and to create the opportunity to realize certain other benefits. However, some or all of the expected benefits of the AWB Acquisition may fail to materialize or may not occur within the time periods anticipated by us. Achieving these benefits will depend in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as on our ability to realize the anticipated growth opportunities and synergies from integrating AWB’s business into our existing business. The integration of AWB’s business into our business will require the dedication of substantial management effort, time and resources which may divert our management’s focus and our resources from other strategic opportunities and from operational matters during this process. The amount of time and effort required for integration may also be magnified, and the level of expected benefits may fail to materialize, due to many factors, including that certain of the current businesses in which AWB operates, including commodity management, general farm merchandise, water equipment, animal health and management products, livestock and wool marketing services, real estate agency and financial services, are not business lines in which Agrium currently operates. The integration process may result in the loss of key employees of Agrium and AWB and the disruption of ongoing business, customer and employee relationships that may adversely affect our ability to achieve the anticipated benefits of the AWB Acquisition.

AWB’s internal controls and compliance standards and procedures may not be in line with Canadian and U.S. standards

AWB has not been subject to Canadian and U.S. internal control and regulatory compliance standards to which we are subject. AWB may have had internal control and compliance failures in the past, and our management team is commencing an evaluation of the effectiveness of the design and operation of AWB’s disclosure controls and procedures, internal control over financial reporting and other compliance standards and procedures. This evaluation may take time, and we may conclude that material weaknesses or other deficiencies in AWB’s disclosure controls and procedures and internal control over financial reporting may exist and that AWB’s compliance standards and procedures are not effective. The remediation of any weakness or deficiency may be costly and require management time and resources. Any such weakness or deficiency, or failure to remedy an existing weakness or deficiency, could materially adversely affect our business and financial condition and our ability to comply with applicable financial reporting requirements and other legal requirements.

We may face unexpected costs or liabilities related to the existing business of AWB

We may discover that we have acquired substantial undisclosed liabilities or have underestimated the magnitude of existing disclosed liabilities associated with AWB’s business and the AWB Acquisition. The existence of undisclosed liabilities or significant increases in the magnitude of estimated existing disclosed liabilities could have an adverse impact on our business, financial condition, results of operations and cash flows.

Our consolidated indebtedness has materially increased as a result of the AWB Acquisition, which increases our interest charges and our financial risk

In connection with the implementation of the AWB Acquisition, we borrowed approximately U.S.$390 million under our unsecured five-year syndicated revolving credit facilities that mature on July 24, 2012, subject to extension by our lenders (the “Revolving Credit Facilities”), in connection with the AWB Acquisition. In addition, AWB had approximately A$461 million (approximately U.S.$444 million) in consolidated indebtedness as at September 30, 2010. As AWB became a wholly-owned subsidiary of Agrium following the implementation of the Scheme, AWB’s consolidated indebtedness is now included in our consolidated indebtedness. See Schedule “B” to this Business Acquisition Report, “Unaudited Pro Forma Consolidated Financial Statements”. Such borrowings will represent a material increase in our consolidated indebtedness resulting in an increase in our interest charges and a corresponding increase in our financial risk. We cannot assure you that the increase in our consolidated indebtedness will not have a negative effect on the current credit ratings on our rated long term debt. Our degree of leverage could have other important consequences, including the following:

•	it may limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	certain of our borrowings, including borrowings under our Revolving Credit Facilities are at variable rates of interest and expose us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	we may be vulnerable in a downturn in general economic conditions; and

•	we may be unable to make capital expenditures that are important to our growth and strategies.

Under the terms of our Revolving Credit Facilities, we are permitted to incur additional debt in certain circumstances. However, doing so could increase the risks described above. Such credit facilities contain certain financial covenants requiring us on a consolidated basis to satisfy specified interest coverage and debt to total capitalization ratios. Such credit facilities also contain covenants restricting our ability to incur liens on our assets, incur additional debt, effect acquisitions or dispositions or fundamental changes in our business or pay dividends on our common shares. These covenants will limit our discretion in the operation of our business.

Change of control provisions in AWB’s agreements triggered upon completion of the AWB Acquisition may lead to adverse consequences

AWB is a party to agreements that contain change of control provisions that may have been triggered upon the completion of the AWB Acquisition as a result of us holding securities representing a majority of the voting power over AWB. The operation of these change of control provisions could result in unanticipated expenses and/or cash payments following the completion of the AWB Acquisition as well as termination of otherwise available sources of financing for AWB or its subsidiaries. In addition, certain agreements governing joint ventures, or other similar investment structures, to which AWB or its subsidiaries are a party contain change of control provisions granting counterparties the right to purchase assets or AWB’s interest, direct or indirect, in such joint ventures or other investment structures upon a change of control of AWB. This right to purchase may allow the relevant counterparties to purchase such assets or interests at a discount to fair market value. Unless these change of control provisions are waived by the relevant counterparty or counterparties, the operation of these provisions could adversely affect our consolidated results of operations and financial condition or could result in the requirement that we sell certain of AWB’s assets or investments at less than their fair market value.

Risk Factors Relating to the Business of AWB

Certain of the following risk factors relating to the business of AWB have been prepared by AWB and are reproduced from the Scheme Booklet dated October 7, 2010, which was distributed by AWB to holders of AWB Shares in connection with the Scheme and its approval.

AWB is exposed to both Australian and international weather patterns and natural disasters and associated changes in agricultural activity

Variability in weather conditions and natural disasters may impact key drivers of AWB’s earnings including: crop size and quality, supply and demand, characteristics in agricultural markets, market prices for agricultural commodities, pests and farming behaviour and economic activity.

AWB’s business units are exposed to volatility in market prices for agricultural commodities and freight

Earnings of each of AWB’s business units are exposed in various ways to fluctuations in prices for agricultural commodities and freight. This includes both input prices (such as crop chemicals and fertilisers and freight) and output prices (such as grains and oilseeds). Changes in prices can impact on AWB’s profitability in several ways, including on local and international demand and supply patterns, the volume of business undertaken in various different business units, the value of inventory and freight positions and related hedge instruments and the level of working capital required to fund business activities. Earnings can be impacted by changes in both the absolute level of prices, and the relative level of prices between local and international markets for similar commodities and freight.

AWB’s earnings can be impacted by market dynamics and trading strategy

A portion of AWB’s profit each year is generated from positional trading. While these activities are conducted within strict risk limits, their level of success relies upon the differential quality of AWB’s analysis and execution and the existence, nature and timing of exogenous market factors.

Further, by their nature, the outcome of positional trades cannot be accurately forecast, nor the timing of the strategy associated with the position concluded within pre-defined accounting reporting periods, and this can lead to additional earnings variability.

AWB could be negatively impacted by a loss of accreditation in Australia

AWB’s ability to export wheat is dependent on accreditation by Wheat Exports Australia (the “WEA”), a branch of the Australian government. If AWB were to lose this accreditation, it would not be able to export wheat in bulk, which would significantly impact future earnings of AWB’s Commodity Management business and our consolidated future earnings. AWB has in the past been subject to administrative inquiries and investigations by the WEA relating to certain of AWB’s wheat export activities. These inquiries and investigations are no longer ongoing and did not result in any loss of accreditation by AWB. Although we have no reason to believe that any further action will be taken by the WEA, we cannot assure you that the WEA will not in the future undertake inquiries or investigations relating to AWB’s Commodity Management business and that the result of any such inquiries and investigations would not have a material adverse effect on future earnings of AWB’s Commodity Management business.

AWB has been named in litigation commenced by the Iraqi Government relating to the United Nations Oil-For-Food Programme

On April 14, 1995 the United Nations established the Oil-For-Food Programme (“OFFP”), whereby the Iraqi government was allowed to raise money through the sale of oil. The revenue from the sale of oil was placed into an escrow account, with the Iraqi government allowed to use these funds to purchase food, medical supplies and other humanitarian supplies.

On June 27, 2008 the Iraqi Government filed a civil lawsuit in the U.S. District Court for the Southern District of New York against AWB and 92 other companies who participated in the OFFP, alleging that the defendants participated in an illegal conspiracy with the “former Saddam Hussein regime” to divert funds from the United Nations OFFP escrow account. The lawsuit seeks total damages in excess of U.S.$10 billion from the defendants, jointly and severally, as well as treble damages under the U.S. Racketeer Influenced and Corrupt Organizations Act. As to AWB specifically, the lawsuit alleges that AWB unlawfully diverted to the former Saddam Hussein regime more than $232 million from the escrow account established under the OFFP. AWB and a number of other defendants filed a motion to dismiss the complaint in January 2010. See Note 41 to the audited consolidated financial statements of AWB as at and for the fiscal year ended September 30, 2010, included as Schedule “A” in this Business Acquisition Report, for more information on this lawsuit and other claims relating to AWB’s participation in the OFFP.

As the impact on the operations of AWB arising from this legal action has not yet been fully determined, there is uncertainty as to the resultant impact, if any, on the financial position, financial performance and cash flows of AWB arising directly or indirectly from transactions under the OFFP. If the case against AWB is not dismissed, the litigation costs and a possible adverse decision on the merits could have a material adverse effect on AWB and on Agrium’s consolidated financial position and results.

AWB is subject to refinancing requirements

AWB is exposed to risks relating to its ability to obtain refinancing of its existing debt instruments and facilities and the terms of such refinancing. If some or all of these facilities are refinanced, they may be on less favourable terms for AWB than is currently the case.

AWB is exposed to interest rate risk

AWB’s interest cost on floating rate debt is exposed to changes in benchmark interest rates. AWB may manage its exposure to adverse fluctuations in floating interest rates by entering into interest rate hedging instruments, however the impact of interest rate hedging may be negative depending on the direction, timing and magnitude of movements in underlying rates.

AWB is subject to dispute and litigation risk

AWB, like any other business, is subject to the risk of becoming involved in disputes and litigation. At present, AWB is facing a number of litigation claims, and may be subject to further disputes and potential litigation. Any material or costly dispute or litigation could adversely impact AWB and our consolidated financial position and results of operations.

AWB is exposed to counterparty and sovereign risk

AWB is exposed to counterparty risk as part of its normal operations. AWB enters into contracts with a number of private and public entities, including governments and governmental agencies located throughout the world. In the event of non-performance by these counterparties, there may be a negative impact on AWB.

AWB trades in a number of foreign jurisdictions, including some countries in which trade sanctions have been applied. AWB is subject to commercial risks associated with obtaining trade or other approvals from sovereign governments.

Our proposed sale of a substantial part of AWB’s Commodity Management businesses and the release of working capital from Harvest Finance may not be completed and the proceeds may vary depending upon the future net asset values of the relevant businesses.

Our sale of substantial parts of AWB’s Commodity Management businesses to Cargill may not close at all or in the time frame we anticipate. The purchase price will be based on the net asset value of the businesses at the completion time of the transaction, which may be less than the net asset value of the businesses as at September 30, 2010. The release of working capital from Harvest Finance will occur over a period of time and the working capital released over this period may be less than the net asset value as at September 30, 2010.

2.5	Prior Valuation

Not applicable.

2.6	Parties to Transaction

The Arrangement was not with an “informed person” (as such term is defined in Section 1.1 of National Instrument 51-102 Continuous Disclosure Obligations), associate or affiliate of Agrium.

2.7	Date of Report

December 15, 2010.

ITEM 3. — FINANCIAL STATEMENTS

The audited consolidated financial statements of AWB as at and for the fiscal years ended September 30, 2010 and 2009, prepared in accordance with Australian equivalents to International Financial Reporting Standards (“A-IFRS”) (with a reconciliation of the AWB consolidated balance sheet and income statement as at and for the year ended September 30, 2010 to Canadian generally accepted accounting principles (“Canadian GAAP”)), are attached to this Business Acquisition Report as Schedule “A”.

We prepare our consolidated financial statements in accordance with Canadian GAAP. AWB prepares its consolidated financial statements in accordance with A-IFRS which complies with International Financial Standards (“IFRS”) as adopted by the International Accounting Standards Board (the “IASB”). We have received exemptive relief from the Alberta Securities Commission, as principal regulator on behalf of the securities regulatory authorities in the other provinces of Canada (other than Ontario), and from the Ontario Securities Commission, from the requirements of section 6.2 of National Instrument 52-107 — Acceptable Accounting Principles, Auditing Standards and Reporting Currency (“NI 52-107”), that any annual audited financial statements of AWB included in this Business Acquisition Report, be audited in accordance with Canadian or United States generally accepted auditing standards. The relief granted permits Agrium to include in this Business Acquisition Report the audited consolidated financial statements of AWB as at September 30, 2010 and September 30, 2009 and for each of the years then ended prepared in accordance with A-IFRS which complies with IFRS as adopted by the IASB, which statements were audited in accordance with International Standards on Auditing as adopted by the International Auditing and Assurance Standards Board.

Agrium’s unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 and unaudited pro forma consolidated financial statements as at and for the nine month period ended September 30, 2010 are attached to this Business Acquisition Report as Schedule “B”. Pro forma operating statement information gives effect to the pro forma adjustments as if the related transactions had occurred on January 1, 2009 and pro forma balance sheet information gives effect to the pro forma adjustments as if the related transactions had occurred on September 30, 2010. The unaudited pro forma financial statements are not intended to reflect the results of operations or the financial position that would have resulted had the AWB Acquisition been effected on the dates indicated or the results that may be achieved in the future.

Cautionary Notice Regarding Forward Looking Statements

Certain statements and other information included in this Business Acquisition Report constitute “forward-looking statements” (within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 21E of the

United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended), or “forward-looking information” (within the meaning of applicable Canadian securities legislation). Such statements or information (together, “forward-looking statements”) are generally identifiable by the words “believe”, “expect”, “anticipate”, “intend”, “estimate”, “outlook”, “focus”, “potential”, “will”, “should”, “would” and “could” and other similar expressions. These forward-looking statements include, but are not limited to, references to our future results and plans and the expected benefits to be received from the AWB Acquisition; synergies resulting from, and our integration plans relating to, the AWB Acquisition; and various other actions to be taken in connection with the AWB Acquisition.

Such forward-looking statements involve known and unknown risks and uncertainties, including those referred to in this Business Acquisition Report, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

•	strategic risks including our ability to effectively integrate and achieve synergies from the AWB Acquisition within the time or performance expected;

•	integration risks that might cause anticipated synergies from the AWB Acquisition to be less than expected, including: AWB’s actual results being different than those upon which we based our expectations; the potential inability to integrate the business of AWB with our existing business as planned or within the times predicted; the fact that AWB has not been subject to U.S. and Canadian internal control and compliance standards; our inability to consummate the announced divestiture of a substantial part of the ACM Business and ICM Business; the potential inability to implement changes in time for the 2010/2011 growing season in Australia and New Zealand; the potential loss of key personnel; and other industry factors which may affect our and AWB’s businesses generally and thereby impact the demand from growers for crop inputs; and

•	other factors described in this Business Acquisition Report and in our management’s discussion and analysis for the year ended December 31, 2009 and for the three and nine month periods ended September 30, 2010, in each case under the headings “Business Risks” and “Outlook, Key Risks and Uncertainties”.

These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.

All of the forward-looking statements contained in this Business Acquisition Report are qualified by these cautionary statements and by the assumptions that are stated or inherent in such forward-looking statements. Although we believe these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of our forward-looking statements and undue reliance should not be placed on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements set forth herein include the following:

•	our ability to successfully integrate, and realize the anticipated benefits of the AWB Acquisition;

•	our ability to operate AWB’s business profitably, including in respect of our ability to operate AWB’s retail business and achieve margins closer to those we currently obtain in our existing retail businesses;

•	reduced administrative expenses in the combined entity following the AWB Acquisition;

•	the timing for implementation of business practices to effect these synergies;

•	our success in integrating our business systems with those of AWB; and

•	our success in integrating supply chain management processes following the AWB Acquisition.

The above items and their possible impact are discussed more fully in this Business Acquisition Report under the headings “Risk Factors Relating to the AWB Acquisition” and “Risk Factors Relating to the Business of AWB”. Consequently, all of the forward-looking statements in this Business Acquisition Report are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Except as required by law, we undertake no obligation to update or revise forward-looking statements even if circumstances or management’s estimates or opinions should change. Investors should not place undue reliance on forward-looking statements.

SCHEDULE “A”

AWB LIMITED
A.B.N. 99 081 890 459
CONSOLIDATED FINANCIAL REPORT
FOR THE YEAR ENDED
30 SEPTEMBER 2010

Canadian GAAP

AWB LIMITED

DIRECTORS’ REPORT

Your directors submit their report for the year ended 30 September 2010.

DIRECTORS

The directors of the company at any time during or since the end of the financial year are:

•	Peter Polson

•	Gordon Davis (Managing Director)

•	Tony Howarth

•	John Schmoll

•	Fred Grimwade

Except where noted, the directors held their position as director for the financial year and up to the date of this report.

Peter Patterson is the company secretary at the time of this report.

PRINCIPAL ACTIVITIES

The Group’s operations can be categorised into three business areas: Rural Services, Financial Services and Commodity Management.

Rural Services

Rural Services offers customers a full range of agribusiness services including merchandise, fertiliser, farm services, wool and livestock, finance, insurance and real estate. This operation is comprised of Rural Services within the Segment Information (Note 29 to the Financial Statements).

Financial Services

The Financial Services business provides financial solutions to clients across rural and regional Australia, including lending solutions, savings and investment accounts, insurance solutions, equipment finance, wealth management and online trading. These operations are comprised of Landmark Financial Services and Harvest Finance within the Segment Information (Note 29 to the Financial Statements). The loan and deposit book were sold in February 2010 and have been disclosed as discontinued operations in this report.

Commodity Management

Commodity Management operates in global commodity markets from principal offices in Switzerland, India and Australia. The primary revenue streams for the business include commodity trading, origination and sales of commodities such as wheat, canola and pulses, logistics including operation of 22 regional storage and handling facilities across Australia’s eastern states and chartering and risk management. The main businesses are comprised of Pool Management Services, Australian Commodity Management, International Commodity Management and Supply Chain and Other Investments within the Segment Information (Note 29 to the Financial Statements).

REGISTERED OFFICE

AWB Limited is a company limited by shares, incorporated and domiciled in Australia. Its registered office is:

Level 21
380 La Trobe Street
Melbourne, Victoria, 3000

RESULTS AND REVIEW OF OPERATIONS

	2010	2009
	$’000	$’000

The profit attributable to members of the parent for the financial year	(54,919)	(250,824)

A review of the operations and results of the consolidated entity and its principal businesses during the financial year is contained in the Management Discussion and Analysis.

DIVIDENDS

There were no dividends paid during the period. A fully franked special dividend of 15 cents per share was approved by the board on 17 November 2010 and is payable on 30 November 2010.

SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

In February 2010 the Group sold the Landmark Financial Services (LFS) Loan and Deposit books. The segment was not a discontinued operation or classified as held for sale as at 30 September 2009 and the comparative statement of comprehensive income has been re-presented to show the discontinued operation separately from continuing operations.

Except as mentioned above, during and since the end of the financial year there were no significant changes in the state of affairs of the consolidated entity.

SIGNIFICANT EVENTS AFTER BALANCE DATE

On 20 August 2010, AWB Limited announced that it had entered into a scheme implementation agreement with Agrium Inc (Agrium)., under which Agrium would acquire all of the issued capital of AWB under a scheme of arrangement at a price of A$1.50 per share, subject to foreign investment and shareholder approval.

On 4 October 2010, AWB Limited announced that it has been advised by Agrium Inc. that it has received clearance from the Australian Foreign Investment Review Board (FIRB) in relation to the proposed acquisition.

On 7 October 2010, the Supreme Court of Victoria approved the convening of a meeting of AWB shareholders to consider and vote on the proposed Scheme of Arrangement. The Scheme booklet was released on 8 October 2010.

The Scheme Meeting was held on 16 November 2010 with a result in favour of the scheme. The acquisition of AWB by Agrium is scheduled for completion on 3 December 2010. As a result of the resolution to approve the Scheme of Arrangement and the potential future change of ownership of the AWB Limited Group, the valuation of assets and liabilities will be reassessed following final court approval and settlement, including the deferred tax assets of the group. This may lead to the potential derecognition of certain deferred tax assets arising in respect of group tax losses and temporary differences. The financial effects if any as a consequence of a vote in favour of the Scheme have not been brought into account in this financial report.

A fully franked special dividend of 15 cents per share was approved by the board on 17 November 2010 and is payable on 30 November 2010.

Since 30 September 2010, no other matter or circumstance has arisen that has significantly affected, or may significantly affect:

(a)	the consolidated entity’s operations in future financial years; or

(b)	the results of those operations in future financial years; or

(c)	the consolidated entity’s state of affairs in future financial years.

LIKELY DEVELOPMENTS AND EXPECTED RESULTS

The consolidated entity will continue to pursue its policy of increasing the profitability and market share of its major business segments during the next financial year. Further details of likely developments in the operations of the Group and its prospects in future financial years are contained in various announcements and disclosures to the market that have been made from time to time, including the management discussion and analysis. In the opinion of the directors, disclosure of any further information may result in unreasonable prejudice to the consolidated entity.

In the event that Agrium Inc, is successful in its planned acquisition of AWB scheduled for completion on 3 December 2010, the future strategy for AWB will be further developed and may change under Agrium’s ownership.

ENVIRONMENTAL REGULATION AND PERFORMANCE

The consolidated entity’s operations are subject to various Australian, state and territory environmental legislation and regulation. The Board is not aware of any significant environmental breaches during the financial year. The consolidated entity has been collecting emission and consumption data.

AUDIT AND NON-AUDIT SERVICES

Ernst & Young is authorised to perform all ‘audit services’, being an examination or review of the financial statements of the company in accordance with the laws and rules of each jurisdiction in which filings are made, for the purpose of expressing an opinion on such statements. The Audit Committee approves the provision of audit services as part of the annual approval of the audit plan. Where additional audit services not contemplated in the annual audit plan are subsequently deemed to be necessary during the course of the year, the provision of these services is separately approved by the Audit Committee prior to commencement of the services.

AWB Limited has not engaged Ernst & Young to perform any of the following non-audit services:

•	bookkeeping services and other services related to preparing the Group’s accounting records of financial statements;

•	financial information system design and implementation services;

•	appraisal or valuation services, fairness opinions, or contribution in kind reports;

•	actuarial services;

•	internal audit services;

•	management functions or human resources;

•	broker or dealer, investment adviser, or investment banking services;

•	legal services or expert services unrelated to the audit; and

•	taxation advice.

In addition, all other non-audit services may only be provided by Ernst & Young if the Audit Committee has expressly approved the provision of the non-audit service prior to commencement of the work, and the performance of the non-audit service will not cause the total annual revenue to Ernst & Young from non-audit work to exceed the aggregate annual amount of Ernst & Young’s audit fees. The Audit Committee will not approve the provision of a non-audit service by Ernst & Young if the provision of the service would compromise Ernst & Young’s independence. The Audit Committee requires Ernst & Young to submit annually to the Audit Committee a formal written statement delineating all relationships between Ernst & Young and AWB Limited and its controlled entities. The statement includes a report of all audit and non-audit fees billed by Ernst & Young in the most recent fiscal year, a statement of whether Ernst & Young is satisfied that the provision of the audit and any non-audit services is compatible with auditor independence and a statement regarding Ernst & Young’s internal quality control procedures.

A copy of the Auditor’s Independence Declaration is set out on page 13 and forms part of this report. The Audit Committee considers whether Ernst & Young’s provision of non-audit services to the company is compatible with maintaining the independence of Ernst & Young. The Audit Committee also submits annually to the board a formal written report describing any non-audit services rendered by Ernst & Young during the most recent fiscal year, the fees paid for those non-audit services and explaining why the provision of these non-audit services is compatible with auditor independence. If applicable, the Audit Committee recommends that the Board take appropriate action in response to the Audit Committee’s report to satisfy itself of Ernst & Young’s independence.

Amounts paid or payable to the auditor for non-audit services provided during the year are located in Note 27 to the financial statements.

For the reasons set out above, the directors are satisfied that the provision of non-audit services by the external auditor during the year ended 30 September 2010 is compatible with the general standard of independence for auditors imposed by the Corporations Act 2001.

INDEMNIFICATION AND INSURANCE

The Group has not given any indemnity to a current or former officer or auditor against any liability that is covered by section 199A(2) or (3) of the Corporations Act 2001, nor has the company entered into any relevant agreement under which an officer or auditor may be given an indemnity of that kind.

Under the constitution of AWB Limited, every person who is or has been a director, secretary or executive officer of the company is indemnified, to the maximum extent permitted by law, out of the property of the company against any liability incurred by that person as such an officer, other than:

•	liability to the company or related body corporate of the company; or

•	liability arising out of conduct involving a lack of good faith.

In addition, under the constitution every such person is indemnified, to the maximum extent permitted by law, out of the property of the company against any liabilities for costs and expenses incurred by such a person:

•	in defending any proceedings relating to that person’s position with the company, whether civil or criminal, in which judgement is given in that person’s favour or in which that person is acquitted or which are withdrawn before judgement; or

•	in connection with any administrative proceedings relating to that person’s position with the company, except proceedings which give rise to proceedings against that person in which judgement is not given in that person’s favour or in which that person is not acquitted; or

•	in connection with any application in relation to any proceedings relating to that person’s position with the company, whether civil or criminal, in which relief is granted to that person under the Corporations Act 2001 by the court.

A Deed of Access, Indemnity and Insurance has been entered into between the company and each director and former director of the company and agreements have been reached with certain officers and former officers of the company under which the company has agreed to indemnify the individual in terms similar to the indemnities contained in the company’s constitution.

In addition, AWB Limited has provided a limited indemnity to its auditor, Ernst & Young, for all reasonably foreseeable liabilities, claims, costs and expenses reasonably incurred by it in respect of any claim by a third party related to the audit service provided by Ernst & Young. The indemnity does not cover indirect or consequential losses or losses resulting from the proved negligent, wrongful or wilful acts or omissions of Ernst & Young.

Under the Deeds of Access, Indemnity and Insurance, the company has also agreed to maintain a directors’ and officers’ insurance policy. During and since the end of the financial year, the company has paid a premium for such a policy for the benefit of current and former directors, secretaries and officers of the company; current and former directors, secretaries and officers of subsidiaries of the company; and current and former outside directorships and company secretary positions held by employees of the company at the request of the company. In accordance with common commercial practice, the insurance policy prohibits disclosure of the nature of the liability insured against and the amount of the premium.

Except as mentioned above, during and since the end of the financial year, the company has not paid any other insurance premiums for any person who is or has been an officer or auditor of the company.

The relevant interest of each director in the shares issued by AWB Limited, as notified by the directors to the Australian Securities Exchange (ASX) in accordance with section 205G(1) of the Corporations Act 2001, at the date of this report is as follows:

	Ordinary	Ordinary
	shares held	shares held
	2010	2009

- Peter Polson (Chairman)	30,000	30,000
- Gordon Davis	865,000	40,000
- Tony Howarth	63,174	63,174
- Fred Grimwade	100,000	100,000
- John Schmoll	35,000	35,000

DIRECTORS’ MEETINGS

The number of meetings of directors (including meetings of committees of directors) held during the year and the number of meetings attended by each director were as follows:

					Nomination &
			Audit Committee		Remuneration
	Board		meetings		Committee meetings		Risk Committee
		Eligible to		Eligible to		Eligible to		Eligible to
Directors	Attended	attend	Attended	attend	Attended	attend	Attended	attend

Peter Polson	21	23	4	4	5	5	5	5
Gordon Davis	23	23	—	—	—	—	—	—
Fred Grimwade	23	23	4	4	5	5	5	5
Tony Howarth	21	23	4	4	5	5	5	5
John Schmoll	22	23	4	4	3	5	4	5

ROUNDING

The amounts contained in this report and in the financial statements have been rounded off under the option available to the company under Australian Securities and Investments Commission (ASIC) Class Order 98/100. Amounts in this report have been rounded off in accordance with that Class Order to the nearest thousand dollars, or in certain cases, to the nearest dollar.

Signed in accordance with a resolution of the directors:

Gordon Davis
Managing Director

29 November 2010

REMUNERATION REPORT (AUDITED)

The information provided in this Remuneration Report has been audited as required by section 308(3C) of the Corporations Act. This Remuneration Report forms part of the Directors’ Report.

Reporting requirements

This report outlines the remuneration structure for the Managing Director, Senior Executives and non-executive Directors. Throughout this Remuneration Report, we use the term ‘Senior Executives’ to refer to:

•	the five most highly remunerated company/group executives; and

•	all other executives who fall within the definition of key management personnel of the Group (being those persons with authority and responsibility for planning, directing and controlling the activities of the Group (KMP) including the Managing Director (MD).

The components of the MD’s remuneration package are substantially the same as for other Senior Executives. References to Senior Executives should therefore be treated as applying to the MD except where otherwise indicated.

Table 1 — Details of Senior Executives

Name	Position

Current
Gordon Davis	Managing Director
Philip Gentry	Chief Financial Officer
Mitch Morison	General Manager, Commodities

Graeme Jacobs	General Manager, Landmark
John Russell	Head of Strategy & Operations
Former

Colin Taylor (resigned 1 April 2010)	General Manager, Financial Services
Kate Hughes (resigned 8 January 2010)	Chief Risk Officer

Non-executive director remuneration

Non-executive director remuneration policy

The board’s focus is on strategic direction, long term corporate performance and the creation of shareholder value.

The AWB Limited constitution requires that the remuneration of non-executive directors be by fixed sum and not a proportion of profits or revenue. At the 2004 Annual General Meeting, shareholders determined that the maximum aggregate remuneration for non-executive directors be $1,200,000 per annum (excluding retirement benefits). The fixed fees (paid in cash) are determined by the Board with assistance from the Nomination & Remuneration Committee and external advisors.

The following principles are applied in determining the amount of remuneration for non-executive directors:

•	the amount of time required for directors to consider board matters including preparation time;

•	acknowledgement of the personal risk borne as a company director;

•	a comparison with professional market rates of remuneration and those offered by comparable companies and external independent advice as to appropriate levels to remain competitive with the market, having regard to companies of similar size and complexity; and

•	the desire to attract directors of a high calibre, with appropriate levels of expertise and experience.

Table 2 — Elements of non-executive director remuneration (amounts are inclusive of statutory superannuation)

Committee Chair fees
Director fees (per annum)	(per annum)	Other fees/benefits	Post-employment benefits

- $120,000 for director - $300,000 for Chairman(1)	- $25,000 for Chairman of Audit Committee - $20,000 for Chairman of Risk Committee	Directors are entitled to be reimbursed for all business- related expenses, including travel, as may be incurred in the discharge of their duties.	Superannuation contributions are made on behalf of the non-executive directors at a rate of 9% (unless otherwise instructed by the director) in accordance with the company’s statutory superannuation obligations. There are no schemes for retirement benefits for non-executive directors.

(1)	The Chairman receives 2.5 times the amount paid to other directors to take into account the greater time commitment and responsibility required in the role.

Table 3 — Non-executive director remuneration for the year ended 30 September 2010

	Short-term benefits				Post-Employment benefits
2010	Cash salary		Non-monetary			Retirement
Name	and fees	Bonus	benefits	Other	Superannuation	Benefits*	Total
	$	$	$	$	$	$	$

Non-executive directors
Fred Grimwade	128,440	—	—	—	11,560	—	140,000
Tony Howarth	100,183	—	—	—	19,817	—	120,000
Peter Polson	285,354	—	—	—	14,646	—	300,000
John Schmoll	132,027	—	—	—	11,883	—	143,910

Total	646,004	—	—	—	57,906	—	703,910

Table 4 — Non-executive director remuneration for the year ended 30 September 2009

	Short-term benefits				Post-Employment benefits
2009	Cash salary		Non-monetary			Retirement
Name	and fees	Bonus	benefits	Other	Superannuation	Benefits*	Total
	$	$	$	$	$	$	$

Non-executive directors
Brendan Stewart (former Chairman — retired 22 October 2008)	13,001	—	—	—	1,145	225,000	239,146
Steve Chamarette (retired 10 February 2009)	24,748	—	—	—	16,753	120,000	161,501
Brendan Fitzgerald (retired 10 February 2009)	19,142	—	—	—	22,588	120,000	161,730
Fred Grimwade	126,722	—	—	—	11,405	—	138,127
Tony Howarth	98,097	—	—	—	19,404	—	117,501
Peter Polson (Chairman — from 22 October 2008)	274,795	—	—	—	14,292	—	289,087
John Schmoll	80,318	—	—	—	61,184	—	141,502

Total	636,823	—	—	—	146,771	465,000	1,248,594

*	These benefits were paid to the three directors who retired from office before their terms had expired as a consequence of the adoption of a new constitution by shareholders in October 2008.

Executive Remuneration and Reward Policy and structure

The board has a Nomination & Remuneration Committee which operates under delegated authority from the board. The Committee’s activities are governed by a charter (approved by the Board on 26 September 2007) which is available on AWB’s website. All members of the Nomination & Remuneration Committee are non-executive directors.

Key principles of Executive Remuneration and Reward Policy

The key principles of the Group’s Executive Remuneration and Reward Policy are to:

•	ensure the remuneration structure provides a clear link between performance and reward;

•	support AWB’s organisational and people objectives — which are to attract, motivate and retain talented employees;

•	provide appropriate annual incentives for performance which reward executives using financial and non-financial measures of performance;

•	provide a strong emphasis on long term incentives to link rewards to the creation of long term value for shareholders;

•	ensure remuneration arrangements are equitable, supporting the appropriate deployment of resources and in particular talent across the business; and

•	limit severance payments on termination to pre-established contractual arrangements which do not commit the Group to making unjustified payments in the event of non-performance.

The Executive Remuneration and Reward Policy is governed by the Nomination & Remuneration Committee. It draws a direct link between reward and performance through the application of variable pay arrangements via short term incentives (bonus programs) and long term incentives (equity plans).

The policy ensures remuneration practices are structured to support the organisational and people objectives of the Group. Previously, the approach has been to provide a base level of reward for Senior Executives at the 75th percentile the market reflecting the size, scope and responsibilities of each role in addition to variable or ‘at-risk’ components which offer potential rewards in line with individual and Group-wide performance. The Nomination and Remuneration Committee considered this was an appropriate structure due to the various challenges and uncertainties being faced by the Company in recent financial years.

During the Senior Executive Remuneration review conducted within the reporting period, the Nomination and Remuneration Committee considered that due to the changing context of the business, it would be appropriate that the Senior Executive Remuneration Structure shift to a lower base remuneration with a higher emphasis on incentives which reward for stretch performance — this would more closely align the Company’s remuneration structure with its mid-term business strategies and performance targets. The Committee has therefore adopted a structure which, in future, will comprise a base salary at the 50th percentile in addition to variable or ‘at risk’ components. This approach will apply to any new Senior Executive positions created whilst any existing positions will gradually move across to the new structure over the ensuing years.

Fixed and at-risk remuneration

The relative proportions of total 2010 financial year remuneration that are at-risk are set out in Table 5.

Table 5 — Proportions of fixed and at-risk remuneration

% of total target remuneration (annualised)
		At-risk	At-risk
	Fixed	Short-term incentive (STI)*	Long-term incentive (LTI)*

Managing Director (Gordon Davis)	35%	30%	35%
Senior Executives	48% - 65%	16% - 24%	19% - 29%

*	These amounts are based on ‘target’ performance levels being achieved.

Fixed remuneration comprises base salary and post-employment benefits.

Base salaries have previously been targeted at the 75th percentile of the market reflecting the size, scope and responsibilities of each role and are reviewed by the Nomination & Remuneration Committee on an annual basis. During the reporting period, the Committee adopted a revised approach to the structure of Senior Executive remuneration which will result in a move to a base salary targeted at the 50th percentile of the market. Further information is provided in ‘Key principles of Executive Remuneration and Reward Policy’ above. In reviewing remuneration levels, the Committee draws upon market data provided by external remuneration consultants including a comparison with remuneration similar positions (both scope and duties) across multiple sectors. The committee also considers peer groups based on market capitalisation and sector as this is considered to be the most reliable and valid predictor for remuneration one role has been matched.

Post-employment benefits include statutory superannuation and any salary sacrifice arrangements.

At-risk remuneration

At-risk remuneration includes both short term and long term incentives, and is available where specific key performance indicators (KPIs) and performance hurdles have been met.

Short -Term incentive (STI)

Table 6 — Summary of STI program

What is the STI program?	The STI program is an annual cash incentive plan linked to performance against specific annual targets approved by the Nomination & Remuneration Committee.

A cash-based (STI) payment is made to the individual in proportion to their level of performance against the annual targets.

Who participates in the STI program?	Senior Executives and the wider employee population.

Is the STI program based on a pool amount for allocation between Senior Executives?	No, the STI program is based on a predetermined percentage of the participant’s fixed remuneration and applied against target and stretch results as described below in ‘What percentage of total fixed remuneration does the STI program represent?’

Why does the board consider the STI program an appropriate incentive?	The STI program is designed to reserve a proportion of remuneration at-risk against meeting targets linked to the Company’s annual business objectives and to incentivise outperformance against key objectives of the business.

Are both target and stretch performance conditions imposed?	Yes, the STI and the performance conditions set under the STI have been designed to motivate and reward high performance. If performance exceeds the targets, the STI will deliver higher rewards to executives.

What percentage of total fixed remuneration does the STI program represent?	The table below shows the percentage of fixed remuneration which Senior Executives may earn as an STI (in excess of fixed remuneration) if relevant performance measures are met:

	% of total fixed remuneration
	Target	Stretch

Managing Director	83%	100%
Other Senior Executives	25% - 50%	30% - 60%

What are the performance conditions and measures?	The eligible STI payment comprises team and individual results.

The objectives and measures for Senior Executives are outlined in a ‘Balanced Scorecard’ which for the 2010 financial year comprised the following targets: financial, customer,business processes and capability.

Balanced Scorecards for the Managing Director and General Manager, Landmark also include a safety target (the measure being Lost Time Injury Frequency Rate (LTIFR)) as these positions have the greatest ability to influence performance against this target.

The objectives were weighted in accordance with the relevance of each component to the nature of the role.

Why were these conditions chosen?	These measures are chosen as they directly align the individual’s reward to the KPIs of the Group and to its strategy and performance. Additionally, non-financial measures are included as they are considered to be indicators of the sustainability of future shareholder value.

Who assesses the performance of the Senior Executives and how are the performance conditions measured?	At the end of the financial year, the Nomination & Remuneration Committee reviews the performance of the Group, the relevant business units and individual Senior Executives.

The committee approves the STI payment to be made to each Senior Executive and in doing so seeks an assessment from the Managing Director(other than in relation to his own performance) on performance against the Balanced Scorecards. The Committee assesses the Managing Director’s performance and makes a recommendation to the board in relation to the Managing Director’s STI payment. This method of assessment was chosen as the Committee is able to provide an objective assessment of the individual’s performance. The Nomination and Remuneration Committee is provided with discretion to pay higher rewards in extraordinary circumstances where the performance of a Senior Executive has warranted this.

How did Senior Executives perform against their targets?	At a group level, the financial results for the 2010 financial year were under target levels. However, the Nomination and Remuneration Committee determined that the significant contribution made by certain executives to the successful corporate activity undertaken during the year justified the STI payments at target levels.

Long-term incentive (LTI)

Table 7 summarises the terms of the Performance Rights Plan (PRP) grant to Senior Executives effective 1 October 2009.

The Long Term Incentive Plan for grants effective on 1 October 2009 differed from prior years plans, with the key change being to the performance measurement. Rather than being measured on Absolute Total Shareholder Return (ATSR), the performance hurdles for this grant are based on Underlying Return on Funds Employed. The number of performance rights granted to each senior executive was determined commensurate with the individual’s ability to contribute to shareholder return and also to ensure market competitiveness for their total package. Shareholders approved the grant of Performance Rights to the Managing Director under the terms of this plan at the 2009 Annual General Meeting.

As contemplated by the Scheme Implementation Deed between Agrium Inc and AWB Limited, the Board gave notice to the holders of AWB Performance Rights on 7 October 2010 that their performance rights had become vested. In view of the Agrium proposal, no performance rights were granted on 1 October 2010, pending a review of ongoing incentive arrangements.

In prior years, the measure of Total Shareholder Return (TSR) under the company’s PRPs has varied between ATSR, Relative TSR (RTSR) and a combination of both ATSR and RTSR with measures weighted 30% and 70% respectively. For ATSR plans, vesting begins if TSR is at least 14% over a three year performance period and for the RTSR plans, vesting begins to occur proportionately if AWB Limited’s ranking during the three-year perform period reaches the 50th percentile. The share prices is relative to the companies which comprise the S&P/ASX200 Industrial Index.

Of the PRP performance periods which ended during the 2010 financial year, no performance rights vested as the performance hurdles relevant to each plan were not achieved.

Table 7 — Summary of LTI program related to the reporting period (grant date: 1 October 2009)

What is the LTI program?	A long term reward plan where rights over unissued shares in the company are issued to participants on an annual basis. Vesting of performance rights occur if prescribed underlying ROFE performance hurdles are met. On exercise, each performance right entitles the participant to one ordinary share in AWB Limited.

What is the purpose of the LTI program?	To incentivise executives to increase long term shareholder value by aligning their reward with the company’s long term performance.

Who participates in the LTI program?	Senior Executives and other selected executives who occupy positions which have a significant impact on company performance.

What are the LTI award levels?	For the Managing Director, the award level is 800,000 performance rights. For other Senior Executives the award levels range from the equivalent of 55,000 to 340,000 performance rights depending on the individual’s ability to influence shareholder value.

How is reward delivered under the LTI program?	Participants are provided with rights over shares in AWB Limited which become exercisable if the performance of the company exceeds certain Return On Funds Employed (ROFE) hurdles.

Do participants pay for the Performance Rights?	No, there is no fee payable for receiving or exercising performance rights.

What is the performance hurdle?	Underlying Return on Funds Employed (ROFE) over a three-year performance period.

How is ROFE measured?	Underlying ROFE is calculated on the underlying EBIT divided by shareholder funds plus interest bearing debt (underlying results are calculated pre the impact of significant items). This measure ensures management are focused on the efficient use of capital regardless of the source of funds employed (equity/debt). The Board then determines whether the underlying ROFE hurdles have been achieved.

Underlying ROFE Hurdle
(annual average over the performance period)	% of performance rights that vest

Below 6%	Nil
6%	50%
7.50%	60%
9%	70%
10.50%	80%
12.00%	90%
13.50%	100%

Why does the company think the Underlying ROFE hurdle is appropriate?	The Board considered that given the number of unusual external factors impacting the company, it was appropriate for the LTI Program to be based on an internal measure. The Board believed it would be in the company’s best interests if Senior Executives were incentivised to improve the Company’s performance on metrics that they had the ability to positively affect and which still ensured strong alignment to long term share value growth.

What if a Senior Executive ceases employment?	If the rights have vested, the participant has the earlier of 90 days or one year after the last day of the performance period to which the performance right became a vested performance right to exercise their rights.

If the rights have not vested, generally they will lapse. In circumstances of death, redundancy or retirement, some rights may still become exercisable.

In the event of serious misconduct, performance rights lapse on cessation of employment whether vested or not.

What happens in the event of a change in control?	The Board has the discretion to vest performance rights in certain circumstances including change in control.

Does re-testing apply?	No

Is there a policy to prevent hedging?	Yes, the Group’s Share Dealing Guidelines prevent participants of PRPs from entering into any transaction which would have the effect of hedging or otherwise transferring to any other person the risk of any fluctuation of the value of performance rights under the Plan. A copy of the Share Dealing Guidelines is available on the Group’s website. Breach of the Group’s Share Dealing Guidelines would be regarded as a breach of Group policy and may result in disciplinary action against employee up to and including dismissal.

Service Agreements

All Senior Executives have open-ended contracts which may be terminated by AWB at any time with three months notice or payment in lieu of notice. In addition to the notice period, Senior Executives are entitled to a severance allowance of six months (Philip Gentry, Mitch Morison, Graeme Jacobs, and John Russell) or nine months (Gordon Davis) payment of the then current total cost of their remuneration package, excluding incentive payments.

The Board did not approve any changes to the severance payments for any executives.

Retention of key executives

During the 2008 financial year, the Company faced a number of unprecedented challenges. These included the loss of the Single Desk, the opening up of bulk wheat exports to other companies, uncertainty regarding whether the company would be able to reform its dual share structure and the continued threat from several class actions. As a result of these challenges, the Board considered that it would be appropriate and responsible to approve a number of retention mechanisms to ensure that key executives remained with the Company during these uncertain times. The Board approved the retention payments on 5 August 2008.

For Senior Executives the retention mechanisms included providing a retention payment if the individual remains employed by the Company as at 15 December 2009 and 15 December 2010. Details of 2010 retention payments which are included in the Financial Statements on an accruals basis are outlined in the below table. No new retention grants were made in 2010.

Table 8 — Retention payments — 2009 & 2010

	Retention payment	Retention payment
Senior Executive	15 December 2009	15 December 2010

Gordon Davis	$356,250	$356,250
Graeme Jacobs	$200,000	$200,000
Mitch Morison	$125,000	$125,000
Philip Gentry	$150,000	$150,000
John Russell	$150,000	$150,000
Colin Taylor	$150,000	$0
Kate Hughes	$60,000	$0

Managing Director’s remuneration

The following specific arrangements apply to the Managing Director’s remuneration.

Managing Director’s LTI

At the 2009 Annual General Meeting, shareholders approved the grant of Performance Rights to AWB’s Managing Director, Mr Davis. The terms of the Performance Rights granted effective 1 October 2009 are detailed in table 7 and are identical to the rights of other Senior Executives with the exception of the number of rights granted.

In prior years, Mr Davis had been granted with ‘phantom’ share rights, as detailed below:

At the 2002 Annual General Meeting, shareholders were asked to approve a PRP for the Managing Director on similar terms to the plans offered to other eligible senior executives. As shareholder approval for the Managing Director’s plan was not granted, the Board made a decision to link the Managing Director’s reward with long-term company performance by offering the Managing Director a plan mirroring the PRP with the exception that ‘phantom’ share rights would be issued which would be paid in cash subject to meeting or exceeding the necessary performance hurdles. The performance hurdles for the Managing Director are identical to the PRP hurdles. The varying value of the scheme is reflected in the accrual for share based payment column in the table below.

KMP of AWB Limited Group and AWB Limited(1)

Table 9 — Executive Director, KMP and Senior Managers remuneration for the year ended 30 September 2010

							Equity settled	Cash-settled
							share-based	share-based
							payments	payments		% of
	Short-term benefits				Post-Employment benefits		Amortised value	Accrual for		compensation that
	Cash salary		Non-monetary			Retirement	of performance	share-based		is performance-
2010	and fees	Bonus	benefits	Other(2)	Superannuation	Benefits(3)	rights issued	payment	Total	based
	$	$	$	$	$	$	$	$	$

Executive Director
Gordon Davis (Managing Director)	958,354	1,000,000	—	379,686	41,646	—	166,320	478,563	3,024,569	54%
Other KMP and senior managers
Philip Gentry	515,125	330,000	—	161,901	14,646	—	114,275	—	1,135,947	39%
John Russell	419,087	427,500	—	157,944	50,102	—	125,168	—	1,179,802	47%
Mitch Morison	458,716	200,000	—	137,709	16,284	—	113,209	—	925,918	34%
Graeme Jacobs	643,425	300,000	—	234,889	21,686	—	197,834	—	1,397,834	36%
Colin Taylor (resigned 1 April 2010)	258,135	172,500	—	299,256	35,848	499,070	206,878	—	1,471,687	26%
Kate Hughes (resigned 8 January 2010)	110,173	—	—	66,849	9,414	26,758	22,846	—	236,040	83%

Total	3,363,015	2,430,000	—	1,438,234	189,626	525,829	946,530	478,563	9,371,798

(1)	KMP remuneration in this table includes those meeting the definition of KMP under AASB 124 (excluding non-executive directors) as well as the five executives who received the highest remuneration who were not KMP for the year in accordance with the Corporations Act 2001.

(2)	Other remuneration for other key management personnel, includes motor vehicles, housing benefits, retention payments, long service leave provision and other allowances subject to fringe benefits tax.

(3)	Retirement benefits relates to termination payments made during the year.

Key management personnel of AWB Limited Group and AWB Limited(1)

Table 10 — Executive Director, KMP and Senior Managers remuneration for the year ended 30 September 2009

							Equity settled	Cash-settled
							share-based	share-based
							payments	payments
	Short-term benefits				Post-Employment benefits		Amortised value	Accrual for		% of
	Cash salary		Non-monetary			Retirement	of performance	share-based		compensation that
2009	and fees	Bonus	benefits	Other(2)	Superannuation	Benefits(3)	rights issued	payment	Total	is performance-based
	$	$	$	$	$	$	$	$	$

Executive Director
Gordon Davis (Managing Director)	912,326	280,000	—	359,790	87,674	—	—	(189,360)	1,450,430	6%
Other KMP and senior managers
Philip Gentry	518,949	138,600	—	156,188	13,924	—	58,142	—	885,803	22%
John Russell	381,868	59,850	—	155,885	87,962	—	77,351	—	762,916	18%
Mitch Morison	459,302	79,800	—	144,027	15,699	—	67,234	—	766,062	19%
Graeme Jacobs	564,903	132,300	—	240,691	100,396	—	127,148	—	1,165,438	22%
Kate Hughes	323,345	51,450	—	61,354	26,655	—	22,846	—	485,650	15%
Colin Taylor	469,247	109,713		170,609	96,740	—	160,570	—	1,006,879	27%
Piero Ravano	593,389	2,287,806	—	—	42,626	—	—	—	2,923,821	78%

Total	4,223,329	3,139,519	—	1,288,544	471,676	—	513,291	(189,360)	9,446,999

(1)	KMP remuneration in this table includes those meeting the definition of KMP under AASB 124 (excluding non-executive directors) as well as the five executives who received the highest remuneration who were not KMP for the year in accordance with the Corporations Act

(20	Other remuneration for other key management personnel, includes motor vehicles, housing benefits, retention payments, long service leave provision and other allowances subject to fringe benefits tax.

(3)	Retirement benefits relates to termination payments made during the year.

REMUNERATION REPORT (AUDITED)
Table 11 — Factors and assumptions used in determining the fair value of equity settled performance rights on grant date

		Fair value per
		performance		Price of shares	Estimated	Risk-free	Dividend
Grant date	Expiry date (i)	right	Exercise price (ii)	on grant date	volatility	interest rate	yield

1 October 2003	1 October 2007	$3.01	$1.00	$3.90	13%	5.30%	6.40%
1 October 2004	1 October 2008	$3.63	$1.00	$4.54	18%	5.40%	5.50%
30 June 2006	30 June 2010	$2.73 *	$1.00	$4.33	24%	6.15%	5.93%
1 October 2006	1 October 2010	$1.90	$0	$3.38	29%	6.06%	5.90%
1 October 2007	1 October 2011	$1.77	$0	$2.57	37%	6.34%	3.29%
1 October 2008	1 October 2012	$2.09	$0	$2.97	50%	5.24%	5.12%
1 October 2009	1 October 2013	$1.08	$0	$1.25	**	**	**

*	Represents weighted average share price

**	The basis for valuation of the performance rights has changed to a ROFE performance hurdle. The table below contains the valuer’s estimation of the likelihood of passing the hurdles.

Underlying ROFE Hurdle (annual average over the	% of Performance
performance period)	Rights that vest	Probability

Below 6%	Nil	27.9%
6%	50%	13.9%
7.50%	60%	15.0%
9%	70%	14.1%
10.50%	80%	11.4%
12%	90%	8.1%
13.50%	100%	9.5%

2010

Table 12 — Performance rights granted to KMP

	Number of rights
KMP	granted	Exercise price	Expiry date

Gordon Davis	800,000	$0	1 October 2013
Philip Gentry	270,000	$0	1 October 2013
John Russell	230,000	$0	1 October 2013
Mitch Morison	230,000	$0	1 October 2013
Graeme Jacobs	340,000	$0	1 October 2013
Kate Hughes	—	$0	1 October 2013
Colin Taylor	270,000	$0	1 October 2013

2009

Table 13 — Performance rights granted to KMP

	Number of rights
KMP	granted	Exercise price	Expiry date

Gordon Davis	336,700	$0	1 October 2012
Philip Gentry	111,111	$0	1 October 2012
Mitch Morison	95,960	$0	1 October 2012
Graeme Jacobs	141,414	$0	1 October 2012
Kate Hughes	35,354	$0	1 October 2012
Colin Taylor	116,162	$0	1 October 2012
John Russell	191,919	$0	1 October 2012

Options and rights held by KMP

Table 14 — Options and rights held by KMP

						Vested and
	Held at 1 October	Granted during	Exercised during	Lapsed during	Held at	exercisable as at
Rights holdings	2009	the year	the year	the year	30 September 2010	30 September 2010

Gordon Davis	965,224	800,000	—	—	1,765,224	—
Philip Gentry	151,967	270,000	—	—	421,967	—
John Russell	191,919	230,000	—	—	421,919	—
Mitch Morison	170,779	230,000	—	—	400,779	—
Graeme Jacobs	348,058	340,000	—	—	688,058	—
Kate Hughes	60,417	—	—	60,417	—	—
Colin Taylor	403,581	270,000	—	456,420	217,161	—

The accounting value of the senior executives’ performance rights that were granted, exercised and lapsed in the 2010 financial year is detailed in Table 15. As these values represent accounting values, the executive may not actually receive these amounts.

The value of lapsed performance rights is based on accounting value. This value is included to address our reporting obligations only. Where these instruments lapse, there is no benefit at all to the executive, and therefore no transfer of any equity or equity-related instrument.

Table 15 — Value of performance rights holdings

	Granted during the	Granted as % of	Exercised during	Lapsed during
Rights holdings	year(i)	total remuneration	the year	the year

Gordon Davis	$864,000	29%	—	—
Philip Gentry	$291,600	26%	—	—
John Russell	$248,400	21%	—	—
Mitch Morison	$248,400	27%	—	—
Graeme Jacobs	$367,200	26%	—	—
Kate Hughes	$0	—	—	$70,688
Colin Taylor	$291,600	20%	—	$433,599

(i)	Amounts granted during the year are amortised over four years.

Shares issued on exercise of performance rights

During or since the end of the financial year, the company issued ordinary shares as a result of the exercise of performance rights as follows:

Table 16 — Shares issued on exercise of performance rights

Amount paid on
each exercise of
Number of shares	performance rights

0	$0.00

Group performance

Our remuneration policy links the remuneration of executives and the wider employee population with short term and long term performance. The Nomination & Remuneration Committee approves the overall share of profit distributed to employees based on the Group’s performance.

The total return to an investor over a given period consisted of the combination of dividends paid and the movement in market value of their shares over that period.

The closing share price on the ASX of AWB Limited securities on 30 September 2010 was $1.48. AWB Limited’s highest and lowest share prices in the year ended 30 September 2010 were $1.49 (20 August 2010) and $0.87 (26 March 2010) respectively.

In addition to TSR, company performance is also reflected in the movement in the company’s earnings per share. Table 17 shows AWB Limited’s basic earnings per share (EPS) history for the past five years.

Table 17 — AWB Limited’s Basic EPS history for past five years

	Year ended	Year ended	Year ended	Year ended	Year ended
	30 September 2010	30 September 2009	30 September 2008	30 September 2007	30 September 2006

Share price ($)	1.48	1.28	2.78	2.46	3.27
Total dividends paid during the year per share (cents)	—	5.0	8.0	8.0	29.0
Basic earnings per share (cents)	(6.4)	(69.6)	17.6	7.8	16.8

Earnings performance

Earnings performance over the last five years is represented by profit/(loss) attributable to AWB Limited shareholders and is detailed in Table 18.

Table 18 — AWB Limited’s earnings performance over the last five years

Profit/(loss) after tax attributable to
Financial year	members of the AWB Group
$’000

2010	(54,919)
2009	(250,824)
2008	60,272
2007	27,145
2006	58,140

Auditor’s Independence Declaration to the Directors of AWB Limited

In relation to our audit of the financial report of AWB Limited for the financial years ended 30 September 2010 and 30 September 2009, to the best of my knowledge and belief, there have been no contraventions of the auditor independence requirements of the Corporations Act 2001 or any applicable code of professional conduct.

Ernst & Young

T M Dring
Partner
Melbourne

29 November 2010

Liability limited by a scheme approved
under Professional Standards Legislation

AWB LIMITED

INCOME STATEMENT
FOR THE YEAR ENDED 30 SEPTEMBER 2010

			Consolidated
Continuing operations	Notes		2010	2009
			$’000	$’000

Revenue	2	(a)	5,544,252	6,269,071
Cost of sales			(5,136,910)	(6,021,329)

Gross profit/(loss) from continuing operations			407,342	247,742
Finance revenue	2	(b)	42,418	77,069
Finance costs	2	(c)	(45,414)	(86,077)
Other income	2	(d)	22,663	135,505
Other expenses	2	(e)	(426,598)	(538,880)
Share of profit/(loss) of equity accounted investments	11	(b)	12,780	8,826

Profit/(loss) from continuing operations before income tax			13,191	(155,815)
Income tax (expense)/benefit	3		580	12,767

Net profit/(loss) for the period from continuing operations			13,771	(143,048)

Discontinued operations
Net loss from discontinued operations after income tax	4		(64,827)	(104,922)

Net profit/(loss) for the period			(51,056)	(247,970)

Profit attributable to non controlling interest			3,863	2,854
Profit/(loss) attributable to members of the parent	22	(b)	(54,919)	(250,824)

Earnings per share for profit/(loss) from continuing operations:
Basic earnings per share (cents)	38		1.7	(41.0)
Diluted earnings per share (cents)	38		1.7	(41.0)
Earnings per share for profit/(loss):
Basic earnings per share (cents)	38		(6.4)	(69.6)
Diluted earnings per share (cents)	38		(6.4)	(69.6)

The above statements should be read in conjunction with the accompanying notes

AWB LIMITED

STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Consolidated
	2010	2009
	$’000	$’000

Net profit/(loss) for the period attributable to the Group	(54,919)	(250,824)
Other comprehensive income
Net fair value gains/(loss) on available-for-sale financial assets	(789)	(1,809)
Acquisition of remaining interest in subsidiary reserve	—	(80)
Foreign currency translation	(11,737)	(26,196)
Income tax on items of other comprehensive income	(2,391)	(1,795)

Other comprehensive income for the period, net of tax	(14,917)	(29,880)

Total comprehensive income for the period attributable to the Group	(69,836)	(280,704)

Total comprehensive income for the period is attributable to:
Non controlling interest	3,796	3,381
Members of the parent	(73,632)	(284,085)

Total comprehensive income for the period attributable to the Group	(69,836)	(280,704)

The above statements should be read in conjunction with the accompanying notes

AWB LIMITED

BALANCE SHEET
AS AT 30 SEPTEMBER 2010

			Consolidated
	Notes		2010	2009
			$’000	$’000

ASSETS
Current assets
Cash and cash equivalents	5		111,852	296,797
Loans and advances	6		912,430	2,018,423
Inventories	7		464,674	299,513
Derivative financial instruments	34		172,015	142,381
Other assets	8		97,398	73,141
Income tax receivable			4,323	19,708
Assets of disposal group classified as held for sale	4		127,032	214,706

Total current assets			1,889,724	3,064,669

Non-current assets
Loans and advances	9		22,520	1,256,478
Derivative financial instruments	34		24,211	34
Available-for-sale financial assets	10		4,777	5,069
Investments accounted for using the equity method	11		59,107	53,635
Intangible assets	12		450,387	421,969
Property, plant and equipment	13		129,054	157,717
Deferred income tax assets	14		115,642	103,052

Total non-current assets			805,698	1,997,954

Total Assets			2,695,422	5,062,623

LIABILITIES
Current liabilities
Trade and other payables	15		569,845	432,234
Interest-bearing loans and borrowings	16	(a)	650,825	3,405,120
Provisions	17		28,443	39,425
Derivative financial instruments	34		55,891	81,212
Other liabilities	18		6,125	1,128
Liabilities directly associated with the assets classified as held for sale	4		72,682	182,847

Total current liabilities			1,383,811	4,141,966

Non-current liabilities
Interest-bearing loans and borrowings	16	(a)	1,404	—
Provisions	19		3,146	2,641
Derivative financial instruments	34		7,281	845
Deferred income tax liabilities	20		23,153	12,225

Total non-current liabilities			34,984	15,711

Total Liabilities			1,418,795	4,157,677

Net assets			1,276,627	904,946

EQUITY
Contributed equity	21	(a)	1,444,464	1,000,067
Reserves	22	(a)	(19,869)	(8,186)
Retained profits/(losses)	22	(b)	(156,846)	(101,927)
Total parent entity interest			1,267,749	889,954
Non controlling interest	23		8,877	14,992

Total Equity attributable to the Group			1,276,626	904,946

The above statements should be read in conjunction with the accompanying notes

AWB LIMITED

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 30 SEPTEMBER 2010

		Consolidated
	Notes	2010	2009
		$’000	$’000

Cash flows from operating activities
Receipts from customers		6,924,570	7,264,902
Payments to suppliers and employees		(6,931,178)	(6,784,963)
Borrowing costs paid		(133,559)	(268,489)
Dividends received		246	1,262
Income tax refund received		20,737	574
Income taxes paid		(13,828)	(76,818)
Interest received		128,302	284,774

Net cash flows from/(used in) operating activities	24	(4,710)	421,242

Cash flows from investing activities
Payments for property, plant and equipment		(41,765)	(44,378)
Payments for intangible assets		(19,459)	(9,820)
Proceeds from sale of property, plant and equipment		46,811	6,264
Proceeds from sale of intangible assets		—	7
Proceeds from sale of investments		7,659	992
Payment for controlled entities (net of cash acquired)		—	(1,347)
Proceeds from sale of loan book		2,204,909	—

Net cash flows from/(used in) investing activities		2,198,155	(48,282)

Cash flows from financing activities
Proceeds from issues of ordinary shares		439,666	16,527
Proceeds from/(repayment of) borrowings from related party (AWB
National Pools)		(420,148)	(360,150)
Proceeds from/(repayment of) borrowings from wholly-owned group		—	—
Proceeds from/(repayment of) borrowings		(2,239,232)	(260,835)
Proceeds from/(repayment of) interest bearing deposits		(308,959)	(101,403)
Dividends paid		—	(17,590)
Receipts — grower payment products		172,463	132,668
Payments — grower payment products		(166,014)	(139,208)
Repayments of grower loans		203,308	421,540
Loans advanced to growers		(153,128)	(261,919)
Repayment of customer loans		949,871	2,425,707
Loans advanced to customers		(868,268)	(2,468,011)

Net cash flows from/(used in) financing activities		(2,390,441)	(612,674)

Net increase/(decrease) in cash held		(196,996)	(239,714)
Cash at the beginning of the financial year		311,942	551,656

Cash at the end of the financial year	5	114,946	311,942

The above statements should be read in conjunction with the accompanying notes

AWB LIMITED

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 30 SEPTEMBER 2010

	Attributable to equity holders of the parent
				Foreign
			Staff share plan	currency
	Issued	Retained	reserves equity	translation	Other		Non-controlling	Total
CONSOLIDATED	capital	earnings	component	reserve	reserves	Total	interest	equity
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

At 1 October 2008	983,540	170,865	8,983	(16,068)	20,573	1,167,893	3,288	1,171,181
Currency translation differences	—	—	—	(29,060)	—	(29,060)	527	(28,533)
Available-for-sale revaluation	—	—	—	—	(1,267)	(1,267)	—	(1,267)
Acquisition of remaining interest in subsidiary reserve	—	—	—	—	(80)	(80)	—	(80)
Appropriation to general legal reserve	—	(4,378)	—	—	4,378	—	—	—

Total income and expense for the period recognised directly in equity	—	(4,378)	—	(29,060)	3,031	(30,407)	527	(29,880)
Profit/(loss) for the period	—	(250,824)	—	—	—	(250,824)	2,854	(247,970)

Total comprehensive income and expense for the period	—	(255,202)	—	(29,060)	3,031	(281,231)	3,381	(277,850)
Issue of share capital	16,527	—	—	—	—	16,527	8,355	24,882
Equity dividends	—	(17,590)	—	—	—	(17,590)	(32)	(17,622)
Share-based payments	—	—	4,355	—	—	4,355	—	4,355

At 30 September 2009	1,000,067	(101,927)	13,338	(45,128)	23,604	889,954	14,992	904,946

At 1 October 2009	1,000,067	(101,927)	13,338	(45,128)	23,604	889,954	14,992	904,946
Currency translation differences	—	—	—	(14,297)	—	(14,297)	(67)	(14,364)
Available-for-sale revaluation	—	—	—	—	(553)	(553)	—	(553)
Acquisition of remaining interest in subsidiary reserve	—	—	—	—	—	—	—	—
Appropriation to general legal reserve	—	—	—	—	—	—	—	—

Total income and expense for the period recognised directly in equity	—	—	—	(14,297)	(553)	(14,850)	(67)	(14,917)
Profit/(loss) for the period	—	(54,919)	—		—	(54,919)	3,863	(51,056)

Total comprehensive income and expense for the period	—	(54,919)	—	(14,297)	(553)	(69,769)	3,796	(65,973)
Issue of share capital	444,397	—	—	—	—	444,397	(9,911)	434,486
Equity dividends	—	—	—	—	—	—	—	—
Share-based payments	—	—	3,167	—	—	3,167	—	3,167

At 30 September 2010	1,444,464	(156,846)	16,505	(59,425)	23,051	1,267,749	8,877	1,276,626

The above amounts are net of tax where applicable

The above statements should be read in conjunction with the accompanying notes

AWB LIMITED

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2010

AWB LIMITED

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 30 SEPTEMBER 2010

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of preparation

The financial report is a general purpose financial report which has been prepared in accordance with Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and the Corporations Act 2001. The financial report has also been prepared on a historical cost basis, except for derivative financial instruments, available-for-sale investments, inventories held in commodity broker-trader arrangements and fixed rate loans which have been measured at fair value.

The financial report is presented in Australian dollars and all values are rounded to the nearest thousand dollars ($000) unless otherwise stated under the option available to the company under ASIC Class Order 98/100.

Compliance with IFRS

The financial report complies with Australian Accounting Standards and International Financial Reporting Standards (IFRS).

This annual financial report is prepared in accordance with Australian equivalents to International Financial Reporting Standards (AIFRS) which differ in some respects from Canadian GAAP (as set out in note 43 in the financial report).

Critical accounting estimates

The preparation of financial statements in conformity with Australian Accounting Standards requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note (1ab).

This report was authorised for issue on 29 November 2010 in accordance with a resolution of the directors.

(b)	Basis of consolidation

The consolidated financial statements comprise the financial statements of AWB Limited and its subsidiaries (‘the Group’) (as outlined in Note 36).

The financial statements of subsidiaries are prepared for the same reporting period as the parent company with the exception of AWB India Private Limited (reporting date 31 March) and AWB Brasil Trading SA (reporting date 31 December). AWB India Private Limited and AWB Brasil Trading SA prepare, for consolidation purposes, additional financial statements as of the same date as the financial statements of AWB Limited.

Consistent accounting policies have been applied to subsidiaries.

In preparing the consolidated financial statements, all intercompany balances and transactions, including unrealised profits arising from intra-group transactions, have been eliminated in full.

Subsidiaries are consolidated from the date on which control is transferred to the Group and cease to be consolidated from the date on which control is transferred out of the Group. Where there is loss of control of a subsidiary, the consolidated financial statements include the results for the part of the reporting period which AWB Limited has control.

Investments in subsidiaries held by AWB Limited are accounted for at cost in the separate financial statements of the parent entity.

Interests in associates are equity accounted (see Note 1(d) below).

AWB Pools

The Group operates grain pools on behalf of growers and has legal title over the pool inventory, however, the majority of the risks and benefits associated with the pools, principally price risk and benefit, together with credit risk, are attributable to growers. As a result, pool inventory and other related balances held by the Group on behalf of growers are not recognised in the Group’s financial statements. Separate financial records are maintained for these grain pools.

(c)	Comparatives

Except for the restatement discussed below, comparative data has been presented on a consistent basis with the prior reporting period, unless classification of items in the financial report have been amended, in which case comparative amounts have been reclassified.

(d)	Investment in associates

The Group’s investment in its associates are accounted for under the equity method of accounting in the consolidated financial statements and at cost in the parent. The associates are entities over which the Group has significant influence and which are neither subsidiaries nor joint ventures.

The financial statements of the associates are used by the Group to apply the equity method. Both use consistent accounting policies.

The investment in associates is carried in the consolidated balance sheet at cost plus post-acquisition changes in the Group’s share of net assets of the associates, less any impairment in value. The consolidated income statement reflects the Group’s share of the results of operations of the associates. Dividends receivable from associates are recognised in the parent entity’s income statement, while in the consolidated financial statements they reduce the carrying amount of the investment.

Where there has been a change recognised directly in the associate’s equity, the Group recognises its share of any changes and discloses this, when applicable, in the consolidated statement of changes in equity.

(e)	Joint ventures

Jointly controlled assets

The Group has an interest in a joint venture that is classified as jointly controlled assets The Group recognises its interest in the jointly controlled assets by recognising its interest in the assets and liabilities of the joint venture. The Group also recognises the expenses that it incurs and its share of the income that it earns from the sale of goods or services by the joint venture.

Joint venture entities

The interest in a joint venture partnership is accounted for in the consolidated financial statements using the equity method and is carried at cost by the parent entity. Under the equity method, the share of the profits or losses of the partnership is recognised in the income statement, and the share of movements in reserves is recognised in reserves in the consolidated balance sheet.

(f)	Foreign currency translation

Functional and presentation currency

Both the functional and presentation currency of AWB Limited and its Australian subsidiaries is Australian dollars ($). The consolidated financial statements are presented in Australian dollars. The Group’s offshore subsidiaries use the functional currencies of the primary economic environment in which the entity operates (‘the functional currency’), this is primarily United States dollars.

Transactions and balances

Foreign currency transactions are initially recorded in the functional currency by applying the exchange rates ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when fair value was determined.

Group companies

The results and financial position of all the Group’s entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for balance sheet presented are translated at the closing rate at the date of that balance sheet;

•	income and expenses for each income statement are translated at average exchange rates; and

•	exchange variations resulting from translation are recognised in the foreign currency translation reserve in equity.

Group entities that have a different functional currency from the presentation currency are:

•	AWB Geneva SA (United States dollars);

•	AWB Brasil Trading Ltda (United States dollars);

•	AWB Uruguay Trading SA (United States dollars);

•	AWB Ukraine LLC (United States dollars);

•	AWB USA Limited (United States dollars);

•	AWB India Private Limited (Indian rupees);

•	AWB Krishi Suvida Parisar (Kota) Private Limited (Indian rupees);

•	AWB Krishi Upaaj Vipnan Parisar (Talera) Private Limited (Indian rupees); and

•	AWB Mauritius Private Ltd (United States dollars).

On disposal of a foreign entity, the deferred cumulative amount recognised in equity relating to that particular foreign operation is recognised in the income statement.

(g)	Property, plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation and any impairment losses.

Depreciation is calculated on a straight-line basis at the following rates:

•	Land — not depreciated;

•	Buildings — 2%;

•	Leasehold improvements — 7% to 50%; and

•	Plant and equipment — 5% to 33%.

Depreciation rates are determined using the estimated useful life of assets as follows:

•	Buildings 50 years;

•	Leasehold improvements 2 to 14.3 years; and

•	Plant and equipment 3 to 20 years.

The assets’ residual values, useful lives and amortisation methods are reviewed, and adjusted if appropriate, at each financial year end.

Impairment

The carrying values of non current assets are tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. If any indication of impairment exists, the assets or cash-generating units are written down to their recoverable amount.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in the consolidated income statement in the period the item is derecognised.

(h)	Goodwill

Goodwill acquired in business combinations is initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill is not amortised but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units. Units to which the goodwill is allocated are:

•	Landmark

•	Landmark Copeland Medway Pty Ltd;

•	Genfarm

•	Temora Grains Pty Ltd; and

•	Stocklease Pty Ltd.

Impairment is determined by assessing the recoverable amount of the cash-generating unit, to which the goodwill relates. AWB Limited performs its impairment testing during September each year or as need be using a value in use, discounted cash flow methodology. Further details on the methodology and assumptions used are outlined in note 12.

When the recoverable amount of the cash-generating unit is less than the carrying amount, an impairment loss is recognised. Impairment losses recognised are not subsequently reversed.

(i)	Intangible assets

Acquired both separately and from a business combination

Intangible assets acquired separately or in a business combination are initially measured at cost. The cost of an intangible asset acquired in a business combination is its fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Internally generated intangible assets, excluding capitalised system development costs, are not capitalised and expenditure is recognised in the income statement in the year in which the expenditure is incurred. System development costs are capitalised when they are expected to produce future economic benefits.

The useful lives of intangible assets are assessed to be either finite or indefinite. Other than goodwill, all of AWB Limited’s intangible assets are assessed to have finite useful lives. Intangible assets with finite lives are amortised over the useful life and tested for impairment when there is an indication that the intangible asset may be impaired. The amortisation period and method for an intangible with a finite life is reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for prospectively by changing the amortisation period or method, as appropriate, which is a change in accounting estimate.

Intangible assets with finite useful lives are amortised as follows:

•	Licences 7 to 10 years; and

•	System development costs 2.5 to 5 years.

(j)	Investments

Investments in controlled entities are held at cost in AWB Limited’s balance sheet.

Available-for-sale investments, principally equity securities, are initially recognised at fair value plus directly attributable transaction costs.

After initial recognition, available-for-sale investments are measured at fair value with gains or losses recognised as a separate component of equity until the investment is derecognised or determined to be impaired, at which time the cumulative gain or loss previously reported in equity is included in the income statement.

For investments that are actively traded in organised financial markets, fair value is determined by reference to quoted market bid prices at the close of business on the balance sheet date.

For investments where there is no quoted market price, fair value is determined by reference to the current market value of another instrument which is substantially the same.

(k)	Inventories

Inventories, other than those held as a commodity broker-trader are valued at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

AWB grain acquisition and trading activities are conducted as a commodity broker-trader, where inventories are acquired principally for the purpose of selling in the near future and generating a profit from fluctuations in price or broker-traders’ margin. Grain acquisition and trading inventories are measured at fair value less costs to sell with changes in fair value less costs to sell recognised in the consolidated income statement.

Biological assets

Biological assets are dairy cattle held by the group for the production of meat. Dairy cattle is measured at cost on initial recognition and at fair value less estimated point of sale cost on each reporting date. Costs to sell include all costs that would be necessary to sell the dairy cattle. Changes in the fair value less costs to sell of dairy cattle and sheep are recognised in the income statement in the year they arise.

(l)	Loans and advances

Trade receivables

Trade receivables, which generally have 30-day terms, are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less an allowance for credit impairment.

An estimate for provision for impairment is made when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. Bad debts are written off when identified.

Loans and advances

Loans and advances are non derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money or goods or services directly to a debtor with no intention of selling the receivable. Loans and advances on variable rate terms are initially recognised at fair value plus transaction costs that are directly attributable to the issue of the loan or advance. They are subsequently measured at amortised cost using the effective interest method. Refer to Note 1(ad) for the accounting policy in relation to loans and advances on fixed rate terms. Loans and advances are derecognised when the rights to receive cash flows have expired or the group has transferred substantially all the risks and rewards of ownership.

Impairment of loans and advances

If there is objective evidence that an impairment loss on loans and advances carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the assets is reduced either directly or through use of an allowance account. The amount of the loss is recognised in the income statement.

The Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If it is determined that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, the asset is included in a group of financial assets with similar credit risk characteristics and that group of financial assets is collectively assessed for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognised are not included in a collective assessment of impairment.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed. Any subsequent reversal of an impairment loss is recognised in profit or loss, to the extent that the carrying value of the asset does not exceed its amortised cost at the reversal date.

(m)	Cash and cash equivalents

Cash and cash equivalents in the balance sheet comprise cash at bank and on hand and short-term deposits with an original maturity of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

For the purposes of the cash flow statements, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts. Bank overdrafts are included within interest bearing loans and borrowings on the balance sheet.

(n)	Interest bearing loans and borrowings

All loans and borrowings are initially recognised at the fair value of the consideration received less directly attributable transaction costs.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. Fees paid for the establishment of loan facilities that are yield related are included as part of the carrying amount of the loans and borrowings, and amortised over the life of the loan.

Borrowing costs

Borrowing costs are recognised as an expense when incurred. AWB Limited does not currently hold qualifying assets but, if it did, the borrowing costs directly associated with these assets would be capitalised (including other associated costs directly attributable to the borrowing and temporary investment income earned on the borrowing).

(o)	Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. All provisions are expected to be settled within the next 12 months, as such they have not been discounted, except for long service leave provisions. Refer note p(ii).

(p)	Employee benefits

(i) Wages, salaries, annual leave and sick leave

Liabilities for wages and salaries, including non-monetary benefits and annual leave expected to be settled within 12 months of the reporting date are recognised in respect of employees’ services up to the reporting date. They are measured at the amounts expected to be paid when the liabilities are settled. Expenses for non-accumulating sick leave are recognised when the leave is taken and are measured at the rates paid or payable.

(ii) Long service leave

The liability for long service leave is recognised and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures, and periods of service. Expected future payments are discounted using market yields at the reporting date on national government bonds with terms to maturity and currencies that match, as closely as possible, the estimated future cash outflows.

(iii) Retirement benefit obligations

For defined contribution plans, the Group has no further payment obligations once the contributions have been paid. The contributions are expensed as they fall due.

(q)	Share-based payment transactions

The Group provides benefits to its employees in the form of share-based payments, whereby employees render services in exchange for shares or rights over shares (equity-settled transactions).

The cost of equity-settled transactions with employees is measured by reference to the fair value of the equity instrument at the date at which they are granted.

The cumulative expense recognised for equity-settled transactions at each reporting date until vesting date reflects:

(i)	the extent to which the vesting period has expired; and

(ii)	the number of performance rights that, in the opinion of the directors of the Group, will ultimately vest. This opinion is formed based on the best available information at balance date.

No expense is recognised for performance rights that do not ultimately vest, except for awards where vesting is conditional upon a market condition. The dilutive effect, if any, of outstanding performance rights is reflected as additional share dilution in the computation of earnings per share.

(r)	Income tax

Deferred income tax is provided on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognised for all taxable temporary differences:

•	except where the deferred income tax liability arises from the initial recognition of an asset or liability on a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, except where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognised for all deductible temporary differences, carry-forward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax assets and unused tax losses can be utilised:

•	except where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability on a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are only recognised to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Income taxes relating to items recognised directly in equity are recognised in equity and not in the income statement.

Tax consolidation

The company is the head entity in the tax-consolidated group comprising all the Australian wholly-owned subsidiaries set out in note 36. The implementation date for the tax-consolidated group was 1 October 2003.

The head entity, AWB Limited and the controlled entities in the tax-consolidated group continue to account for their own current and deferred tax amounts. The Group has applied the group allocation approach in determining the appropriate amount of current taxes and deferred taxes to allocate to members of the tax-consolidated group.

In addition to its own current and deferred tax amounts, AWB Limited also recognises the current tax liabilities (or assets) and the deferred tax assets arising from unused tax losses and unused tax credits assumed from controlled entities in the tax-consolidated group.

Assets or liabilities arising under tax funding agreements with the tax consolidated entities are recognised as amounts receivable or payable to other entities in the Group. Any difference between the amounts assumed and amounts receivable or payable under the tax funding agreement are recognised as a contribution to (or distribution from) wholly-owned tax consolidated entities.

Other taxes

Revenues, expenses and assets are recognised net of the amount of GST except:

•	when the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognised as part of the cost of acquisition of the asset or as part of the expense item as applicable; and

•	receivables and payables, which are stated with the amount of GST included.

The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables on the balance sheet.

(s)	Derivative financial instruments

The Group uses derivative financial instruments to economically hedge its risk associated with foreign currency, interest rate and commodity price risk. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and subsequently remeasured to fair value. Where hedge accounting is not applied these instruments are classified as held for trading as required by AASB 139 Financial Instruments: Recognition and Measurement.

The fair value of forward exchange contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles. The fair value of interest rate swap contracts is determined by reference to market values for similar instruments. The fair value of forward freight agreements, forward purchases and forward sales of inventory is determined by reference to market values for similar instruments. The fair value of physical freight contracts is determined by reference to quoted prices.

Derivatives outstanding at balance date are valued at the rates ruling on that date and any gains or losses are brought to account in the income statement.

Changes in the fair value of any derivatives instruments are recognised immediately in the income statement.

(t)	Discontinued operations

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be held for sale, if earlier. When an operation is classified as a discontinued operation, the comparative income statement is re-presented as if the operation had been discontinued from the start of the comparative period. Assets and liabilities classified as discontinued are measured at the lower of carrying amount and fair value less costs to sell. Refer Note 4 for details on discontinued operations.

(u)	Leases

Leases where the lessor retains substantially all the risks and benefits of ownership of the assets are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same bases as the lease income.

Operating lease payments are recognised as an expense in the income statement on a straight-line basis over the lease term.

Finance leases, which transfer to the Group substantially all the risk and benefits incidental to ownership of the leased item, are capitalised at the inception of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability.

Finance charges are recognised as an expense in profit and loss. Capitalised leased assets are depreciated over the shorter of the estimated useful life of the asset and the lease term if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term.

(v)	Revenue recognition and other income

Revenues are measured at fair value of the consideration received or receivable to the extent it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured.

Sales

Revenue from sales made on commercial terms is recognised when title for the commodity transfers to the customer. In the case of export sales, the bill of lading (shipment) date is taken as the transaction date unless title is to pass at a materially different time.

Service and commission revenue

Service and commission revenue charged on a range of business services are a fee for the service of providing rural merchandise and fertiliser, agronomy services, livestock and wool marketing services, insurance, real estate marketing services and financial products. Service and commission revenue are recognised according to when the costs of providing the services are incurred.

Interest revenue

Interest revenue is recognised as it accrues using the effective interest rate method. The accrual of income is suspended on accounts which are impaired.

Dividends

Dividend revenue is recognised when the Group’s right to receive the payment is established.

Customer loyalty program

Award credits are accounted for separately by allocating the fair value of the consideration across the components of the sale.

Underwriting fee

The underwriting fee charged on loan products is a fee for the service of providing a non-recourse loan. Underwriting fee revenue is recognised on a basis consistent with the pattern of the incidence of risk covered by the service provided.

Sale of non-current assets

The gain or loss on the sale of non-current assets is included as other income at the date control of the asset passes to the buyer, usually when an unconditional contract of sale is signed. The gain or loss on disposal is calculated as the difference between the carrying amount of the asset at the time of disposal and the net proceeds on disposal.

Rental income

Rental income from sub-lease of offices is accounted for on a straight-line basis over the lease term. Contingent rental income is recognised as income in the periods in which it is earned. Lease incentives granted are recognised as an integral part of the total rental income.

(w)	Trade and other payables

Trade and other payables are carried at amortised cost and due to their short term nature they are not discounted. The amounts are unsecured and typically paid within 30 days of recognition.

(x)	Finance costs

Borrowing costs are recognised as an expense when incurred. AWB Limited does not currently hold qualifying assets but, if it did, the borrowing costs directly associated with these assets would be capitalised (including other associated costs directly attributable to the borrowing and temporary investment income earned on the borrowing).

(y)	Contributed equity

Ordinary share capital is recognised at the fair value of the consideration received by AWB Limited. Any transaction costs arising on the issue of ordinary shares are recognised directly in equity as a reduction of the share proceeds received.

(z)	Earnings per share

Basic earnings per share is calculated as net profit/(loss) attributable to members of the parent, adjusted to exclude costs of servicing equity (other than dividends), divided by the weighted average number of ordinary shares, adjusted for any bonus element.

Diluted earnings per share is calculated as the net profit/(loss) attributable to members, adjusted for:

•	costs of servicing equity (other than dividends);

•	the after-tax effect of dividends and interest associated with dilutive potential ordinary shares that have been recognised as expenses; and

•	other non-discretionary changes in revenues and expenses during the period that would result from the dilution of potential ordinary shares divided by the weighted average number of ordinary shares and dilutive potential ordinary shares, adjusted for any bonus element.

(aa)	New accounting standards and interpretations

The Group has adopted the following new and amended Australian Accounting Standards as of 1 October 2009:

     (i) AASB 101 (revised 2007) Presentation of Financial Statements

The revised Standard separates owner and non-owner changes in equity. The statement of changes in equity includes only details of transactions with owners, with no owner changes in equity presented in a reconciliation of each component of equity and included in the new statement of comprehensive income. The statement of comprehensive income presents all items of recognised income and expenses, either in one single statement, or in two linked statements. The group has elected to present two statements.

     (ii) AASB 8 Segment Reporting

AASB 8 requires the Group to report segments based on information that is internally provided to the Board of Directors and the management team who are the Group’s chief operating decision makers.

Management has assessed the reportable segments and determined that there will not be significant changes to the segments previously reported under AASB 114 Segment Reporting.

     (iii) AASB 127 (revised 2008) Consolidated and Separate Financial Statements

The revised Standard requires that a change in the ownership interest of a subsidiary (without a change in control) is to be accounted for as a transaction with owners in their capacity as owners. Therefore such transactions will no longer give rise to goodwill, nor will they give rise to a gain or loss in the statement of comprehensive income. Furthermore, the revised Standard changes the accounting for losses incurred by a partially owned subsidiary as well as the loss of control of a subsidiary. These changes will affect future acquisitions, changes in, and loss of control of, subsidiaries and transactions with non-controlling interests.

     (iv) AASB 2008-1 Amendments to Australian Accounting Standard — Share-based Payments: Vesting Conditions and Cancellations.

The amendments clarify the definition of ‘vesting conditions’, introducing the term ‘non-vesting conditions’ for conditions other than vesting conditions as specifically defined and prescribe the accounting treatment of an award that is effectively cancelled because a non-vesting condition is not satisfied. The Group has share-based payment arrangements. The adoption of this amendment did not have any impact on the financial position or the performance of the Group.

     (v) AASB 3 (revised) Business Combinations (Applicable reporting period beginning 1 October 2009)

The revised standard introduces a number of changes to the accounting for business combinations, the most significant of which allows entities a choice for each business combination entered into — to measure a non-controlling interest in the acquiree either at its fair value or at its proportionate interest in the acquiree’s net assets. This choice will effectively result in recording goodwill to 100% of the business (applying the fair value option) or recognising goodwill relating to the percentage interest acquired. These changes have been applied prospectively and the adoption of these amendments did not have any impact on the financial position or the performance of the group.

     (vi) AASB 2008-7 Amendments to International Financial Reporting Standards — Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate (Applicable reporting period beginning 1 October 2009)

The distinction between pre- and post-acquisition dividends is no longer required. However, the payment of such dividends requires the entity to consider whether there is an indicator of impairment. AASB 127 has also been amended to effectively allow the cost of an investment in a subsidiary, in limited reorganisations, to be based on the previous carrying amount of the subsidiary (i.e. share of equity) rather than its fair value.

Recognising all dividends received from subsidiaries, jointly controlled entities and associates as income will likely give rise to greater income being recognised by the parent entity after adoption of these amendments. The adoption of these amendments did not have any impact on the financial position or the performance of the Group.

Certain new accounting standards and interpretations have been published that are not mandatory and have not been adopted for the 30 September 2010 reporting period. The Group’s assessment of the impact of these new standards and interpretations in future periods is set out below:

     (vii) AASB 2009-5 Further amendments to Australian Accounting Standards arising from the annual improvements process

AASB 2009-5 Further amendments to Australian Accounting Standards arising from the annual improvements process affect various AASB’s resulting in minor changes for presentation, disclosures, recognition and measurement purposes. The amendments which become mandatory from Group’s 30 June 2011 financial statements, are not expected to have a significant impact on the financial statements.

     (viii) AASB 2009-8 Amendments to Australian accounting standards — Group cash — settled share-based payment transactions

The amendments to Australian accounting standards — Group cash — settled share-based payment transactions resolves diversity in practice regarding the attribution of cash -settled share-based payment between different entities within a Group. As a result of the amendments AI 8 scope of AASB 2 and A 11 AASB 2- Group and treasury share transactions will be withdrawn from the application date. The amendments, which become mandatory for the Group’s 30 June 2011 financial statements, are not expected to have a significant impact on the financial statements

     (ix) AASB 2009 — 11 Amendments to Australian Accounting Standards arising from AASB 9 (Applicable reporting period beginning 1 January 2013)

This standard explains the amendments to various standards arising from AASB 9 - Financial Instruments. These are only applicable for the reporting period beginning from 1 January 2013. The group is yet to assess the impact of these amendments on the financial statements. The group has not early adopted these standards.

     (x) AASB 2010- 2 Amendments to Australian Accounting Standards arising from Reduced Disclosure Requirements (Applicable reporting period beginning 1 July 2013)

This standard makes amendments to various accounting standards including interpretations to introduce reduced disclosure requirements to the pronouncements for application by certain type of entities in preparing general purpose financial statements. These are only applicable for the reporting period beginning from 1 July 2013. The group is yet to assess the impact of these amendments on the financial statements. The group has not early adopted these amendments.

     (xi) AASB 2010 — 3 Amendments to Australian Accounting Standards arising from the Annual Improvements Project (Applicable reporting period beginning 1 July 2010

This standard makes amendments to various accounting standards and these are only applicable for the reporting period beginning from 1 July 2010. The group is yet to assess the impact of these amendments on the financial statements. The group has not early adopted these amendments.

     (xii) AASB 2010 — 4 Further Amendments to Australian Accounting Standards arising from the Annual Improvements Project (Applicable reporting period beginning 1 January 2011

This standard makes amendments to various accounting standards and these are only applicable for the reporting period beginning from 1 January 2011. The group is yet to assess the impact of these amendments on the financial statements. The group has not early adopted these amendments.

(ab)	Significant accounting judgements, estimates and assumptions

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected.

For the Group, the accounting estimates are principally in relation to:

•	Impairment of loans and advances (including receivables) — see policy (l), Notes 6 and 33;

•	Measurement of recoverable amounts of cash-generating units containing goodwill — see policy (h) and Note 12;

•	Measurement of recoverable amount of non-current assets — see policy (g) and Note 13;

•	Fair valuation of financial instruments — see policy (s); and

•	Recoverability of deferred tax assets (including overseas tax losses) — see policy (r).

The accounting judgements and assumptions are principally in relation to:

•	Classification of discontinued/held for sale assets — see policy (t); and

•	Non-consolidation of AWB Pools — see policy (b).

(ac)	Segment reporting

A business segment is identified for a group of assets and operations engaged in providing products or services that are subject to risk and returns that are different to those of other business segments. A geographical segment is identified when products or services are provided within a particular economic environment subject to risks and returns that are different from those of segments operating in other economic environments.

(ad)	Fair values

All financial assets and liabilities are measured at fair value or due to their short term maturities carrying value equates to fair value. See policy (s) for details on fair valuation methodology of derivative instruments.

The estimated fair value of fixed rate loans and advances is based on the discounted amount of estimated future cash flows and accordingly has not been adjusted for the provision for impairment. Estimated contractual cash flows for performing loans are discounted at estimated current market prices incorporating credit spreads to determine fair value. For loans with doubt as to collection, expected cash flows (inclusive of the value of security) are discounted using a rate, which includes a premium for uncertainty of flows. For variable rate loans, fair value equates to the carrying amount net of the provision for impairment.

Fair values of interest bearing loans and borrowings held at amortised cost are considered to equate to fair value as all borrowings are at floating rates.

2.	REVENUES AND EXPENSES

Profit/(loss) from continuing operations before income tax expense includes the following specific items:

	Consolidated
	2010	2009
	$’000	$’000

(a) Revenue
Sale of goods
Commodity sales	3,129,865	3,666,958
Merchandise and fertiliser	1,516,683	1,640,978
Other	285,132	284,306
Related party (AWB Pools)	612,572	676,829

	5,544,252	6,269,071

(b) Finance revenue
Interest revenue
Financial institutions	22,244	21,413
Loans and advances — variable rate portfolio	4,984	18,115
Related party (AWB Pools)	15,190	37,541

Total finance revenue	42,418	77,069

(c) Finance costs
Interest expense
Financial institutions	11,595	26,846
Related party (AWB Pools)	20,493	41,306

Total interest expense	32,088	68,152
Other finance costs	13,326	17,925

Total finance costs	45,414	86,077

Net finance income/(expense)	(2,996)	(9,008)

(d) Other income
Fees and commissions income
Related party (AWB Pools)	19,476	15,304
Net foreign exchange gain/(loss)	39,021	13,383
Underwriting fees	2,491	3,237
Dividends — other persons/corporations	246	225
Profit/(loss) on sale of non-current assets
Property, plant and equipment	13,476	285
Available for sale	—	15

	13,476	300

Rental income	1,070	1,078
Fair value gain/(loss) on derivative instruments measured at fair value through profit or loss	(57,634)	90,043
Other	4,517	11,935

Total other income	22,663	135,505

(e) Other expenses
Amortisation	7,517	8,026
Depreciation	20,321	18,610

Total amortisation and depreciation expenses	27,838	26,636

Impairment of goodwill	2,841	119,715
Communication and information technology costs	33,981	36,232
Commission and sales-related costs	9,159	10,042
Legal, professional and consultancy costs	68,938	36,655
Travel costs	12,273	11,076
Motor vehicle costs	8,127	8,410
Advertising and promotion costs	6,274	6,860
Equipment and supplies costs	4,704	4,109
Operating lease rental expense	44,819	42,584
Employee benefits expenses	189,829	219,843
Superannuation expenses	14,169	14,153
Share-based payment and employee share issue expenses	3,646	2,565

	426,598	538,880

3.	INCOME TAX EXPENSE

	Consolidated
	2010	2009
	$’000	$’000

(a) Income tax expense/(benefit)
Current Tax	12,140	11,003
Deferred Tax	(34,933)	(8,601)
Under/(over) provided in prior years(1)	(1,108)	(4,351)

	(23,901)	(1,949)

Income tax expense/(benefit) is attributable to:
Loss from discontinued operations	(23,321)	10,818
Profit/(Loss) from continuing operations	(580)	(12,767)

Total income tax expense/(benefit)	(23,901)	(1,949)

Deferred income tax (revenue)/expense included in income tax expense comprises:
Decrease/(increase) in deferred income tax assets (note 14)	(45,505)	(14,288)
(Decrease)/increase in deferred income tax liabilities (note 20.)	10,572	5,687

	(34,933)	(8,601)

1. Included in this line is the receipt of foreign tax credits in relation to the prior year.
(b) Numerical reconciliation of income tax expense/(benefit) to prima facie tax payable
Profit/(loss) from continuing operations before income tax expense	13,191	(155,815)
Loss from discontinued operations before income tax expense	(88,148)	(94,104)

Total profit/(loss) before income tax expense	(74,957)	(249,919)

Tax at Australian tax rate of 30%	(22,487)	(74,976)
Tax effect of amounts which are not deductible (taxable) in calculating income:
Share of net profits/(losses) from associates	(632)	6,393
Franking credits on dividends received	—	(20)
Amortisation of intangible assets	1,927	1,356
Depreciation of plant and equipment not allowed for tax	1,122	1,009
Foreign tax credits	—	(141)
Under/(over) provision of previous year	(5,382)	(2,622)
Tax rate differential on foreign entities	158	39,217
Increase/(decrease) in value of investments	2,670	(5,334)
Attributable income of foreign entities/non assessable dividends	(1,611)	(2,538)
Non assessable capital (gain)/non deductible capital loss	747	97
Non assessable debt recoveries	(769)	(743)
Non-deductible legal and consulting	2,641	1,218
Deduction of transaction costs capitalised	(1,183)	—
Non deductible goodwill write-off	—	35,914
Other items (net)	(1,102)	(779)

Income tax expense	(23,901)	(1,949)

Aggregate income tax expense/(benefit) is attributable to:
Continuing operations	(580)	(12,767)
Discontinued operations	(23,321)	10,818

	(23,901)	(1,949)

(c) Amounts recognised directly in equity
Aggregate current and deferred tax arising in the reporting period and not recognised in net profit or loss but directly debited or credited to equity
Net deferred tax — debited/(credited) directly to equity	(3,984)	(542)

4.	Discontinued Operations

(a)	Details of discontinued operations

In March 2010 the Group sold the Landmark Financial Services (LFS) Loan and Deposit books. The segment was not a discontinued operations or classified as held for sale as at 30 September 2009 and the comparative statement of comprehensive income has been re-presented to show the discontinued operation separately from continuing operations.

The Brazilian and Uruguay businesses (Brazil) and ELF Australia Pty Ltd investment (ELF) are also classified as discontinued operations. These were classified as discontinued as at 30 September 2010 as a result of the decision to sell these operations.

The Hi-Fert business (ELF’s investment) is currently “held for sale” and is the subject of restructuring negotiations with the aim of maximising shareholder value. The deferred income tax assets balance in the note below includes $16,338,000 of potential future capital losses. The Company considers it probable that it has the ability to realise assets and generate capital gains sufficient to utilise these losses.

(b)	Financial performance of discontinued operations

	2010				2009
			LFS Loan &				LFS Loan &
CONSOLIDATED	Brazil	ELF	Deposit Books	Total	Brazil	ELF	Deposit Books	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Revenue	53,048	—	1,201	54,249	540,161	—	3,246	543,407
Cost of sales	(61,144)	—	3,509	(57,635)	(549,142)	—	(18,219)	(567,361)

Gross profit/(loss)	(8,096)	—	4,710	(3,386)	(8,981)	—	(14,973)	(23,954)
Finance revenue	6,755	—	79,129	85,884	8,385	—	196,064	204,449
Finance costs	(7,399)	—	(78,138)	(85,537)	(14,717)	—	(169,907)	(184,624)
Other income	4,051	—	2,363	6,414	18,641	—	5,735	24,376
Other expenses	(3,553)	(10,740)	(76,353)	(90,646)	(31,757)	(43,136)	(20,937)	(95,830)
Share of profit/(loss) of equity accounted investments	(877)	—	—	(877)	—	(18,521)	—	(18,521)

Loss before income tax from discontinued operations	(9,119)	(10,740)	(68,289)	(88,148)	(28,429)	(61,657)	(4,018)	(94,104)

Income tax benefit/(expense)	166	3,222	19,933	23,321	(30,936)	19,257	861	(10,818)

Net loss for the period from discontinued operations	(8,953)	(7,518)	(48,356)	(64,827)	(59,365)	(42,400)	(3,157)	(104,922)

(c)	Assets and liabilities of discontinued operations

The major classes of assets and liabilities of the discontinued business at 30 September 2010 are as follows:

	2010				2009
			LFS Loan &
			Deposit
	Brazil	ELF	Books	Total	Brazil	ELF	Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Assets
Cash and cash equivalents	3,094	—	—	3,094	15,145	—	15,145
Loans and advances	61,074	—	11,421	72,495	130,401	—	130,401
Inventories	—	—	—	—	12,353	—	12,353
Derivative financial instruments	—	—	—	—	47	—	47
Investments	—	—	—	—	—	—	—
Available for sale financial assets	—	—	—	—	—	—	—
Other assets	14	—	—	14	20,048	—	20,048
Investments accounted for using the equity method	—	—	—	—	—	10,740	10,740
Property, plant and equipment	1,032	—	—	1,032	12,726	—	12,726
Intangible assets	—	—	—	—	104	—	104
Deferred income tax assets	—	16,338	34,059	50,397	26	13,116	13,142

Assets classified as discontinued	65,214	16,338	45,480	127,032	190,850	23,856	214,706

Liabilities
Trade and other payables	72,186	—	—	72,186	151,653	—	151,653
Interest bearing loans and borrowings	—	—	—	—	28,018	—	28,018
Income tax payable	—	—	—	—	—	—	—
Provisions	496	—	—	496	3,176	—	3,176
Derivative financial instruments	—	—	—	—	—	—	—
Other liabilities	—	—	—	—	—	—	—
Deferred income tax liabilities	—	—	—	—	—	—	—

Liabilities directly associated with assets classified as discontinued	72,682	—	—	72,682	182,847	—	182,847

Net assets attributable to discontinued operations	(7,468)	16,338	45,480	54,350	8,003	23,856	31,859

(d)	Cash flow information of discontinued operations

The net cash flows of the discontinued businesses are as follows:

	2010	2009
	$’000	$’000

Operating activities	(2,395)	(51,536)
Investing activities	2,224,262	(18,137)
Financing activities	(255,374)	71,807

Net cash inflow	1,966,493	2,134

(e)	Earnings per share

	2010	2009
	(cents)	(cents)

Earnings per share for profit/(loss) from discontinued operations:
Basic earnings per share	(8.18)	28.56
Diluted earnings per share	(8.11)	28.56

5.	CURRENT ASSETS — CASH AND CASH EQUIVALENTS

	Consolidated
	2010	2009
	$’000	$’000

Cash at bank and on hand	21,998	47,616
Short-term deposits	89,854	249,181

	111,852	296,797

Reconciliation to statements of cash flows

For the purposes of the statements of cash flows, cash and cash equivalents comprise the following at 30 September:

Cash at bank and on hand	21,998	47,616
Short-term deposits	89,854	249,181

	111,852	296,797

Cash at bank and on hand attributable to discontinued operations (Note 4)	3,094	15,145

	114,946	311,942

6.	CURRENT ASSETS — LOANS AND ADVANCES

	Consolidated
	2010	2009
	$’000	$’000

Trade receivables	593,291	655,935
Related party (AWB Pools)	236,039	125,509
Grower loans receivable	66,089	116,226
Finance advances	14,159	17,221
Rural loans and advances	2,316	1,103,462
Loans to other persons/corporations	536	70

	912,430	2,018,423

	Consolidated
	2010	2009
	$’000	$’000

Trade receivables
Trade receivables	627,319	702,963
Collective provision for impairment	(6,295)	(16,143)
Specific provision for impairment	(27,733)	(30,885)

	593,291	655,935

Related party trade receivables — AWB Pools	236,039	125,509

	829,330	781,444

Past due not impaired trade receivables
Past due 1 to 30 days	98,328	50,373
Past due 31 to 60 days	94,138	10,151
Past due 61+ days	80,793	40,386

	273,259	100,910

Movements in the provision for impairment of trade receivables

	Consolidated
	2010	2009
	$’000	$’000

Carrying amount at the beginning of the year	(47,028)	(18,287)
Provision raised during the year	(6,400)	(46,942)
Provisions utilised (written off during the year)	15,156	4,292
Provision released during the year	3,541	9,562
Foreign currency difference on translation of foreign currency entities	703	4,347

	(34,028)	(47,028)

All amounts provided for via the provision for impairment are considered to be impaired.

	Consolidated
	2010	2009
	$’000	$’000

Loans and advances
Grower loan receivables	66,089	116,226
Finance advances	17,329	18,239
Specific provision for impairment — finance advances	(3,170)	(1,018)
Rural loans and advances	2,948	1,140,815
Collective provision for impairment — rural loans and advances	—	(9,817)
Specific provision for impairment — rural loans and advances	(632)	(27,536)

	82,564	1,236,909

The grower loans and finance advance loan portfolios do not have past due components and are not impaired; both portfolios are secured by harvested and graded grain which is ready for sale.

	Consolidated
	2010	2009
	$’000	$’000

Past due not impaired rural loans and advances
Past due to 90 days	890	12,511
Past due 91+ days	525	74,947

	1,415	87,458

Past due not impaired rural loans and advances include full loan amounts of customer accounts which have exceeded loan facility amounts or have passed their payment dates. Full recovery of these accounts is considered likely.

Renegotiated loans and advances

Loans and advances which are expected to be fully recovered, but where the terms have been renegotiated to provide concessions such that they are no longer considered impaired:

	Consolidated
	2010	2009
	$’000	$’000

Carrying value of renegotiated loans and receivables	—	4,117

	Consolidated
	2010	2009
	$’000	$’000

Movements in the provision for impairment on rural loans and advances
Carrying amount at the beginning of the year	(48,040)	(33,704)
Provision raised during the year	—	(19,973)
Provisions released during the year	47,408	2,242
Non-accrual interest	—	(5,682)
Provisions utilised (written off during the year)	—	9,077

	(632)	(48,040)

The above reconciliation applies to provisions relating to both current and non-current loans and advances

7.	CURRENT ASSETS — INVENTORIES

	Consolidated
	2010	2009
	$’000	$’000

Continuing Operations
Finished goods at fair value	332,450	170,959
Finished goods at cost	127,205	134,759
Biological assets (cattle)	8,069	—
Provision for diminution in value	(3,050)	(6,205)

	464,674	299,513

Discontinued Operations
Finished goods at fair value	—	3,741
Biological assets (cattle)	—	8,612

	—	12,353

Inventories recognised as an expense through cost of goods sold for the year ended 30 September 2010 totalled $4,456,361,183 (2009: $5,562,671,782) Inventory write downs recognised as an expense totalled $4,158,666 (2009: $9,989,760) for the Group. These expenses are included in the cost of sales line item as a cost of inventories.

	Consolidated
	2010	2009
	$’000	$’000

Livestock	8,069	—

(a) Physical quantities of livestock	Number	Number

Head count of livestock owned	7,703	—
	$’000	$’000

Movement in livestock :
Balance at the beginning of the year	—	—
Gain/(loss) arising from changes in fair value less estimated point of sale costs	440	—
Increase due to purchases	7,629	—

Balance at the end of the year	8,069	—

(b)	Nature of asset

The group owned livestock which it kept on agistment farms throughout Victoria. Livestock is purchased, grown and then sold for the purpose of making a profit at the point of turnover in comparison to initial cost.

(c)	Significant assumptions

Significant assumptions made in determining the net market value of the livestock are:

•	livestock cycles from acquisition to disposal have a defined period of 180 to 200 days for export orders; and

•	all livestock will turnover, with the exception of ‘deaths’ which are estimated to be at a rate of 0.25%.

Livestock is measured on initial recognition and at each reporting date at its fair value less estimated point-of-sale costs.

Fair value of livestock is based on the best available estimate for livestock with similar attributes. In this case, the best available estimate being the current market price of livestock ready for immediate export.

Any gain or loss arising on initial recognition of livestock at fair value less estimated point-of-sale costs and from a change in fair value less estimated point-of-sale costs is included in profit or loss in the period in which it arises.

8.	CURRENT ASSETS — OTHER ASSETS

	Consolidated
	2010	2009
	$’000	$’000

Prepayments	57,139	37,187
Other assets	35,707	32,513
Goods and services tax receivable/(payable)	4,552	3,441

	97,398	73,141

Prepayments consist of interest paid in advance and prepaid purchases.

9.	NON-CURRENT ASSETS — LOANS AND ADVANCES

	Consolidated
	2010	2009
	$’000	$’000

Finance advances	4,040	3,717
Rural loans and advances	—	1,231,196
Employee share loans	5,568	7,260
Loans to associates	12,912	14,305

	22,520	1,256,478

Staff Ownership Plan

AWB previously offered eligible employees an interest free loan (fully repayable at the end of 10 years or upon resignation) for purchase of AWB Limited shares.

	Consolidated
	2010	2009
	$’000	$’000

Rural loans and advances
Collective provision for impairment — rural loans and advances	—	(10,687)
Specific provision for impairment — rural loans and advances	—	—

	—	(10,687)

Movements in the provision for impairment on rural loans and advances

Please refer to Note 6 for details

10.	NON-CURRENT ASSETS — AVAILABLE-FOR-SALE FINANCIAL ASSETS

	Consolidated
	2010	2009
	$’000	$’000

Listed securities	2,546	3,332
Unlisted securities	1,350	856

	3,896	4,188

Memberships	881	881

	4,777	5,069

Fair value of listed securities and memberships is determined by reference to quoted market bid prices at the close of business on balance date.

Memberships are held in the Chicago Mercantile Exchange and Kansas City Board of Trade.

11.	NON-CURRENT INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

(a)	Carrying amounts

Information relating to associates is set out below:

	Principal			Balance	Consolidated
Name	activity	%		date	2010	2009
					$’000	$’000

Arcadian Wool Brokers Limited	Wool handling	40		30 June	1,300	1,119
AWH Pty Ltd (formerly Wooldumpers Australia Pty Ltd)	Wool handling	50		30 June	10,627	7,125
Five Star Flour Mills Company SAE (FSFM)	Flour mill	30		30 June	15,088	16,385
Five Star Feed Mills and Animal Production Company SAE	Feed mill	(i	)	30 June	4,000	4,251
RD1 Limited	Rural services — dairy sector	50		31 May	24,157	20,937
Farmerequip Pty Ltd	Rural financing	50		30 September	12	83
Genstock Pty Ltd	Rural livestock	50		30 June	1,261	1,223
Regional Infrastructure Pty Ltd (RIPL)	Rural livestock	50		30 June	1,726	1,595
HRZ Wheats Pty Ltd	Wheat breeding	29.2		30 June	811	917
Foodcap International Ltd	Food processors & packers	3.65		31 March	125	—

					59,107	53,635

Five Star Flour Mills and Five Star Feed Mills are based in Egypt.

(i)	The Group holds 23.7% directly. The other 9% is indirectly held through FSFM for a total holding of 32.7%.

(b)	Share of associates’ and joint ventures’ profit or losses (excludes discontinued operations — refer note 4)

	2010	2009
	$’000	$’000

Profit before income tax	16,175	10,278
Income tax expense	(3,395)	(1,452)

Profit after income tax	12,780	8,826

(c) Movement in carrying amount of investments

Carrying amount at the beginning of the financial year	53,635	122,646
- Investments in associates acquired during the financial year	150	2,599
- Dividends received/receivable	(4,332)	(1,037)
- Share of profits after income tax	12,780	8,826
- Share of increment/(decrement) on reserves for the financial year	(3,126)	(4,368)
- Conversion of associates into subsidiaries	—	(101)
- Investment classified as discontinued operations (refer Note 4)	—	(74,930)

Carrying amount at the end of the financial year	59,107	53,635

Carrying amount consists of:
- Share of net assets	56,749	51,569
- Goodwill	2,358	2,066

Carrying value at the end of the financial year	59,107	53,635

(d) Share of assets and liabilities

Current assets	78,939	86,230
Non-current assets	60,621	54,387
Current liabilities	(69,424)	(82,620)
Non-current liabilities	(13,387)	(6,428)

Net assets	56,749	51,569

(e) Retained earnings of the Group attributable to associates

Balance at the beginning of the financial year	43,103	35,314
Share of net profits of associates	12,780	8,826
less Share of associates’ dividends	(4,332)	(1,037)

Balance at the end of the financial year	51,551	43,103

(f) Reserves of the Group attributable to associates

Balance at the beginning of the financial year	(14,913)	(10,545)
Share of associates’ reserves	(3,126)	(4,368)

Balance at the end of the financial year	(18,039)	(14,913)

12.	NON-CURRENT — INTANGIBLE ASSETS

(a)	Reconciliation of carrying amounts at the beginning and end of the period

			System
Consolidated	Goodwill	Licences	Development	Other	Total

Year ended 30 September 2010
Opening net book amount	402,499	257	13,464	5,749	421,969
Discontinued operations	—	—	—	(1,411)	(1,411)
Acquisitions/additions	5,020	62	17,991	1,406	24,479
Impairment charge	(2,841)	—	—	—	(2,841)
Amortisation charge	—	(49)	(5,668)	(1,800)	(7,517)
Transfers	(2,549)	—	15,739	2,531	15,721
Disposals	—	—	(14)	—	(14)
Net foreign currency translation on foreign operations	—	—	—	—	—

Closing net book amount	402,129	270	41,512	6,475	450,387

At 30 September 2010
Cost	524,685	367	168,419	11,607	705,078
Accumulated amortisation and impairment	(122,556)	(97)	(126,907)	(5,132)	(254,692)

Net book amount	402,129	270	41,512	6,475	450,386

Year ended 30 September 2009
Opening net book amount	518,665	305	10,675	8,593	538,238
Discontinued operations			(741)		(741)
Acquisitions/additions	3,549		4,882	488	8,919
Fair value adjustment from previous year acquisition					—
Impairment charge	(119,715)	(48)			(119,763)
Amortisation charge			(5,804)	(3,333)	(9,137)
Transfers			4,459		4,459
Disposals			(7)		(7)
Net foreign currency translation on foreign operations				1	1

Closing net book amount	402,499	257	13,464	5,749	421,969

At 30 September 2009
Cost	522,214	305	134,703	9,081	666,303
Accumulated amortisation and impairment	(119,715)	(48)	(121,239)	(3,332)	(244,334)

Net book amount	402,499	257	13,464	5,749	421,969

A segment-level summary of the goodwill allocation is presented as follows:

Consolidated	2010	2009
	$’000	$’000

Landmark	395,917	395,917
Temora Grains Pty Ltd	806	806
Landmark Copeland Medway Pty Ltd	386	2,935
Stocklease Pty Ltd	—	2,841
Genfarm	5,020	—

	402,129	402,499

(b)	Description of the Group’s intangible assets

System development

System development costs are carried at cost less accumulated amortisation and accumulated impairment losses. This intangible asset has been assessed as having a finite life and is amortised using the straight-line method over a period of 2.5 — 5 years. The amortisation has been recognised in the income statement in the line item ‘other expenses’. If an impairment indication arises, the recoverable amount is estimated and an impairment loss is recognised to the extent that the recoverable amount is lower than the carrying amount.

Licences

Licences are carried at cost less accumulated amortisation and accumulated impairment losses. This intangible asset has been assessed as having a finite life and is amortised using the straight-line method over a period of 7-10 years. The amortisation has been recognised in the income statement in the line item ‘other expenses’. If an impairment indication arises, the recoverable amount is estimated and an impairment loss is recognised to the extent that the recoverable amount is lower than the carrying amount.

Other

Other intangible assets relate to non-contractual customer relationships or customer lists purchased as part of a business combination. Other intangibles assets are carried at cost less accumulated amortisation and accumulated impairment losses. These intangible assets have been assessed as having a finite life and are amortised using the straight-line method over a period of 5-8 years. The amortisation has been recognised in the income statement in the line item ‘other expenses’. If an impairment indication arises, the recoverable amount is estimated and an impairment loss is recognised to the extent that the recoverable amount is lower than the carrying amount.

Goodwill

After initial recognition, goodwill acquired in a business combination is measured at cost less any accumulated impairment losses. Goodwill is not amortised but is subject to impairment testing on an annual basis or whenever there is an indication of impairment.

(c)	Impairment tests for goodwill

Goodwill acquired through business combinations was originally allocated to two cash-generating units for impairment testing, being Landmark Financial Services and Landmark Rural Services. Due to the sale of the Landmark loan and deposit books during the year, goodwill is now allocated to one cash-generating unit, being Landmark.

The recoverable amount of the Landmark Rural Services unit has been determined by a value in use calculation using 10 year cash flow projections based on:

•	Financial forecasts approved by management for the first 3 years;

•	Sales growth of 2.5% with constant margins for the remainder of the forecast period (cash flows were extrapolated using a 3.31% per annum growth rate in 2009);

•	A terminal value based on a long term growth rate of 2.5% which is in line with the long term expected Australian CPI growth.

The post tax nominal discount rate applied to the cash flows is 10.75%. (The 2009 impairment test used a pre-tax real discount rate of 9.91%).

(d)	Key assumptions used in the value in use calculations for the Landmark Cash-generating unit for 30 September 2010 and 2009.

The calculation of value in use is most sensitive to the following assumptions:

•	EBITDA margins

•	Discount rate

•	The growth rate used to extrapolate cash flows beyond the initial 3 year forecast period

Sensitivity to changes in assumptions

With regard to the assessment of the value in use it would require an increase of approximately 87 basis points in the discount rate, while holding other assumptions unchanged before impairment would occur.

13.	NON-CURRENT — PROPERTY, PLANT AND EQUIPMENT

Reconciliations

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below.

	Freehold		Leasehold	Plant and
	land	Buildings	improvements	equipment	Total
	$’000	$’000	$’000	$’000	$’000

Consolidated — 2010
Carrying amount at the beginning of the year	14,568	34,981	13,637	94,531	157,717
Discontinued operations	—	—	—	(1,032)	(1,032)
Additions	38	1,194	843	39,690	41,765
Disposals/transfers	(134)	419	293	(49,421)	(48,843)
Depreciation expense	—	(2,248)	(2,529)	(15,544)	(20,321)
Net foreign currency difference on translation of foreign operations	(46)	(23)	(65)	(98)	(232)

Carrying amount at the end of the year	14,426	34,323	12,179	68,126	129,054

Consolidated — 2009
Carrying amount at the beginning of the year	14,654	36,664	13,970	78,732	144,020
Discontinued operations	—	—	—	(3,097)	(3,097)
Additions	94	1,207	2,269	38,409	41,979
Disposals/transfers	16	(634)	(34)	(5,340)	(5,992)
Depreciation expense	—	(2,142)	(2,401)	(14,146)	(18,689)
Net foreign currency difference on translation of foreign operations	(196)	(114)	(167)	(27)	(504)

Carrying amount at the end of the year	14,568	34,981	13,637	94,531	157,717

The Group has purchased plant and equipment on finance lease during the year. This leased equipment is pledged as security for the related finance lease liabilities (refer note 16a and note 30). At 30 September 2010 the value of leased plant and equipment was $1.8m (2009 : Nil)

14.	NON-CURRENT — DEFERRED INCOME TAX ASSETS

		Consolidated
	Notes	2010	2009
		$’000	$’000

The balance comprises temporary differences attributable to:
Amounts recognised in profit or loss
Provision for impairment		14,869	25,977
Employee benefits		8,947	10,231
Accruals		7,132	10,077
Unearned Income		149	111
Inventory		606	15,340
Property, plant and equipment		14,706	15,285
Unrealised foreign exchange		(1,543)	893
Other provisions		5,033	16,374
Capital, Trust and Overseas Losses (including the prepayment of tax)		—	1,038
Investments		956	576
Transaction costs capitalised		2,068	—
Australian tax loss		57,236	5,920
Other		753	839

		110,911	102,661
Amounts recognised directly in equity:
Equity raising costs capitalised		4,731
Investments		—	391

Deferred income tax assets		115,642	103,052

Movements
Opening balance at 1 October		103,052	102,424
Credited/(charged) to the income statement		8,250	1,146
Credited/(charged) to equity		4,340	(518)

Closing balance at 30 September		115,642	103,052

Deferred income tax assets to be recovered after more than 12 months		85,482	40,423
Deferred income tax assets to be recovered within 12 months		30,159	62,629

15.	CURRENT LIABILITIES - TRADE AND OTHER PAYABLES

			Consolidated
			2010	2009
			$’000	$’000

Trade creditors
- other persons/corporations			402,065	318,260
- related party (AWB Pools)	28	(e)	70,555	29,454
Other creditors			97,225	84,520

			569,845	432,234

16.	INTEREST BEARING LOANS AND BORROWINGS

16(a)

			Consolidated
	Notes		2010	2009
			$’000	$’000

Interest bearing deposits			—	308,959
Bank loans			333,315	2,691,571
Inventory financing			316,098	82,235
Loans
- related party (AWB Pools)	28	(e)	—	318,781
- other			961	3,574

	16	(b)	650,374	3,405,120

Discontinued operations	4		—	28,018

			650,374	3,433,138

Finance lease liabilities	30		1,855	—

			652,229	3,433,138

The carrying amount of the Group’s borrowings approximates their fair value, as they are all variable rate borrowings. Amounts which are due beyond 12 months are disclosed via contractual maturity analysis in Note 33, including comparative data.

Finance lease liabilities

	Consolidated
	2010	2009
	$’000	$’000

Obligations under finance lease and hire purchase contracts
- Current	451	—
- Non-current	1,404	—

Total	1,855	—

Future obligations under finance leases and hire purchase contracts are included under Note 30.

16(b)

Assets pledged as security

	Consolidated
	2010	2009
	$’000	$’000

Assets pledged as security for interest bearing loans facilities:
Security Trust Deed
Cash and cash equivalents	35,604	61,996
Loans and advances	89,105	129,075
Inventories	253,697	153,216
Other financial assets	108,587	82,358
Assets held for sale	—	53,876
Other assets	233,609	130,180
Investments	168,391	183,274
Intangible assets	447,584	421,969
Property, plant and equipment	128,355	156,550

Total	1,464,932	1,372,494

Assets pledged as security by offshore entities to international financiers:
- AWB India Private Limited	—	24,966
- AWB (Geneva) SA	257,546	442,636
- AWB Brasil Trading Ltda	—	322

	257,546	467,924

A summary of committed debt and other funding facilities available to the Group by business segment as at balance date is detailed as follows:

2010

Rural Services/Australian Commodity Management

Committed credit facilities	Ref	Currency	Facility limit	Facility maturity	Utilisation
			$’000		$’000

AWBCF — Syndicated Bank Facility	(1)	AUD	100,000	Oct-11	—
AWB Australia — Committed Inventory Financing Facility	(2)	AUD	100,000	Dec-10	77,598
AWB Australia — Committed Inventory Financing Facility	(2)	AUD	93,750	Nov-10	—
Rural Trade Receivables Trust — Committed Securitisation Program Limit	(3)	AUD	250,000	Jan-12	175,000

Harvest Finance

Committed credit facilities	Ref	Currency	Facility limit	Facility maturity	Utilisation
			$’000		$’000

AWB Harvest Finance — Committed Inventory Financing Facility	(2)	AUD	100,000	Dec-10	90,000
AWB Harvest Finance — Committed Inventory Financing Facility	(2)	AUD	166,700	Nov-10	148,500
AWB Harvest Finance — Committed Inventory Financing Facility	(2)	AUD	100,000	Nov-10	—

Other Funding Platforms	Currency	Facility maturity	Utilisation
$’000

Related Party Loans — AWB Pools	AUD	At Call	—

International Commodity Management

Uncommitted/ committed credit facilities	Currency	Facility limit	Facility review	Utilisation
		$’000		$’000

Offshore — Working Capital Financing Facilities	AUD equivalent	546,600	Annual	158,315

Groupwide

Other funding platforms	Currency	Utilisation

Accrued Interest & Other	AUD	961
Grand Total		650,374

(1)	The $100 million Multi-currency Revolving Credit Facility is a syndicated general corporate purpose loan facility provided by four banks to AWB Commercial Funding (AWBCF). During the year this facility was reduced from $150 million to $100 million and matures in October 2011.

(2)	Inventory Financing Facility are seasonal commodity financing facilities for the AWB Australia and AWB Harvest Finance Pooling operations. Facility Limits quoted are based on the maximum funding value obtainable under each facility agreement.

During 2010, AWB Australia had access to net inventory finance facilities of $239 million of which $194 million remained as at 30 September 2010 and these lines will mature in November and December 2010. AWB Australia has received credit approved offers for the 2010/11 seasonal facilities totalling $550 million.

AWB Harvest Finance has received credit approved offers for the 2010/11 seasonal facilities totalling $775 million. These offers are currently in the process of being negotiated.

(3)	The $250 million Receivables Securitisation facility forms part of the funding for the working capital requirements of AWB’s domestic operations. This is an annual renewable facility which has been created for the purposes of securitising Landmark Rural Services’ receivables. This facility has been recently extended until January 2012 with credit approval to increase the facility limit to $300 million in January 2011.

2009

Landmark Financial Services

Committed credit facilities	Ref	Currency	Facility limit	Facility maturity	Utilisation
			$’000		$’000

Rural Loan CP Warehouse Trust -November 2009 Tranche		AUD	500,000	November 2009
Rural Loan CP Warehouse Trust -May 2010 Tranche		AUD	1,490,320	May 2010
Rural Loan CP Warehouse Trust -November 2010 Tranche		AUD	234,480	November 2010
Rural CP Warehouse Trust — Securitisation Program Limit Total Facility	(1)	AUD	2,224,800	as above	2,024,053
Rural Warehouse Trust #1 — Bank Facilities	(1)	AUD	165,000	May 2010	118,434
Landmark — Stocklease Finance Securitisation Facility		AUD	30,000	July 2010	11,527

Other funding platforms	Currency	Facility maturity	Utilisation
			$’000

Landmark — Unsecured deposit notes	AUD	At Call & Various	308,958
		Terms to
		August 2011

Rural Services/Australian Commodity Management

Committed credit facilities	Ref	Currency	Facility limit	Facility maturity	Utilisation
			$’000		$’000

AWBCF — Syndicated Bank Facility	(2)	AUD	400,000	October 2009	31,153
AWB Australia — Committed Inventory Financing Facility		AUD	120,000	December 2009	82,235
Rural Trade Receivables Trust — Committed Securitisation Program Limit	(3)	AUD	280,000	October 2009	150,000

Uncommitted credit facilities	Currency	Facility limit	Facility Review	Utilisation
		$’000		$’000

AWB Australia — Uncommitted Inventory Financing Facility	AUD	60,000	November 2009	—

Harvest Finance

Committed credit facilities	Ref	Currency	Facility limit	Facility maturity	Utilisation
			$’000		$’000

AWB Harvest Finance — Committed Inventory Financing Facility		AUD	157,500	November 2009	—

Other Funding Platforms	Currency	Facility maturity	Utilisation
			$’000

Related Party Loans — AWB Pools	AUD	At Call	318,781

International Commodity Management

Uncommitted/ committed credit facilities	Currency	Facility limit	Facility review	Utilisation
		$’000		$’000

Offshore — Working Capital Financing Facilities	AUD equivalent	692,194	Annual	383,726

Groupwide

Other funding platforms	Currency	Utilisation

Accrued Interest & Other	AUD	4,272

Grand Total	3,433,138

17.	CURRENT LIABILITIES — PROVISIONS

	Consolidated
	2010	2009
	$’000	$’000

Employee benefits	27,420	30,026
Litigation	588	586
Surplus leased premises and restoration	12	88
Restructure	423	8,725

	28,443	39,425

Reconciliations of the carrying amounts of surplus lease premises and restoration and restructure provisions are set out below.

Litigation
Carrying amount at the beginning of the year	586	31,376
Provision (utilised)/recovered during the year	—	(35,948)
Provision written back during the year	—	(152)
Impact of foreign currency movements	2	5,310

Carrying amount at the end of the year	588	586

Surplus leased premises and restoration
Carrying amount at the beginning of the year	88	481
Provision made during the year	—	88
Utilised during the year	—	—
Provision written back during the year	(76)	(481)

Carrying amount at the end of year	12	88

Restructure
Carrying amount at the beginning of the year	8,725	3,011
Provision made during the year		8,725
Payments made/provision written back during the year	(8,302)	(3,011)

Carrying amount at the end of the year	423	8,725

Litigation
Refer to Note 41 for details.

Restructure

The current year restructuring provision has been raised in relation to the Landmark operations. The restructure is expected to be completed within 12 months.

18.	CURRENT LIABILITIES — OTHER LIABILITIES

	Consolidated
	2010	2009
	$’000	$’000

Unearned income	6,125	1,128

	6,125	1,128

Unearned income relates to sales proceeds received in advance of delivery of goods.

19.	NON-CURRENT LIABILITIES — PROVISIONS

	Consolidated
	2010	2009
	$’000	$’000

Employee benefits	3,146	2,641

	3,146	2,641

20.	NON-CURRENT — DEFERRED INCOME TAX LIABILITIES

The balance comprises temporary differences attributable to:

		Consolidated
	Notes	2010	2009
		$’000	$’000

Amounts recognised in profit or loss
Property, plant and equipment		1,773	2,283
Premiums and Unrealised foreign exchange		10,959	4,839
Investments		3,515	1,450
Provisions		2,615	1,887
Other		317	(1,852)

		19,179	8,607
Amounts recognised directly in equity
Investments		3,974	3,618

		3,974	3,618

Deferred income tax liabilities		23,153	12,225

Movements
Opening balance at 1 October		12,225	5,449
(Credited)/charged to the income statement		10,572	5,687
(Credited)/charged to equity		356	1,089

Closing balance at 30 September		23,153	12,225

Deferred income tax liabilities to be recovered after more than 12 months		9,578	6,730
Deferred income tax liabilities to be recovered within 12 months		13,575	5,495

		23,153	12,225

21.	CONTRIBUTED EQUITY

(a)	Share capital

	Consolidated
	2010	2009
	$’000	$’000

Ordinary shares, fully paid	1,444,464	1,000,067

(b)	Movements in ordinary share capital

	2010		2009
	No. of shares	$’000	No. of shares	$’000

Movements in share capital during the period were as follows:
Balance at the beginning of the year	358,652,178	1,000,067	351,806,649	983,540
Issued during the year
- Dividend Reinvestment Plan (2009: $2.79 per share)	—	—	6,845,529	17,319
- Performance Rights Plan: $nil per issue	—	—	—	—
- Employee Share Plan	—	—	—	—
- Equity raising (*)	458,652,178	458,652	—	—
Transaction costs	—	(14,255)	—	(792)

Balance at the end of the year	817,304,356	1,444,464	358,652,178	1,000,067

(*)	On 23 September 2009 AWB launched a fully underwritten 1:1 accelerated non-renounceable pro rata entitlement offer and a $100 million institutional placement to raise $459 million.

The offer was at a fixed price of $1.00 per share and the following funds were received post year end:

•	Settlement of the institutional placement and the institutional entitlement offer occurred on 7 October 2009, raising a total of $218 million

•	Settlement of the retail entitlement offer occurred on 29 October 2009, raising a total of $241 million.

The capital raising was undertaken to reduce debt, strengthen the balance sheet and provide financial flexibility for future intitiatives.

22.	RESERVES AND RETAINED EARNINGS

(a) Reserves

		Consolidated
	Notes	2010	2009
		$’000	$’000

Underwriting loss reserve		15,000	15,000
Legal reserve		7,640	7,640
Foreign currency translation reserve		(59,425)	(45,128)
Share plan reserve		16,505	13,338
Available-for-sale revaluation reserve		491	1,044
Acquisition of remaining interest in subsidiaries reserve		(80)	(80)

		(19,869)	(8,186)

Movement in legal reserve:
Balance at the beginning of the year		7,640	3,262
Transfer from retained earnings		(0)	4,378

Balance at the end of the year		7,640	7,640

Movement in foreign currency translation reserve:
Balance at the beginning of the year		(45,128)	(16,068)
Net translation adjustment		(14,297)	(29,060)

Balance at the end of the year		(59,425)	(45,128)

Movement in share plan reserve:
Balance at the beginning of the year		13,338	8,983
Share based payments and employee share issue		3,167	4,355

Balance at the end of the year		16,505	13,338

Movement in available-for-sale revaluation reserve:
Balance at the beginning of the year		1,044	2,311
Transfer to profit/(loss) — gain realised on sale (net of tax)		—	—
Unrealised gains/(losses) on revaluation of assets (net of tax)		(553)	(1,267)

Balance at the end of the year		491	1,044

Movement in acquisition of remaining interest in subsidiaries reserve:
Balance at the beginning of the year		(80)	—
Excess paid/(discount) on acquisition of additional share in controlled entities		—	(80)

Balance at the end of the year		(80)	(80)

Nature and purpose of reserves

Underwriting loss reserve

The underwriting loss reserve was established to set aside a portion of retained profits in recognition of the underwriting risk contained within certain financial products offered by AWB.

Foreign currency translation reserve

The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements and results of foreign subsidiaries, joint ventures and associates.

Legal reserve

According to the Swiss Federal Code of Obligations and the AWB (Geneva) SA’s articles of incorporation, 5% of the net profit of each year is to be appropriated to the general legal reserve until this is equivalent to 20% of the Company’s share capital. In addition, an amount equal to 10% of such part of any dividend, which may be declared or paid in excess of a 5% dividend, is required to be transferred to the general legal reserve. The general legal reserve up to 50% of the share capital is not available for distribution.

Share plan reserve

The share plan reserve is used to record the cost of equity-settled transactions over the period in which performance conditions are fulfilled in relation to the Performance Rights Plan and the Employee Share Plan.

Available-for-sale revaluation reserve

Gains or losses arising on the revaluation of available-for-sale assets are recorded in the available-for-sale revaluation reserve.

Acquisition of remaining interest in subsidiaries reserve

This reserve records the excess or discount of consideration paid over or under the carrying amount of the remaining shares acquired in controlled entities.

(b)	Retained earnings

	Consolidated
	2010	2009
	$’000	$’000

Balance at the beginning of the year	(101,927)	170,865
Net profit/(loss) attributable to members of AWB Limited	(54,919)	(250,824)
Dividend paid	—	(17,590)
Transfer to legal reserve	—	(4,378)

Balance at the end of the year	(156,846)	(101,927)

23. NON-CONTROLLING INTEREST

	Consolidated
	2010	2009
	$’000	$’000

Minority interest in controlled entities comprises:
Interests in retained earnings at the end of the financial year	8,991	5,128
Interests in share capital	185	10,096
Interests in reserves	(299)	(232)

Total minority interest	8,877	14,992

24.	RECONCILIATION OF PROFIT/(LOSS) AFTER INCOME TAX TO NET CASH FLOW FROM/(USED IN) OPERATING ACTIVITIES

	Consolidated
	2010	2009
	$’000	$’000

Profit/(loss) for the year	(54,919)	(250,824)
Adjustment for:
Net loss/(gain) on disposal of property, plant and equipment	(21,392)	(272)
Net loss/(gain) on disposal of loan book	69,583	—
Net loss/(gain) on disposal of available-for-sale investments	—	(15)
Depreciation	21,272	19,866
Amortisation of intangible assets	8,978	9,578
Amortisation of purchase premium	5,613	4,792
Net fair value change on derivatives and fixed rate loans	18,614	(116,514)
Write-down of property, plant and equipment to recoverable amount	—	5,614
Write-down of intangible assets to recoverable amount	—	119,715
Write-down of associates to recoverable amount	13,582	43,136
Share-based payment expense	3,646	4,355
Share of associates’ net (profits)/losses	(12,780)	9,695
Write-down of deferred tax asset	—	30,936
Write-down of inventories to recoverable value	(9,740)	9,990
Changes in assets and liabilities:
Increase/(decrease) in income tax payable/receivable	19,477	(78,815)
Increase/(decrease) in deferred income tax liability	10,928	6,776
Decrease/(increase) in deferred income tax asset	(49,845)	(13,770)
Decrease/(increase) in receivables	151,699	548,841
Decrease/(increase) in inventories	(152,808)	246,931
Decrease/(increase) in prepayments and other assets	(3,953)	78,660
Increase/(decrease) in trade and other payables	58,144	(210,617)
Increase/(decrease) in provisions	(13,157)	(22,742)
Decrease/(increase) in derivative assets	(53,764)	245,661
Increase/(decrease) in derivative liabilities	(18,885)	(270,539)
Increase/(decrease) in unearned income	4,997	804

Net cash flow from/(used in) operating activities	(4,710)	421,242

25.	PARENT ENTITY INFORMATION

Information relating to AWB Limited:	2010	2009
	$’000	$’000

Current assets	1,356,913	1,044,008
Total assets	1,599,421	1,223,889
Current Liabilities	21,713	58,470
Total Liabilities	22,216	59,034
Issued capital	1,444,464	1,000,067
Retained earnings	101,563	136,263
Reserves:
1. Underwriting loss reserve	15,000	15,000
2. Share plan reserve	16,505	13,338
3. Available-for-sale reserve	(327)	187

Total Shareholders’ equity	1,577,205	1,164,855

Profit or loss of the parent entity	(34,699)	(3,149)
Total comprehensive income of the parent entity	(35,213)	(3,772)

AWB Limited has entered into an unconditional and irrevocable guarantee for the due and punctual payment of amounts payable to the creditors of AWB Commercial Funding Limited (wholly owned subsidiary).

AWB Limited did not have any expenditure commitments at 30 September 2010. Refer to Note 30 for information relating to contingent liabilities.

26.	KEY MANAGEMENT PERSONNEL DISCLOSURES

(a)	Directors

The following persons were directors of AWB Limited during the financial year:

•	Peter Polson

•	Gordon Davis (Managing Director)

•	Tony Howarth

•	John Schmoll

•	Fred Grimwade

(b)	Other key management personnel

The following persons also had authority and responsibility for planning, directing and controlling the activities of the Group, directly or indirectly, during the financial year.

Name	Position	Employer

Philip Gentry	Chief Financial Officer	AWB Services Limited
Mitch Morison	General Manager, Commodities	AWB Services Limited
Graeme Jacobs	General Manager, Landmark	AWB Services Limited
John Russell	Head of Strategy & Operations	AWB Services Limited
Kate Hughes (resigned 8 January 2010)	Chief Risk Officer	AWB Services Limited
Colin Taylor (resigned 1 April 2010)	General Manager, Financial Services	AWB Services Limited

(c)	Key management personnel compensation

	Consolidated
	2010	2009
	$	$

Short-term benefits	7,826,037	6,165,787
Post-employment benefits	247,530	575,821
Termination payments	525,829	465,000
Share-based payments	1,425,093	323,931

	10,024,489	7,530,539

Note:	Key management personnel compensation will not reconcile to total amounts within the Remuneration Report, as the Remuneration Report includes amounts paid to executives who received the highest remuneration during the year (as required by the Corporations Act 2001) in addition to key management personnel as defined by AASB 124. Information in this note includes payments made to key management personnel in accordance with AASB 124 only.

(d)	Equity instrument disclosure relating to key management personnel

(i)	Performance rights

						Vested and
		Granted during	Exercised	Lapsed		Exercisable as at
	Balance at the	the year as	during the	during the	Balance at the	30 September
2010	start of the year	compensation	year	year	end of the year	2010

Name
Gordon Davis	965,224	800,000	—	—	1,765,224	—
Philip Gentry	151,967	270,000	—	—	421,967	—
John Russell	191,919	230,000	—	—	421,919	—
Mitch Morison	170,779	230,000	—	—	400,779	—
Graeme Jacobs	348,058	340,000	—	—	688,058	—
Kate Hughes (resigned 1 January 2010)	60,417	—	—	(60,417)	—	—
Colin Taylor (resigned 1 April 2010)	403,581	270,000	—	(456,420)	217,161	—

						Vested and
						Exercisable as
		Granted during	Exercised	Lapsed		at 30
	Balance at the	the year as	during the	during the	Balance at the	September
2009	start of the year	compensation	year	year	end of the year	2009

Name
Gordon Davis	628,524	336,700	—	—	965,224	—
Philip Gentry	40,856	111,111	—	—	151,967	—
John Russell	—	191,919	—	—	191,919	—
Mitch Morison	87,104	95,960	—	(12,285)	170,779	—
Graeme Jacobs	206,644	141,414	—	—	348,058	—
Kate Hughes	25,063	35,354	—	—	60,417	—
Colin Taylor	287,419	116,162	—	—	403,581	—

(ii)	Share holdings

The number of shares in the company held during the financial year by each director of AWB Limited and other key management personnel of the Group, including their personally related parties, are set out below.

	Shares held in
	AWB Limited
	(number)
	Balance		Held at
2010	1 October 2009	Net change(1)	30 September 2010

Directors of AWB Limited
Gordon Davis (Managing Director)	20,000	45,000	65,000
Fred Grimwade	50,000	50,000	100,000
Tony Howarth	31,587	31,587	63,174
Peter Polson (Chairman — from 22 October 2008)	15,000	15,000	30,000
John Schmoll	17,500	17,500	35,000
Other key management personnel
Philip Gentry	—	—	—
John Russell	8,000	8,000	16,000
Mitch Morison	8,841	—	8,841
Graeme Jacobs	—	—	—
Kate Hughes (resigned 1 January 2010)	—	—	—
Colin Taylor (resigned 1 April 2010)	3,138	3,138	6,276

	Shares held in
	AWB Limited
	(number)
	Balance		Held at
2009	1 October 2008	Net change(1)	30 September 2009

Directors of AWB Limited
Brendan Stewart (Chairman — resigned 22 October 2008)	16,776	(16,776)	—
Gordon Davis (Managing Director)	10,000	10,000	20,000
Steve Chamarette (retired 10 February 2009)	10,500	(10,500)	—
Brendan Fitzgerald (retired 10 February 2009)	12,000	(12,000)	—
Fred Grimwade (appointed 13 February 2008)	10,000	40,000	50,000
Tony Howarth	31,587	—	31,587
Peter Polson (Chairman — from 22 October 2008)	15,000	—	15,000
John Schmoll	7,500	10,000	17,500
Other key management personnel
Philip Gentry	—	—	—
John Russell	5,000	3,000	8,000
Mitch Morison	8,841	—	8,841
Graeme Jacobs	—	—	—
Kate Hughes	—	—	—
Colin Taylor	3,083	55	3,138

(1)	Net change includes the movement in equity holdings after the date of resignation or retirement.

(e)	Loans to key management personnel

Details of loans made to directors of AWB Limited and other key management personnel of the Group, including their personally related parties, are set out below.

Aggregates for key management personnel

Interest paid and
	Balance at the	payable for the	Balance at the	Number in Group at
Group	start of the year	year	end of the year	the end of the year
	$	$	$

2010	—	—	—	—
2009	32,620	167	—	—

For all loans to directors, interest is payable at prevailing commercial interest rates. The terms are no more favourable than those available to other suppliers and customers.

(f)	Other transactions with key management personnel

A number of directors and other key management personnel, or their personally related entities, hold positions in other entities that result in them having control or significant influence over the financial or operating policies of those entities.

These entities transacted with the company or its subsidiaries in the reporting period. The terms and conditions of those transactions were no more favourable than those available, or which might reasonably be expected to be available, on similar transactions to unrelated entities on an arm’s length basis.

The aggregate amounts recognised in respect of the following types of transactions during the year with directors and other key management personnel and their personally related entities, were as follows:

Other transactions with the company or its controlled entities

Transaction	Specified directors/other key management personnel		2010	2009
			$	$

Purchases — grains	(2009: Chamarette)		—	50,288

Rural commercial sales	(2009: Nil)		—	—
Rural commercial purchases	(2009: Stewart, Fitzgerald, Chamarette, Davis)		—	87,970

Risk management Products	Simpson	Payable to AWB	—	—
		Net loss for the year	—	—
		Fees paid during the year	—	—
Loan	Fitzgerald	Interest paid	—	167

Deposit Account		Interest earned	—	—

From time to time, key management personnel of the company or its controlled entities, or their personally related entities, may purchase goods from the Group. These purchases are on terms and conditions no more favourable than those entered into by unrelated customers and are trivial or domestic in nature.

27.	AUDITORS’ REMUNERATION

The auditor of AWB Limited is Ernst & Young.

	Consolidated
	2010	2009
	$	$

Audit or review of the financial report of the entity and any other entity in the Consolidated Group	1,297,000	1,436,500
Other services in relation to the entity and any other entity in the Consolidated Group	825,588	676,500

	2,122,588	2,113,000

28.	RELATED PARTY DISCLOSURES

(a)	Parent entity

AWB Limited is the ultimate Australian parent entity and ultimate parent of the Group.

(b)	Subsidiaries, Associates and Joint Ventures

Interests in subsidiaries are set out in note 36.

Interests in associates (Investments Accounted for Using the Equity Method) are set out in Note 11.

Interests in joint ventures are set out in Note 37.

(c)	Key management personnel

Disclosures relating to key management personnel are set out in note 26.

(d)	Transactions with related parties

			Consolidated
	Notes		2010	2009
			$’000	$’000

Finance costs expensed
- related party (AWB Pools)	2(c	)	20,493	41,306
Revenue from sale of goods
- related party (AWB Pools)	2(a	)	612,572	676,829
Purchases from related party (AWB Pools)			246,379	551,872
Purchases from associates			65,927	56,280
Management fee revenue
- related party (AWB Pools)	2(d	)	19,476	15,304
Interest revenue
- related party (AWB Pools)	2(b	)	15,190	37,541

Terms and conditions

Interest is charged or credited on amounts with AWB Limited at prevailing commercial interest rates. All other transactions within the Group are based on actual amounts incurred or received and are conducted on commercial terms and conditions.

(e)	Outstanding balances arising from sales/purchases of goods and services

The following balances are outstanding at the reporting date in relation to transactions with related parties:

			Consolidated
			2010	2009
			$’000	$’000

Receivable from
- related party (AWB Pools)	6		236,039	125,509
- associates	9		12,912	14,305
Payable to
- related party (AWB Pools)	15,16	(a)	70,555	348,235

No provision has been raised in relation to any outstanding balances, and no expense has been recognised in respect of bad or doubtful debts due from related parties.

(f)	Related party transactions with director related entities

	Consolidated
	2010	2009
	$’000	$’000

Purchases:
(2009: Chamarette)	—	50,288

Terms and conditions

All transactions within Director related entities are based on actual amounts incurred or received and are conducted on commercial terms and conditions.

29.	SEGMENT INFORMATION

The Group’s primary segment reporting format is business segments as the Group’s risks and rates of return are affected predominantly by differences in the products and services produced. Secondary segment information is reported geographically.

Inter segment pricing is determined on an arm’s length basis. Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Segment capital expenditure is the total cost incurred during the period to acquire segment assets that are expected to be used for more than one period.

Reportable segments

The Group comprises the following main reportable segments, based on the group’s management reporting system:

								Discontinued operations
	Continuing operations							International
	Pool		International	Logistics &				Commodity	Rural	Landmark
	Management &	Grain	Commodity	Other	Rural	Other/		Management	Services	Financial	Intersegment
2010	Harvest Finance	Marketing	Management	Investments	Services	corporate	Total	(Brazil)	(ELF)	Services	eliminations	Total operations
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Revenue
External segment revenue	218,093	1,360,007	2,078,412	249,653	1,674,818	28,349	5,609,332	63,855	—	82,693	—	5,755,880
Intersegment revenue	172	47,487	35,171	45,614	(303)	125,075	253,216	—	—	—	(253,216)	—

Total consolidated revenue	218,265	1,407,494	2,113,583	295,267	1,674,515	153,424	5,862,548	63,855	—	82,693	(253,216)	5,755,880

Total consolidated revenue consists of:
Revenue							5,544,252	53,048		1,201	—	5,598,501
Finance income							42,418	6,755		79,129	—	128,302
Other income							22,663	4,051		2,363	—	29,077

Total consolidated revenue							5,609,333	63,854	—	82,693	—	5,755,880

Results
Underlying EBITDA	15,476	5,013	30,140	24,000	62,001	(18,315)	118,315	(9,716)	—	3,059	—	111,658
Share of associates’ profits/(losses)	—	—	—	5,736	7,044	—	12,780	—	—	—	—	12,780

Total underlying EBITDA	15,476	5,013	30,140	29,736	69,045	(18,315)	131,095	(9,716)	—	3,059	—	124,438
Amortisation and depreciation	—	—	(248)	(10,286)	(7,661)	(9,643)	(27,838)	385	—	(517)	—	(27,970)

Underlying EBIT	15,476	5,013	29,892	19,450	61,384	(27,958)	103,257	(9,331)	—	2,542	—	96,468
Corporate interest income	—	—	—	—	—	235,632	235,632	7,270	—	8,634	—	251,536
Corporate interest expense	—	—	—	—	—	(259,593)	(259,593)	(7,884)	—	(9,619)	—	(277,096)

Corporate Net Interest	—	—	—	—	—	(23,961)	(23,961)	(614)	—	(985)	—	(25,560)

Profit before tax and significant items	15,476	5,013	29,892	19,450	61,384	(51,919)	79,296	(9,945)	—	1,557	—	70,908
Significant items	—	—	29,831	—	(2,961)	(92,192)	(65,322)	—	(10,740)	(69,803)	—	(145,865)

Segment result	15,476	5,013	59,723	19,450	58,423	(144,111)	13,974	(9,945)	(10,740)	(68,246)	—	(74,957)
Income tax expense							580	166	3,222	19,933	—	23,901
Profit attributable to minority interest	—	—	—	(201)	(3,662)	—	(3,863)	—	—	—	—	(3,863)

Profit/(loss) attributable to members of the parent							10,691	(9,779)	(7,518)	(48,313)	—	(54,919)

Assets
Segment assets	273,876	380,642	613,657	120,564	893,824	442,060	2,724,623	65,214	—	11,421	(276,199)	2,525,059

Unallocated corporate assets												170,362
Total assets												2,695,421

Liabilities
Segment liabilities	267,870	425,835	496,290	207,377	445,055	(243,268)	1,599,159	72,682	—	—	(276,199)	1,395,642

Unallocated corporate liabilities												23,153
Total liabilities												1,418,795

Unallocated net corporate assets												147,209
Net assets excluding net corporate assets	6,006	(45,193)	117,367	(86,813)	448,769	685,328	1,125,464	(7,468)	—	11,421	—	1,129,417
Net assets												1,276,626

Other segment information
Investments in associate	—	—	—	19,088	40,019	—	59,107					59,107

Acquisition of non-current asset	—		1,816	28,530	17,810	18,088	66,244	—	—	—	—	66,244

Non-cash items other than depreciation and amortisation	—	(21,224)	22,276	(9,375)	(9,453)	(1,182)	(18,958)	2,076	10,740	67,748	—	61,606

			Others &
			Discontinued	Intersegment
Geographical segments	Australia	Switzerland	Operations	eliminations	Consolidated
	$’000	$’000	$’000	$’000	$’000

Segment revenue	3,413,566	2,093,265	323,446	(74,397)	5,755,880
Non-current assets	652,215	3,244	10,382	—	665,841

	Continuing operations							Discontinued operations
				Logistics &
		Grain		Other
		Marketing		Investments
	Pool	(formerly		(formerly Supply				International
	Management &	Australian	International	Chain and				Commodity	Rural	Landmark
	Harvest	Commodity	Commodity	Other	Rural	Other/		Management	Services	Financial	Intersegment	Total
2009	Finance	Management)	Management	Investments)	Services	corporate	Total	(Brazil)	(ELF)	Services	eliminations	operations
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Revenue
External segment revenue	189,557	1,824,952	2,275,028	298,952	1,813,185	79,971	6,481,645	567,187	—	205,045	—	7,253,877
Intersegment revenue	984	255,312	263,613	41,306	(1,566)	236,483	796,132	—	—	—	(796,132)	—

Total consolidated revenue	190,541	2,080,264	2,538,641	340,258	1,811,619	316,454	7,277,777	567,187	—	205,045	(796,132)	7,253,877

Total consolidated revenue consists of:
Revenue							6,269,071	540,161	—	3,246	—	6,812,478
Finance income							77,069	8,385	—	196,064	—	281,518
Other income							135,505	18,641	—	5,735	—	159,881

Total consolidated revenue							6,481,645	567,187	—	205,045	—	7,253,877

Results
Underlying EBITDA	10,028	43,975	47,460	15,610	45,590	(7,156)	155,507	(113,338)	—	9,890	—	52,059
Share of associates’ profits/(losses)	—	—	—	5,993	2,833	—	8,826	—	(18,521)	—	—	(9,695)

Total underlying EBITDA	10,028	43,975	47,460	21,603	48,423	(7,156)	164,333	(113,338)	(18,521)	9,890	—	42,364
Amortisation and depreciation	—	—	(206)	(8,792)	(8,213)	(9,424)	(26,635)	(7,184)	—	(1,239)	—	(35,058)

Underlying EBIT	10,028	43,975	47,254	12,811	40,210	(16,580)	137,698	(120,522)	(18,521)	8,651	—	7,306
Corporate interest income	—	—	—	—	—	249,423	249,423	6,329	—	19,509	—	275,261
Corporate interest expense	—	—	—	—	—	(296,706)	(296,706)	(11,509)	—	(25,550)	—	(333,765)

Corporate Net Interest	—	—	—	—	—	(47,283)	(47,283)	(5,180)	—	(6,041)	—	(58,504)

Profit before tax and significant items	10,028	43,975	47,254	12,811	40,210	(63,863)	90,415	(125,702)	(18,521)	2,610	—	(51,198)
Significant items	—	(55,905)	(53,834)	—	—	(35,870)	(145,609)	109,739	(43,136)	(119,715)	—	(198,721)

Segment result	10,028	(11,930)	(6,580)	12,811	40,210	(99,733)	(55,194)	(15,963)	(61,657)	(117,105)	—	(249,919)
Income tax expense							12,767	(30,936)	19,257	861	—	1,949
Profit attributable to minority interest	—	—	—	(219)	(4,206)	—	(4,425)	1,571	—	—	—	(2,854)

Profit/(loss) attributable to members of the parent							(46,852)	(45,328)	(42,400)	(116,244)	—	(250,824)

Assets
Segment assets	222,774	304,794	718,791	139,592	573,995	1,549,365	3,509,311	190,824	10,740	2,494,818	(1,282,413)	4,923,280

Unallocated corporate assets												135,902
Total assets												5,059,182

Liabilities
Segment liabilities	219,149	338,808	602,046	236,253	485,814	518,411	2,400,481	182,847	—	2,484,858	(926,175)	4,142,011

Unallocated corporate liabilities												12,225
Total liabilities												4,154,236

Unallocated net corporate assets												123,677
Net assets excluding net corporate assets	3,625	(34,014)	116,745	(96,661)	88,181	1,030,954	1,108,830	7,977	10,740	9,960	(356,238)	781,269

Net assets												904,946

Other segment information
Investments in associates	—	—	—	—	32,916	20,636	53,552	—	10,740	83	—	64,375

Acquisition of non-current assets	—	13,519	898	—	8,001	19,561	41,979	—	—	—	—	41,979

Non-cash items other than depreciation and amortisation	—	—	—	—	—	8,180	8,180	—	—	—	—	8,180

			Others &
			Discontinued	Intersegment
Geographical segments	Australia	Switzerland	Operations	eliminations	Consolidated
	$’000	$’000	$’000	$’000	$’000

Segment revenue	4,411,350	2,412,787	923,443	(493,703)	7,253,877
Non-current assets	1,870,094	619	24,155	—	1,894,868

Differences between the segment allocation to discontinued operations as reviewed by management and the statutory discontinued operations as disclosed in note 4 are due to the following:

•	The International Commodity Management segment presents the result at budgeted rate with the difference between the budgeted FX rate and the actual rate reflected in the Other/corporate segment.

•	The LFS discontinued business segment in the segment note includes an internal allocation of working capital interest and overhead costs which are not included in the discontinued operations for statutory reporting purposes.

Reconciliation of corporate interest income and expense to the income statement:

(i) Corporate Interest income

Finance Income	2010	2009
	$’000	$’000

Total Finance income as per income statement for continuing operations	42,418	77,069
Finance income for discontinued operations	85,884	204,449
Total Finance income	128,302	281,518
Finance income amounts included in EBITDA for segment reporting	123,234	(6,257)
Finance income as per segment reporting	251,536	275,261

(ii)	Corporate Interest expense

Finance expenses as per Income statement	2010	2009
	$’000	$’000

Total Finance expense as per income statement for continuing operations	(45,414)	(86,077)
Finance expenses for discontinued operations	(85,537)	(184,624)
Total Finance expense	(130,953)	(270,701)
Finance expense amounts included in EBIT for segment reporting purposes	(146,143)	(63,064)
Finance expenses as per segment reporting	(277,096)	(333,765)

30.	EXPENDITURE COMMITMENTS

(a) Capital expenditure commitments

	Consolidated
	2010	2009
	$’000	$’000

Estimated capital expenditure contracted for at balance date but not provided for:
- payable not later than one year	5,406	5,256
- payable later than one year but not later than five years	7,290	7,590

	12,696	12,846

(b) Lease expenditure commitments

Operating leases (non-cancellable)
- payable not later than one year	51,721	40,688
- payable later than one year but not later than five years	169,994	140,108
- payable later than five years	13,970	16,214

	235,685	197,010

These lease commitments represent future minimum lease payments due for the head office, regional and overseas offices, motor vehicles and forklifts under operating leases. The head office lease is for 12 years which commenced in the 2004 financial year. The remaining operating leases have an average lease term of three years. Lease payments comprise a base amount plus an incremental contingent rental. Contingent rentals are based on the contract terms.

	Consolidated
Finance leases	2010	2009
	$’000	$’000

- payable not later than one year	500
- payable later than one year but not later than five years	1,467	—
- payable later than five years	—	—

Total minimum lease payments	1,967	—

Less amounts representing finance charges	112	—

Present value of minimum lease payments	1,855	—

The Group has finance leases and hire purchase contracts for plant and equipment with a carrying amount of $1.8m (2009: Nil) for both the Group and AWB Limited. These lease contracts expire in 5 years. These assets will be owned by the group at the end of the lease.

	Consolidated
	2010	2009
	$’000	$’000

Included in the financial statements as:
Current interest-bearing loans and borrowings	451	—
Non-current interest-bearing loans and borrowings	1,404	—

Total included in interest- bearing loans and borrowings (note 16a)	1,855	—

31.	CONTINGENT LIABILITIES

	2010	2009
	$’000	$’000

Several claims for damages and costs were lodged against AWB Limited and its controlled entities against which AWB Limited denied liability and defended the claims. In addition, AWB may incur advisory fees if the Scheme of Arrangement with Agrium is approved. The possible damages/costs other than those not reliably measurable were estimated to amount to:	15,567	11,939

The likely timing or potential reimbursement of these outflows is unknown.

Indemnities

The parent entity had contingent liabilities at 30 September 2010 in respect of indemnities given by the AWB Limited to AWB (International) Limited against possible costs incurred by AWB (International) Limited arising in relation to proceedings under the Oil for Food Inquiry and any possible tax assessments issued against AWB (International) Limited by the ATO. This indemnity may give rise to liabilities in the parent entity in the event that AWB (International) Limited incurs an indemnified liability. Any possible liabilities cannot be quantified at the date of this report.

32.	SHARE-BASED PAYMENTS

Performance Rights Plan

A Performance Rights Plan exists, whereby selected senior employees (including key management personnel) of the group are given the opportunity to acquire rights over unissued ordinary shares in AWB Limited by participating in the plan.

The terms and valuation of performance rights granted are consistent with those granted to key management personnel and disclosed within the Remuneration Report.

Recognised share based payments expense

The expense recognised for employee services received during the year is shown in the table below.

	Consolidated
	2010	2009
	$’000	$’000

Expense arising from equity-settled share based payment transactions	3,167	2,558
Expense arising from cash-settled share based payment transactions	479	(189)

Total expense arising from share based transactions	3,646	2,369

Summary of performance rights granted

The following table illustrates the number (No.) and weighted average exercise price (WAEP) of, and movements in, performance rights issued during the year.

	2010	2010	2009	2009
Equity-settled	No.	WAEP	No.	WAEP

Outstanding at the beginning of the period	4,766,881	nil	3,361,474	nil
Granted during the year	3,305,000	nil	2,337,371	nil
Forfeited during the year	(1,094,570)	nil	(736,207)	nil
Exercised during the year	—	nil	—	nil
Expired during the year	—	nil	(195,757)	nil

Outstanding at the end of the year	6,977,311	nil	4,766,881	nil

	2010	2010	2009	2009
Cash-settled	No.	WAEP	No.	WAEP

Outstanding at the beginning of the period	965,224	nil	628,524	nil
Granted during the year	—	nil	336,700	nil

Outstanding at the end of the year	965,224	nil	965,224	nil

As the exercise price is $1 for the exercise of large parcels of performance rights, combined with certain tranches which have a nil exercise price, the effective weighted average exercise price is nil.

Weighted average remaining contractual life

The weighted average remaining contractual life for equity-settled performance rights outstanding as at 30 September 2010 is 4.47 years (2009: 3.25 years).

The weighted average remaining contractual life for cash-settled performance rights outstanding as at 30 September 2010 is 0.38 years (2009: 1.04 years).

As a result of the proposed acquisition of AWB by Agrium, the AWB Board exercised its discretion to determine that all performance rights become vested on 7 October 2010 (the date the Court ordered AWB to convene and hold a Scheme Meeting). All performance rights were subsequently exercised.

Range of exercise price

The range of exercise prices for performance rights outstanding at the end of the year was $nil to $1 (2009: $nil to $1).

Weighted average fair value

The weighted average fair value of cash-settled performance rights granted during the year was $1.06 (2009 $0.93). The weighted average fair value of equity-settled performance rights granted during the year was $1.08 (2009 $2.09).

Recognised cash settled share based payment liability

The carrying amount of the liability relating to the cash settled share based payment at 30 September 2010 is $855,160 (2009: $376,597).

No cash-settled awards vested during the period ended 30 September 2010 (2009: nil).

Option pricing model

The equity and cash settled rights have been valued using market data as at the grant date. A Monte Carlo simulation based valuation model was developed to simulate the date of vesting, the percentage vesting, the share price and its associated TSR. Once the simulated date of vesting and share prices were determined, the fair value obtained at each vesting date was discounted back to the grant date. Refer to the Remuneration Report for a listing of inputs to the valuation model.

33.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

This note presents information about the Company’s and Group’s exposure to each of the risk factors set out below and the Group’s related objectives, policies and processes for measuring and managing these risks. The 2010 exposures exclude discontinued operations. 2009 has not been restated.

Financial risk factors

Due to the diversity of its business in Australia and abroad, AWB is exposed to risk from a variety of activities such as:

•	The purchase and sale of commodities, including the chartering of ships to manage actual and anticipated transport commitments;

•	Hedging and proprietary trading in commodity products and related derivative instruments; and

•	Foreign exchange and interest rate risk associated with commodity trading, the provision of financial services and Group funding.

The Group’s risk appetite is reviewed annually by the management team and is approved by the Board of Directors (‘the Board’).

The Board has overall responsibility for the establishment and oversight of the risk management framework. The Board has established the Board Risk Committee (BRC), which is responsible for developing and monitoring risk management policies. The BRC reports regularly to the Board on its activities. The BRC monitors AWB’s risk management profile principally via the Risk Report.

The Group’s risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the financial performance of the Group. The Group uses derivative financial instruments to economically hedge certain risk exposures.

Derivatives are used to manage foreign currency, commodity, freight and interest rate exposures. Group Treasury and the divisions may only deal in authorised markets, exchanges, products and instruments. Limits on the size and nature of transactions permitted have been established by the BRC and are subject to strict internal controls. Changes to limits must be approved by the risk function.

Markets, products and instruments

Approved markets, exchanges and products are defined in the Group’s risk management policy. All authorised products and instruments are listed in a register of approved products and instruments maintained by the risk function. Before entering into any contract, the authority to act is verified. All new products must be approved by the risk function and notified to the BRC. When significant new product approvals are sought (or significant changes to existing products), the risk function consults with the BRC prior to approving.

AWB uses a combination of limits and operational thresholds to ensure that exposures remain within acceptable limits. Operational thresholds are found in the register of limits and authorisations and they are approved by the Managing Director in consultation with the Management Risk Committee.

AWB’s business and operating environment requires management to undertake a broad variety of trading, particularly in relation to commodities, in addition, a strictly controlled amount of strategic proprietary trading is undertaken. Controlled proprietary trading is undertaken in accordance with the risk management policy which includes strict levels of authorisation and control which are monitored by the risk function and Group Treasury.

The accounting classifications of each category of financial instruments, and their carrying amounts are set out below.

			At fair value	At fair value	Financial
		Available-for-	through profit	through profit	liabilities
Consolidated	Loans and	sale financial	and loss	and loss	measured at	Total carrying
30 September 2010	receivables	assets	(designated)	(held for trading)	amortised cost	amount
	$’000	$’000	$’000	$’000	$’000	$’000

Financial assets
Cash and cash equivalents	111,852	—	—	—	—	111,852
Loans and advances	2,316	—	—	—	—	2,316
Trade and other receivables	932,634	—	—	—	—	932,634
Investments — listed securities	—	2,546	—	—	—	2,546
Investments — unlisted securities	—	1,350	—	—	—	1,350
Derivative financial instruments	—	—	—	172,015	—	172,015
Other financial assets	—	881	—	—	—	881
Financial liabilities
Trade and other payables	—	—	—	—	(569,845)	(569,845)
Derivative financial instruments	—	—	—	(55,891)	—	(55,891)
Interest bearing loans and borrowings	—	—	—	—	(652,229)	(652,229)

	1,046,802	4,777	—	116,124	(1,222,074)	(54,370)

			At fair value	At fair value	Financial
		Available-for-	through profit	through profit	liabilities
Consolidated	Loans and	sale financial	and loss	and loss	measured at	Total carrying
30 September 2009	receivables	assets	(designated)	(held for trading)	amortised cost	amount
	$’000	$’000	$’000	$’000	$’000	$’000

Financial assets
Cash and cash equivalents	296,797	—	—	—	—	296,797
Loans and advances	2,089,279	—	382,543	—	—	2,471,822
Trade and other receivables	803,079	—	—	—	—	803,079
Investments — listed securities	—	3,332	—	—	—	3,332
Investments — unlisted securities	—	856	—	—	—	856
Derivative financial instruments	—	—	—	142,415	—	142,415
Other financial assets	—	881	—	—	—	881
Financial liabilities
Trade and other payables	—	—	—	—	(432,234)	(432,234)
Derivative financial instruments	—	—	—	(82,057)	—	(82,057)
Interest bearing loans and borrowings	—	—	—	—	(3,405,120)	(3,405,120)

	3,189,155	5,069	382,543	60,358	(3,837,354)	(200,229)

     Interest Rate Risk

Interest rate risk refers to the risk that the value of a financial instrument or cash flows associated with the instruments will fluctuate due to changes in market interest rates.

Group Exposure

The Group has a net exposure to interest rate risk through the combination of its interest bearing assets and liabilities. The main assets of the Group impacted by movements in interest rates are the Landmark Financial Services loan book, which lends funds on both a fixed and variable interest rate basis and the Harvest Finance products. The Harvest Finance loan products are provided on a floating interest rate basis whilst the Harvest Finance payment products are provided on a fixed interest rate basis.

The Landmark Financial Services and Harvest Finance loan books are funded on a floating rate basis. The working capital requirements for the Group are funded via the Syndicated Loan Facility, inventory financing and securitisation of the Landmark Rural Services receivables, all of which are exposed to floating interest rates, and Unsecured Deposit Notes (UDNs). Offshore subsidiaries utilise letter of credit and bank facilities to fund their working capital, all of which are exposed to floating rates.

Group Treasury will at times enter into derivative interest rate products such as exchange-traded and over-the-counter options, forward rate agreements and interest rate swaps for proprietary purposes within the Board delegated limits. Such transactions create interest rate risk for the Group.

Management of exposure

Group Treasury actively manages the Group’s interest rate exposure by monitoring interest rate markets and quantifying the risk for predetermined outlook periods. When appropriate, the Group will enter into hedges to reposition its risk. Due to the assets being short term in nature or exposed to variable rates, the Group’s policy is to be exposed to floating interest rates on borrowings to ensure that the assets and liabilities are suitably matched. Where there have been loans provided by Landmark Financial Services on a fixed interest rate basis, these loans will be hedged back to floating interest rates utilising interest rate swaps. Such interest rate swaps result in the Group exchanging fixed interest rate receipts for floating interest rate receipts. Harvest Finance payment products are on a fixed interest rate basis and currently there are no hedges in place (2009: $55m).

The manner in which the interest rate risk is managed will affect the net profit of the group. The interest receipts on the fixed rate loan portfolio are swapped to variable, reducing fluctuations in fair value movements. The Group’s exposure to variable interest rates arises from the excess of financial liabilities (borrowings) over financial assets (loans and advances), giving rise to a net variable interest rate exposure.

     Interest rate risk exposure as at balance date

A 10 basis point movement in interest rates would have a $0.4 million impact on post-tax profit/(loss) (2009: $0.3 million). The table below provides an example of the impact of a 100 basis point increase (2009: 200 basis point increase) or a 50 basis point decrease (2009: 50 basis point decrease) to the post tax profit and loss as at balance date. Other than retained earnings, there would be no impact on equity.

	Consolidated
	2010	2009
	$’000	$’000

Variable rate exposure
Net Financial (liabilities)/assets exposed to variable interest rates	(512,998)	(511,234)
Sensitivity analysis
Effect of a 100 basis point (2009: 200 basis point) increase on post tax profit/(loss)	(3,591)	(6,152)
Effect of a 50 basis point (2009: 50 basis point) decrease on post tax profit/(loss)	1,795	1,542

Fair value exposure also arises on the fixed rate loan book and related interest rate derivatives. The net effect of these is included in the sensitivity analysis above.

     Discussion of sensitivity analysis

This analysis assumes that all other variables will remain constant, in particular credit margins on assets and liabilities as well as foreign exchange rates. The balances depicted in the table above will not remain constant throughout the 2011 financial year, and therefore should be used with care.

The results of the above sensitivity analysis are within the risk appetite of the Group, and are a result of external debt exposure being subject to variable interest rates. The exposure is caused by the working capital requirements of the Group which is a required risk of operating.

     Foreign currency exchange risk

Foreign currency risk (or foreign exchange risk) arises on financial instruments that are denominated in a foreign currency, i.e. in a currency other than the functional currency in which they are measured. Currency risk does not arise from financial instruments that are non-monetary items.

There are two types of currency risk — transaction risk and translation risk. Transaction risk arises when the Group enters into transactions that will be settled in the future in foreign currency. Translation risk is the risk that arises when the Group has assets and liabilities denominated in a foreign currency, whose carrying amounts will fluctuate with movements in foreign currency exchange rates.

Group exposure

The Group’s shareholders’ equity, earnings and cash flows are influenced by a wide variety of currencies due to the geographic diversity of the Group’s sales and the countries in which it operates. Transaction risk arises from various activities of the Group. Such activities include the majority of physical as well as hedging contracts of wheat and other grains being denominated in USD whilst shipping contracts are also priced in USD. Offshore subsidiaries will at various points in time pay dividends to the parent which will create transaction risk as the dividends will be denominated in the subsidiaries’ transactional currency which is generally USD. From time to time, the Group will have small foreign currency transactions which relate to purchases of supplies in foreign currencies.

The functional currency of the Group’s Australian operations is AUD. The functional currencies of the Group’s international subsidiaries is predominantly USD as the majority of revenues, operating costs and debt are denominated in USD. Therefore translation risk arises when the international subsidiaries’ accounts are translated into AUD for reporting purposes.

Group Treasury will at times enter into derivative foreign exchange products such as currency options, cross currency contracts (spot and forward) and currency swaps for proprietary purposes within the Board delegated limits. Such transactions create foreign exchange risk for the Group.

Management of Exposure

Group Treasury actively manages the foreign exchange risk for the Group by monitoring the foreign exchange markets and where appropriate entering into hedges. Hedging instruments include cross-currency contracts (spot and forward), currency swaps and currency options.

It is the Group’s policy to hedge the majority of transactional exposures to foreign currencies arising from forward sale and purchase commodity contracts. These commodity contracts are entered into by the Group to manage against commodity price risk that arises as a result of commodity prices being denominated and at expiry, being settled in foreign currencies. Business units are required to identify their transactional exposures and notify Group Treasury which will then enter into the appropriate hedge.

Translation exposures arising from translating offshore subsidiaries into AUD for reporting purposes are not hedged. However, should an offshore subsidiary pay a dividend to the parent, the foreign currency transaction will usually be hedged at the point in time the dividend is declared.

     Foreign currency exposure/sensitivity analysis as at balance date

A 1 cent movement in the AUD against the USD would have a $0.2 million impact on post tax profit/(loss) (2009: $0.1 million) and on net monetary assets/(liabilities) excluding hedging of future commodity purchases and sales.

Consolidated	AUD functional currency
30 September 2010	USD	EUR	CAD
	A$’000	A$’000	A$’000

Net exposure of financial assets and liabilities to foreign currency before the effect of economic hedges on forward purchase and sale contracts	24,403	6,306	3,262

Sensitivity — movements in functional currency:
Appreciate 10%	(1,553)	(401)	(208)
Depreciate 10%	1,898	490	254

	AUD functional currency
30 September 2009	USD	EUR	CAD
	A$’000	A$’000	A$’000

Net exposure of financial assets and liabilities to foreign currency before the effect of economic hedges on forward purchase and sale contracts	(624)	3,321	3,950

Sensitivity — movements in functional currency:
Appreciate 10%	40	(211)	(251)
Depreciate 10%	(49)	258	307

	USD functional	INR functional
	currency	currency
30 September 2010	EUR	USD
	A$’000	A$’000

Net exposure of financial assets and liabilities to foreign currency before the effect of economic hedges on forward purchase and sale contracts	1,334	713

Sensitivity — movements in functional currency:
Appreciate 10%	(85)	(45)
Depreciate 10%	104	55

	USD functional	INR functional
	currency	currency
30 September 2009	EUR	USD
	A$’000	A$’000

Net exposure of financial assets and liabilities to foreign currency before the effect of economic hedges on forward purchase and sale contracts	(18,276)	623

Sensitivity — movements in functional currency:
Appreciate 10%	1,163	(40)
Depreciate 10%	(1,421)	48

As discussed above, the Group manages its exposure to commodity prices by taking out forward purchases and sale commodity contracts. These forward purchase and sale commodity contracts are settled in foreign currency and therefore result in the Group being exposed to foreign currency risk. To mitigate the risk arising from future foreign currency cash flows, the Group enters into foreign exchange contracts (FECs) and currency options. At 30 September 2010, the Group’s exposure arising from open FECs and currency options is as follows:

Consolidated	AUD functional currency
30 September 2010	USD	EUR	CAD
	A$’000	A$’000	A$’000

Net exposure of foreign currency derivatives that are economic hedges on future sale and purchase commodity contracts	336,736	(31,108)	64,146

Sensitivity — movements in functional currency:
Appreciate 10%	27,410	(2,682)	4,903
Depreciate 10%	(31,696)	3,268	(6,021)

	AUD functional currency
30 September 2009	USD	EUR	CAD
	A$’000	A$’000	A$’000

Net exposure of foreign currency derivatives that are economic hedges on future sale and purchase commodity contracts	157,454	(14,708)	26,910

Sensitivity — movements in functional currency:
Appreciate 10%	27,166	(2,545)	4,403
Depreciate 10%	(32,034)	3,103	(5,407)

The impact to profit and loss as disclosed in the sensitivity on the FECs and currency options (on the previous page) will be over 85% (2009: 90%) offset by the future net receipt of foreign currency proceeds on settlement of the forward sale and purchase contracts. This is depicted by the following analysis of notional values of the FECs and the gross cash flows expected from the forward purchase and sale contracts.

     Consolidated

	AUD functional currency
30 September 2010	USD	EUR	CAD
	A$’000	A$’000	A$’000

Net future receipts/(payments) on settlement of forward purchase and sale contracts	200,138	(18,444)	45,929
Net buy/(sell) cash flows arising from foreign currency derivatives that are economic hedges on future sale and purchase commodity contracts	(231,619)	20,998	(54,851)

Net position	(31,481)	2,554	(8,922)

	AUD functional currency
30 September 2009	USD	EUR	CAD
	A$’000	A$’000	A$’000

Net future receipts/(payments) on settlement of forward purchase and sale contracts	124,810	1,343	6,317
Net buy/(sell) cash flows arising from foreign currency derivatives that are economic hedges on future sale and purchase commodity contracts	(132,415)	638	(5,105)

Net position	(7,605)	1,981	1,212

INR functional
currency
30 September 2010	USD
A$’000

Net future receipts/(payments) on settlement of forward purchase and sale contracts	—
Net buy/(sell) cash flows arising from foreign currency derivatives that are economic hedges on future sale and purchase commodity contracts	—

Net position	—

INR functional
currency
30 September 2009	USD
A$’000

Net future receipts/(payments) on settlement of forward purchase and sale contracts	733
Net buy/(sell) cash flows arising from foreign currency derivatives that are economic hedges on future sale and purchase commodity contracts	(733)

Net position	—

Management through its specialised treasury function actively monitors foreign currency positions held by the Group to ensure that no material exposure to foreign currency outside of economic relationships arises.

The analysis above does not include translation of foreign subsidaries and, as the Group does not enter into cash flow hedges, the sensitivity analysis does not result in an impact on equity reserves. The balances in the tables above will not remain constant throughout the 2011 financial year, and therefore should be used with care.

     Commodity price risk

Commodity price risk arises from the potential impact of changes in commodity prices on the value of a transaction. It may include:

•	The impact of holding positions that are exposed to price changes;

•	The risk of loss because a position cannot be liquidated without incurring significant losses compared to fair market value; and

•	The risk of loss from incorrect valuation or pricing of unfavourable terms and conditions in a contract.

Group exposure

Commodity prices can fluctuate widely in response to changing levels of supply and demand. This is a natural risk of the Group’s business model and is managed by trading in a wide variety of physical and derivative products on a number of different markets and exchanges. AWB is exposed to commodity price risk from a variety of activities including:

•	The purchase and sale of commodities;

•	Chartering of ships to manage actual and anticipated transport commitments; and

•	Hedging of the above activities.

Management of exposure

Each trading business unit actively manages commodity price risk exposure by monitoring commodity markets and outlooks as well as commodity positions to which it is exposed. When appropriate, the Group will enter into hedges (futures and options) to reposition its risk while ensuring that derivative positions are not of a magnitude that can make it difficult to liquidate within a reasonable time period.

The Group’s commodity risk management framework includes value at risk (VAR) limits for exposures to commodities by region which are documented in the Register of Limits. These limits are designed to allow business decisions to be made with integrity while protecting AWB’s reputation and competitive position. The corporate risk unit independently monitor the limits discussed above to ensure commodity exposures remain within the Group’s risk appetite.

At balance date the group had the following physical and derivative positions related to exposures to commodity price risk and the impact of a 10% change in commodity prices would increase/(decrease) the profit and loss by the amounts shown below. Other than retained earnings, there would be no impact on equity as a result of shift in commodity prices.

     Commodity price risk exposure/sensitivity analysis at balance date

	Fair value of	Net effect of a	Net effect of a
	derivatives	10% appreciation	10% depreciation
Consolidated	and physical	in price on post-tax	in price on post-tax
30 September 2010	inventory	profit or loss	profit or loss
	$’000	$’000	$’000

Commodities	260,646	4,637	(3,896)
Freight	1,452	(289)	289

	262,098	4,348	3,607

	Fair value of	Net effect of a	Net effect of a
	derivatives and	10% appreciation	10% depreciation
Consolidated	physical	in price on post	in price on post
30 September 2009	inventory	tax profit or loss	tax profit or loss
	$’000	$’000	$’000

Commodities	147,650	(3,800)	3,947
Freight	19,018	(252)	252

	166,668	(4,052)	4,199

     Discussion of sensitivity analysis

A 10% movement in commodity prices has been determined as a reasonably possible change based on recent market history specific to agricultural commodities. However, due to controls the Group has in relation to commodity trading, such as trading limits and stop losses, it is not expected that a change of this magnitude would crystallise. The fair value exposure on derivatives and physical inventory above includes inventory held in a broker-trader relationship (because it is integral to the profile of the commodity risk), the associated forward sales agreements are included in the derivative financial instrument exposures.

Commonly traded commodities include wheat, soy beans, soy meal, soy oil, sorghum, barley, canola, corn, and cattle.

The relationship between commodity prices and foreign currencies is complex and movement in foreign exchange can impact commodity prices. These exposures and related sensitivities are not expected to remain constant throughout 2011 and therefore should be used with care.

     Capital management and liquidity risk

Capital Management

The capital structure of the Group consists of debt, cash and cash equivalents and equity attributable to equity holders of the parent, comprising issued capital, retained earnings and reserves.

The Group has a capital management strategy which provides guidelines for:

•	Determining the appropriate level of total equity and debt for the AWB Limited Group;

•	Setting appropriate benchmark rates for return on capital for the AWB Group, AWB businesses and new investments;

•	Allocating, measuring and monitoring the level of capital held by each AWB business and the return on capital invested;

•	Prioritising the allocation of capital to new business activities;

•	Ensuring compliance with risk parameters set by the board; and

•	The dividend policy.

The strategy is reviewed by the CFO and is approved by the AWB Limited Board.

AWB has had a stated aim in prior years for a dividend payout of between 40% and 65% of its net profit after tax post significant items, and the aim of fully franking all dividends. This policy is reviewed annually and takes into account industry conditions and the AWB group’s overall capital management strategy and investment view. Any dividend paid is subject to final approval by the Board. Given the changes to the Corporations Act 2001 regarding the payment of dividends, it is the intention of AWB to review its dividend policy and revise it accordingly.

Capital restrictions

In accordance with the Swiss Federal Code of Obligations and AWB (Geneva) SA’s articles of incorporation, 5% of the net profit of each year is to be apportioned to the general legal reserve until this is equivalent to 20% of the Company’s share capital. In addition, an amount equal to 10% of such part of any dividend, which may be declared or paid in excess of a 5% dividend, is required to be transferred to the general reserve. The general reserve up to 50% of the share capital is not available for distribution. Refer to Note 22 for a numerical reconciliation of this reserve.

Liquidity risk

Liquidity risk is the possibility that an entity will be unable to meet its obligations as they become due because of an inability to liquidate assets or obtain adequate funding.

Group exposure

The Group is exposed to liquidity risk principally due to:

•	its working capital requirements for the Landmark and Commodity businesses, including funding and settlement of derivative instruments of the Group; and

•	the funding requirements of Harvest Finance loans and payment products.

Management of exposure

The primary objective of the Group’s liquidity management framework and processes is to ensure that the Group has sufficient liquidity to meet its obligations as they fall due across a variety of operating circumstances. In managing its liquidity risk, the Group has access to funding through committed and uncommitted bank facilities. Group Treasury centrally coordinates the relationships with banks (the Group has a panel of relationship banks), the borrowing requirements of the Group and the day-to-day cash management.

In managing the Group’s liquidity, cash flow forecasting is performed. Cash flow forecasting is largely dominated by the cyclical nature of the business and is based on cash flow model projections. Group Treasury utilises these cash flow forecasts combined with the funding profile to obtain short-dated and longer-term liquidity arrangements which are generally funded through external borrowings. Group Treasury ensures that there is a diverse range of funding facilities for the Group and has structured the maturity dates to ensure that facility maturities are not unduly concentrated.

The Group has multiple funding facilities, each of which are used to fund certain areas of the business. Working capital for the Group is provided in various forms, including a syndicated loan facility, inventory financing and discounting of receivables. The syndicated loan facility is provided by four major banks. Discounting of the Landmark Rural Services receivables provides funding to the Group as receivables are sold to a financing special purpose vehicle (RURAL Trade Receivables Trust) at a discounted rate upon creation of the receivable. The trust is funded by way of a bank warehouse facility. Offshore subsidiaries are typically capitalised to a sufficient level to allow them to obtain bank facilities to fund their working capital requirements as and when they are required.

Harvest Finance loan and payment products are funded via inventory financing.

In order to maintain access to the global capital markets, the Group has sought and maintains a short and long term credit rating for AWB Harvest Finance from the global credit rating agency Standard and Poor’s of A1 short term and A long term (credit watch negative). A long term credit rating is also obtained for AWB Limited from Standard and Poor’s which is currently BBB- (credit watch positive).

Maturity profiles of funding facilities are outlined in Note 16(b).

The table below analyses the Group’s financial liabilities across the defined maturity groupings based on the remaining period at the reporting date to the earliest contractual maturity date.

     Contractual maturities non-derivative financial liabilities

30 September 2010	Between	Between	Between	Between	Between
Consolidated	0-3 months	3-6 months	6-12 months	1 and 2 years	3 and 5 years	Total
	$’000	$’000	$’000	$’000	$’000	$’000

Trade payables	569,845					569,845
Interest bearing liabilities	3,403,604	44	6	500	967	3,405,121

Total contractual cash outflow	3,973,449	44	6	500	967	3,974,966

30 September 2009	Between	Between	Between	Between	Between
Consolidated	0-3 months	3-6 months	6-12 months	1 and 2 years	3 and 5 years	Total
	$’000	$’000	$’000	$’000		$’000

Trade payables	432,234	—	—	—	—	432,234
Interest bearing liabilities	1,610,679	109,961	1,503,055	218,108	—	3,441,803

Total contractual cash outflow	2,042,913	109,961	1,503,055	218,108	—	3,874,037

As the amounts in the tables above are the contractual undiscounted cash flows, some balances will not agree with the amounts presented in the Balance Sheet. The above disclosure reflects maturities as at 30 September and does not take into account facility extensions post year end as disclosed in Note 16(b)

The Group manages liquidity risk associated with derivative contracts on a portfolio basis, combining commodity sale and purchase contracts with financially settled derivative assets and liabilities.

The table below represents the cash inflows and outflows of the derivative instrument portfolio held by the Group as at balance date.

Contractual maturities on derivative instruments

30 September 2010	Between	Between	Between	Between
Consolidated	0-3 months	3-6 months	6-12 months	1 and 2 years	Total
	$’000	$’000	$’000	$’000	$’000

Total inflow	895,588	146,806	26,727	23,812	1,092,933
Total outflow	(1,050,849)	(63,368)	(77,452)	(4,776)	(1,196,445)

Net inflow/(outflow)	(155,261)	83,438	(50,725)	19,036	(103,512)

30 September 2009	Between	Between	Between	Between
Consolidated	0-3 months	3-6 months	6-12 months	1 and 2 years	Total
	$’000	$’000	$’000	$’000	$’000

Total inflow	752,030	77,344	12,486	25,888	867,748
Total outflow	(767,121)	(75,817)	(19,542)	—	(862,480)

Net inflow/(outflow)	(15,091)	1,527	(7,056)	25,888	5,268

Discussion of maturity analysis

Expected net inflows and outflows have been calculated using spot rates as at balance date and reflect gross and net settled positions where applicable. The maturity analysis includes contractual cash flows on both derivative assets and derivative liabilities. Contracted cash outflows are not expected to equate to actual cash flows as the group utilises inventory and other financing facilities whereby title to inventory passes to the financier as security for the funding.

Credit risk

Credit risk is the risk of loss caused by another party not fulfilling its obligations, including:

•	The risk that a customer or counterparty that has been provided with a product or service is unable or unwilling to meet its obligations; and

•	The risk that a party reneges on a forward contract prior to the due date or delivery date without settling the price differential.

Group exposure

The Group is exposed to credit risk in the form of:

•	loans to customers for the purchase of farm assets including land, crops and livestock;

•	short term commercial trading accounts for customer purchases of farm supplies;

•	amounts owing for grain trading and derivative financial instruments over commodities; and

•	exposures to financial institutions.

Management of exposure

Credit risk is overseen by a Credit Risk Management Committee (‘the Committee’). The committee has authority to approve transactions, review credit policy, consider emerging risks and adjust credit risk appetite.

The credit risk control system includes:

•	Risk assessment and measurement tools at the counterparty level;

•	Regular reporting on credit quality for all portfolios and products;

•	A system of delegated approval authorities based on the experience and training of the personnel concerned; and

•	Determination of an impairment allowance that represents an estimate of incurred losses in respect of loans and receivables.

(a)	Loan credit risk

Exposure to loan credit risk is managed through regular analysis of the ability of credit customers and borrowers to repay principal and interest in a timely manner, and by changing lending limits where appropriate as the risk profile changes. Exposure to credit risk is also managed by obtaining collateral and corporate and personal guarantees.

The ability to repay is assessed and risk rated for individual customers and for a portfolio of customers. An independent credit team is responsible for assessing credit information, determining the risk rating for customers, providing approval for limits and for structuring a transaction that provides an acceptable risk profile. Customer risk rating profiles and portfolio risk are reviewed regularly. Where collateral is taken, the type and valuation of collateral is reviewed by credit personnel, and policies for types of acceptable security are set.

When a customer loan becomes impaired; it is put under the control of specialist staff who work with the business unit and customer to analyse the issues, determine a collection strategy and, if necessary, manage recourse to collateral.

As at 30 September 2010, the Group did not have any customer loans outstanding. The customer loans held in the prior year related to the Landmark Financial services and deposit books which was sold during March 2010. As a result the Group is not exposed to any Loan credit risk as at 30 September 2010 (2009:$382.5 million).

(b)	Commercial trading accounts

The ability and willingness to repay are assessed on major customer accounts in this portfolio in a similar way as for customer loans. However, there is also a large volume of small commercial trading accounts which are assessed, rated and controlled on a portfolio basis. Typically, collateral is not taken on the trading account portfolio, as exposures are smaller than for customer loans and are generally for periods of between 7 and 30 days.

(c)	Accounts for grain trading and derivative contracts

Counterparties in the trading environment are evaluated for credit worthiness as for other portfolios. Open contracts are revalued regularly and the capacity to repay contracts at today’s market values is assessed. Given the shorter term nature of the obligations, collateral is taken only selectively and includes retaining ownership to grain under shipment and letters of credit.

(d)	Financial institution credit risk

Group Treasury establishes, reviews and monitors bank and financial institution counterparty credit limits, within Board-approved guidelines. A predetermined matrix exists for the approval of counterparty credit limits by the Credit Risk Committee. The size of the credit limit approved is dependent on the rating given by either Standard and Poor’s and/or Moody’s, and in certain circumstances will be limited by a maximum percentage of the counterparty’s shareholder’s funds and/or its total assets. Limits exceeding guidelines require Board approval. All counterparty credit ratings are required to be reviewed at least once a year. Group Treasury is required to manage its derivative dealings within certain credit limits and to administer and manage exposures to ensure that no excessive exposures occur.

Management of concentration of risk

Concentration of risk is managed at a portfolio level, each month through quality reviews and delinquency and loss reviews. The Group minimises its concentration of credit risk by undertaking transactions with a large number of customers. The Group is not materially exposed to any individual overseas country or individual customer.

Credit quality of financial assets that are neither past due nor impaired

Specific and collective provisions for impairment exist for all loans and advances including trade receivables for balances known or anticipated to be uncollectible. The risk grading and monitoring systems of the Group are such that credit exposures which are not provided for by an impairment provision are considered to be of high credit quality. Further, the average loan-to-value ratio of the rural loans and advances portfolio is Nil (2009: 39%) as a result of the sale of the Landmark financial services and deposit book during the year.

The Group has cash, short term deposits and certain derivative contracts with financial institution counterparties. Via the use of limits outlined above, as well as the high credit ratings of financial institution counterparties, management assess the credit quality of these financial assets to be sound. Due to the short term nature of the trading accounts, combined with the credit assessment process, with the exception of those trade receivables provided for by a specific provision, the credit quality of these financial assets is considered to be sound.

Equity price risk

The Group holds equity investments that are classified as available-for-sale financial assets and are initially measured at fair value with subsequent changes in fair value recognised directly in equity. On disposal, accumulated fair value changes are recycled to the income statement. These investments primarily relate to shares and a membership held in the Chicago Mercantile Exchange and a membership held with the Kansas City Board of Trade. As at 30 September 2010, it is estimated that a change of 10% in equity prices would result in a charge or credit to consolidated equity of $0.2m (2009: 0.4m).

Fair Value Hierarchy

The Group uses various methods in estimating the fair value of a financial instruments. The methods comprise:-

•	Level 1: the fair value is calculated using quoted prices(unadjusted) in active markets for identical assets or liabilities

•	Level 2: the fair value is estimated using inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

•	Level 3: the fair value is estimated using inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The fair value of the financial instruments as well as the methods used to estimate the fair values are summarised in the table below:

	Consolidated
	2010	2010	2010
	$’000	$’000	$’000
	Level 1	Level 2	Level 3

Available for sale financial assets
- Investments — listed securities	2,546	—	—
- Investments — unlisted securities	—	1,350	—
- Other financial assets	881	—	—
Financial assets at fair value through profit or loss — held for trading
- Derivative financial instruments	—	161,001	11,014
Financial liabilities at fair value through profit or loss — held for trading
- Derivative financial instruments	—	(55,891)	—

	3,427	106,460	11,014

The group has forward sales agreements relating to inventory located in the Ukraine. These agreements have been valued using a price sourced from the Ukraine however, as this is not considered to be an active market, these have been classified as Level 3.

The amount recognised in the income statement for the year ended 30 September 2010 relating to these instruments was $2,017k

As at 30 September 2010, it is estimated that a change of 10% in the price would result in a charge or credit to consolidated equity of $0.7m after tax.

34.	DERIVATIVE INSTRUMENTS AND FIXED RATE LOAN FAIR VALUE MOVEMENTS

Derivatives held for trading

The Group holds a variety of derivatives. As hedge accounting is not applied, all derivative contracts are classified as held for trading and are recognised at fair value with changes recognised in the income statement as required by AASB 139.

The fair value of derivative positions held at 30 September 2010 is as follows:

	Consolidated
	2010	2009
	$’000	$’000

Current
Derivative assets	172,015	142,381
Derivative liabilities	(55,891)	(81,212)

Net fair value position	116,124	61,169

Non -current
Derivative assets	24,211	34
Derivative liabilities	(7,281)	(845)

Net fair value position	16,930	(811)

Net gains/(losses) taken to profit and loss during the financial year for derivative assets and liabilities classified as held for trading was $(61,253) million (2009: $90,043 million).

	Consolidated
Fixed rate loans	2010	2009
	$’000	$’000

Changes in fair value attributable to
Credit risk	—	(1,107)
Market risk	—	6,843

	—	5,736

The Landmark financial services and deposit book was sold during the year. As a result there are no outstanding fixed rate loans as at 30 September 2010.

The effect of changes in fair value on fixed rate loans are largely offset by interest rate swaps. In the prior year, interest rate swaps produced a $6.2 million loss.

35.	DEED OF CROSS GUARANTEE

Pursuant to ASIC Class Order 98/1418 (as amended) dated 13 August 1998, the following wholly-owned subsidiaries are relieved from the Corporations Act 2001 requirements to:

•	prepare a financial report and directors’ report;

•	have the financial report audited;

•	distribute the financial report, directors’ report or auditors’ report, or have them laid before an annual general meeting;

•	lodge the reports with ASIC; and

•	appoint an auditor for a public company.

It is a condition of the Class Order that each of the companies listed below enter into a Deed of Cross Guarantee. The effect of the Deed is that each of these companies guarantees to pay any deficiency in the event of the winding up of any other of these companies.

The subsidiaries that are parties to the Deed are:

AWB Limited	AWB Commercial Funding Limited
AWB Finance Limited	Landmark Operations Limited
AWB (Australia)	Landmark Rural Holdings Limited
AWB GrainFlow Pty	Landmark (Qld) Limited
AWB Investments Limited	IAMA Agribusiness Pty Ltd

A consolidated summarised income statement and a consolidated balance sheet, comprising AWB Limited and controlled entities which are parties to the Deed after eliminating all transactions between parties to the Deed of Cross Guarantee, are set out below.

	Consolidated
	2010	2009
	$’000	$’000

Summarised income statement
Profit from continuing operations before tax	(82,532)	(284,819)
Income tax benefit/(expense)	21,234	43,778
Profit from continuing operations	(61,298)	(241,041)
Retained profits at the beginning of the year	(103,815)	154,816
Dividends recognised during the year	—	(17,590)
Retained profits at the end of the year	(165,113)	(103,815)
Statement of Comprehensive Income
Net profit/(loss) for the period attributable to the Group	(61,298)	(241,041)
Other comprehensive income
Net fair value gains/(loss) on available-for-sale financial assets	(425)	(888)
Foreign currency translation	(1,245)	(6,552)
Income tax on items of other comprehensive income	(2,500)	(2,603)

Other comprehensive income for the period, net of tax	(4,170)	(10,043)

Total comprehensive income for the period attributable to the Group	(65,468)	(251,084)

Balance Sheet
Assets
Current assets
Cash and cash equivalents	20,683	57,373
Loans and receivables	1,119,217	1,034,395
Inventories	330,532	229,242
Other financial assets	80,287	81,835
Assets held for sale	—	10,740
Other assets	12,860	4,433

Total current assets	1,563,579	1,418,018

Non current assets
Loans and receivables	22,520	25,282
Other financial assets	22,544	34
Available for sale financial assets	112,085	112,419
Investments accounted for using the equity method	52,139	46,795
Intangible assets	406,054	405,428
Property, plant and equipment	101,379	108,813
Deferred income tax assets	132,628	120,485

Total non current assets	849,349	819,256

Total assets	2,412,928	2,237,274

	Consolidated
	2010	2009
	$’000	$’000

Liabilities
Current liabilities
Trade and other payables	758,649	600,855
Interest-bearing loans and borrowings	326,242	649,054
Income tax payable	(43,061)	(15,394)
Provisions	21,066	30,893
Other financial liabilities	32,420	53,055

Total current liabilities	1,095,316	1,318,463

Non current liabilities
Interest-bearing loans and borrowings	1,404	—
Provisions	3,146	2,641
Other financial liabilities	4,776	845
Deferred income tax liabilities	15,081	5,223

Total non current liabilities	24,407	8,709

Total liabilities	1,119,723	1,327,172

Net assets	1,293,205	910,102

Equity
Contributed equity	1,444,464	1,000,067
Reserves	13,853	13,850
Retained profits	(165,112)	(103,815)

Total equity	1,293,205	910,102

36.	CONTROLLED ENTITIES

The consolidated financial statements incorporate the assets, liabilities and results of the following subsidiaries in accordance with the accounting policy described in note 1(b):

Particulars in relation to controlled entities

			Percentage
			of equity
			interest held
			by the
			Group
		Country of	2010	2009
Name	Details	incorporation	%	%

Parent
AWB Limited		Australia	100	100
Controlled entities
ACN 005 144 445 Pty Ltd		Australia	100	100
ACN 082 719 775 Pty Ltd		Australia	100	100
ACN 089 443 407 Pty Ltd		Australia	100	100
ACN 085 032 104 Pty Ltd		Australia	100	100
Aussigold Produce Pty Ltd		Australia	100	100
Australian Seed Inoculants Pty Ltd		Australia	100	100
Australian Wheat Board Pty Ltd		Australia	100	100
AWB (Australia) Limited	*	Australia	100	100
AWB (Geneva) SA		Switzerland	100	100
AWB (International) Limited		Australia	100	100
AWB (USA) Limited		USA	100	100
AWB Brasil Trading Ltda		Brazil	100	100
AWB Commercial Funding Ltd	*	Australia	100	100
AWB Finance Limited	*	Australia	100	100
AWB GrainFlow Pty Ltd	*	Australia	100	100
AWB Harvest Finance Limited		Australia	100	100
AWB India Private Limited		India	100	100
AWB Investments Limited	*	Australia	100	100
AWB Japan Pty Ltd		Australia	100	100

			Percentage
			of equity
			interest held
			by the
			Group
		Country of	2010	2009
Name	Details	incorporation	%	%

AWB Krishi Suvida Parisar (Kota) Private Limited		India	100	100
AWB Krishi Upaaj Vipnan Parisar (Talera) Private Limited		India	100	100
AWB Mauritius Private Ltd		Mauritius	100	100
AWB Pools Pty Ltd		Australia	100	100
AWB Plant Breeding Pty Ltd		Australia	100	100
AWB Research Pty Ltd		Australia	100	100
AWB Riskassist Limited		Australia	100	100
AWB Services Limited		Australia	100	100
AWB Singapore Private Limited		Singapore	100	100
AWB Ukraine LLC		Ukraine	100	100
AWB Uruguay Trading S.A. (formerly Giswey S.A.)		Uruguay	100	100
AZL (Australia) Pty Ltd		Australia	51	51
AZL Ltd		Japan	51	51
Barrobook Pty Limited		Australia	100	100
Bushridge Pty Ltd		Australia	100	100
Ceres Risk & Insurance Solutions Pty Ltd		New Zealand	100	100
Dairy Rural Pty Ltd		Australia	100	100
Farmland Pty Ltd		Australia	100	100
Frank Sauer and Sons Pty Ltd		Australia	100	100
Franklin Smith IAMA Pty Ltd		Australia	100	100
Glencoe Distributors Pty Ltd		Australia	100	100
Goldref Pty Ltd		Australia	100	100
IAMA (Qld) Pty Ltd		Australia	100	100
IAMA (SA) Pty Ltd		Australia	100	100
IAMA Agribusiness Pty Ltd	*	Australia	100	100
IAMA Insurance Brokers Holdings Pty Ltd		Australia	100	100
IAMA Insurance Brokers Pty Ltd		Australia	100	100
IAMA Irritech Pty Ltd		Australia	100	100
IAMA Superannuation Fund Pty Ltd		Australia	100	100
ISP Nominees Pty Limited		Australia	100	100
J O’Malley & Co Pty Ltd		Australia	100	100
Kelly & Co Rural Centre Pty Limited		Australia	100	100
Kerin Lange Rural Pty Ltd		Australia	50	50
Landmark (Qld) Limited	*	Australia	100	100
Landmark Copeland Medway Pty Ltd		Australia	51	51
Landmark Distributors Pty Ltd		Australia	100	100
Landmark Global Exports Pty Ltd		Australia	51	51
Landmark Holdings (Vic) Pty Ltd		Australia	100	100
Landmark Insurance Agencies Pty Ltd (formerly ACN 135 491 388 Pty Ltd)		Australia	100	100
Landmark Operations Limited		Australia	100	100
Landmark Realty (Qld) Pty Ltd		Australia	100	100
Landmark Realty (Tas) Pty Ltd		Australia	100	100
Landmark Realty (WA) Pty Ltd		Australia	100	100
Landmark Risk Management Pty Ltd		Australia	100	100
Landmark Rural Finance Limited[1]		Australia	0	100
Landmark Rural Holdings Limited	*	Australia	100	100
Landmark Wool Pty Ltd		Australia	100	100
Langes Agribusiness Pty Ltd		Australia	100	100
Laxstone Pty Ltd		Australia	100	100
Macquarie Valley Distributors Pty Ltd		Australia	100	100
Mallee Chemicals Pty Ltd		Australia	100	100
North Central Nominees Pty Ltd		Australia	100	100
NovaAgri Infra-estrutura de Armazenagem e Escoamento Agricola S.A.		Brazil	52	52
O’Malley Distribution Group Pty Limited		Australia	100	100
Presoval Pty Limited		Australia	100	100
R.V.L. Distribution Pty Ltd		Australia	100	100
Riverland IAMA Pty Ltd		Australia	100	100

			Percentage
			of equity
			interest held
			by the
			Group
		Country of	2010	2009
Name	Details	incorporation	%	%

Rural Consolidated Holdings Pty Ltd		Australia	91	91
Seed & Grain Sales Pty Limited		Australia	100	100
Seedtech Pty Limited		Australia	56	56
Stocklease Pty Ltd		Australia	100	100
Stocklease Finance Pty Ltd		Australia	100	100
Temora Grains Pty Limited		Australia	100	100
Wimmal Distributors Pty Ltd		Australia	100	100

*	These subsidiaries have been granted relief from the necessity to prepare financial reports in accordance with Class Order 98/1418 issued by the Australian Securities and Investments Commission. For further information refer to Note 35.

(1)	Voluntarily deregistered on 12 April 2010

37.	INTEREST IN JOINTLY CONTROLLED ASSETS

ACN 089 443 407 Pty Ltd, a wholly-owned subsidiary of AWB Limited, holds a 50% (2009: 50%) interest in jointly controlled assets; Australian Independent Commodity Handlers (AICH). AICH owns a storage and handling facility known as the Melbourne Port Terminal. ACN 089 443 407 Pty Ltd does not participate in the operation of the facility.

	Consolidated
	2010	2009
	$’000	$’000

Net assets employed in the joint venture are included in the financial statements as follows:	11,486	11,221

Capital expenditure commitments and contingent liabilities in respect of the jointly controlled assets are disclosed in Notes 30 and 31 respectively.

38.	EARNINGS PER SHARE

	Consolidated
	2010	2009

Earnings per share for profit/(loss) from continuing operations:
Basic earnings per share (cents)	1.7	(40.2)
Diluted earnings per share (cents)	1.7	(40.2)
Earnings per share for profit/(loss):
Basic earnings per share (cents)	(6.4)	(69.6)
Diluted earnings per share (cents)	(6.4)	(69.6)

	$’000	$’000

Reconciliation of earnings used in calculating earnings per share:
Profit/(loss) from continuing operations	13,771	(143,048)
Net profit/(loss) from discontinued operations	(64,827)	(104,922)

Net profit/(loss)	(51,056)	(247,970)

	Number	Number

Weighted average number of ordinary shares used in calculating basic earnings per share	792,747,695	356,266,126
Effect of dilutive securities — performance rights	6,882,364	—

Weighted average number of ordinary shares used in calculating dilutive earnings per share	799,630,059	356,266,126

39.	SUBSEQUENT EVENTS

On 20 August 2010, AWB Limited announced that it had entered into a scheme implementation agreement with Agrium Inc (Agrium)., under which Agrium would acquire all of the issued capital of AWB under a scheme of arrangement at a price of A$1.50 per share, subject to foreign investment and shareholder approval.

On 4 October 2010, AWB Limited announced that it has been advised by Agrium Inc. that it has received clearance from the Australian Foreign Investment Review Board (FIRB) in relation to the proposed acquisition.

On 7 October 2010, the Supreme Court of Victoria approved the convening of a meeting of AWB shareholders to consider and vote on the proposed Scheme of Arrangement. The Scheme booklet was released on 8 October 2010.

The Scheme Meeting was held on 16 November 2010 with a result in favour of the scheme. The acquisition of AWB by Agrium is scheduled for completion on 3 December 2010. As a result of the resolution to approve the Scheme of Arrangement and the potential future change of ownership of the AWB Limited Group, the valuation of assets and liabilities will be reassessed following final court approval and settlement, including the deferred tax assets of the group. This may lead to the potential derecognition of certain deferred tax assets arising in respect of group tax losses and temporary differences. The financial effects if any as a consequence of a vote in favour of the Scheme have not been brought into account in this financial report.

A fully franked special dividend of 15 cents per share was approved by the board on 17 November 2010 and is payable on 30 November 2010.

Since 30 September 2010, no other matter or circumstance has arisen that has significantly affected, or may significantly affect:

(a)	the consolidated entity’s operations in future financial years; or

(b)	the results of those operations in future financial years; or

(c)	the consolidated entity’s state of affairs in future financial years.

40.	BUSINESS COMBINATIONS

On 3 September 2010, Landmark Operations Limited acquired the Genfarm business, based in Australia with operations in production of agricultural chemicals.

The total cost of the combination was $6,787,566 and comprised of the Genfarm’s supplier’s contracts, employees and any business processes and intelligence, payment of cash and costs directly attributable to the combination.

The acquired operations contributed revenue of $nil and a net loss of $255,502 to the Group for the period from 3 September 2010 to 30 September 2010.

The goodwill is attributed to the ability to expand the Group’s trading business and to obtain operating synergies expected to arise from the acquisition of the business.

Details of net assets acquired and goodwill are as follows:

Purchase consideration
Consolidated	$

Cash paid	6,767,696
Direct costs relating to the acquisition	19,870

Total purchase consideration	6,787,566

Fair value of identifiable net assets/(liabilities)	867,696
Intangibles — license	900,000
Goodwill arising on acquisition	5,019,870

6,787,566

The cash outflow on acquisition is as follows
Net cash acquired	—
Cash paid	(6,767,696)

Net consolidated cash outflow	(6,767,696)

	Acquiree’s
	carrying
	amount	Fair value
	$	$

Assets and liabilities acquired
Cash and cash equivalents	—	—
Receivables
Inventories	655,979	655,979
Prepayment	237,580	237,580
Property, plant and equipment	6,648	6,648
Intangible assets
Deferred tax assets
Payables
Provision for employee entitlement	(32,510)	(32,510)
Deferred tax liabilities

Net identifiable assets/(liabilities) acquired	867,697	867,697

41.	MAJOR LITIGATION

Mastafa and Ismail claim

In September 2007, a class action complaint was filed against AWB Limited, AWB (USA) Limited and BNP Paribas in the US District Court for the Southern District of New York on behalf of Saadya Mastafa and Kafia Ismail, allegedly representing a class comprising victims (or the surviving immediate family members of victims) of crimes allegedly perpetrated by the Saddam Hussein regime in Iraq from 1996 to 2003. The complaint asserted causes of action under the US Alien Tort Claims Act. The damages alleged to have been suffered by the plaintiffs were unspecified.

On 25 September 2008, the court granted each of the defendants’ motions to dismiss the complaint. The complaint against AWB Limited was dismissed on grounds that Australia was the proper forum to hear the complaint. The court ruled that (as is standard in the case of such dismissals by the court) if an Australian court of last review refuse jurisdiction over any action brought in Australia by the plaintiffs, or if AWB does not waive any statute of limitations defences available to it, the US court will ‘resume’ jurisdiction over the plaintiffs’ claims. The judge noted that a conditional dismissal such as this is standard in this court. The complaint against AWB (USA) Limited was dismissed on the grounds of a failure to properly plead a claim against it. The court granted the plaintiff leave to replead its case against AWB (USA) Limited. No such repleading has been filed to date.

Karim (Iraqi residents’ class action)

The Karim class action was filed against AWB Limited, AWB (USA) Limited and BNP Paribas in the US District Court for the Southern District of New York on 22 December 2006. Commodity Specialists Company (CSC) of New York was subsequently joined as a defendant by the Plaintiffs. The plaintiffs are stated to be residents of the three northern governorates of Iraq.

The complaint (as amended and filed on the 17 June 2007) alleges that by reason of AWB’s conduct during the OFF Programme, AWB depleted the UN OFF escrow account, and thereby unlawfully deprived these plaintiffs and the others in the class (all of whom it is alleged are or were residents of the three northern governorates of Iraq) of the humanitarian benefits which those funds would have purchased for them. It also alleges that BNP Paribas, CSC and AWB engaged in an illegal conspiracy. The complaint alleges that these actions amounted to violations of the US Racketeer-Influenced and Corrupt Organisations (RICO) Act and the plaintiffs are claiming treble damages under RICO. No specified amount of damages is stated in the amended complaint.

On 30 September 2008, all of the defendants’ motions to dismiss the complaint were granted by the court. On 22 October 2008 the plaintiffs filed in the US Court of Appeals for the Second Circuit a notice of appeal against the dismissals. On 2 October 2009 the Court of Appeals affirmed the dismissal in AWB’s favour of the plaintiff’s action. To date no further steps have been taken by the plaintiffs.

Iraq Government civil lawsuit

On the 1 July 2008 the Iraqi Government filed a civil lawsuit (technically not a class action) in the US District Court for the Southern District of New York against AWB and 92 other companies who participated in the UN OFF Programme, including banks, petroleum companies, motor manufacturers, pharmaceutical companies, etc., alleging the defendants participated in an illegal conspiracy with the ‘former Saddam Hussein regime’, contrary to the US Racketeer-Influenced and Corrupt Organisations Act (RICO), to divert funds from the UN OFF Programme escrow account. Damages alleged against the 89 defendants were US$10.4bn and treble damages were claimed under RICO.

AWB Limited (among others) entered into a stipulation with the plaintiffs to allow for the complete service of all defendants with an amended complaint, and for the service and hearing of two rounds of motions to dismiss. The amended complaint was filed on 31 July 2009. On 15 January 2010 the defendants filed their first round of Motions to dismiss the amended complaint filed by the plaintiff in July 2009. On 29 April 2010 the plaintiff filed its Opposition to the Defendants’ Motion to Dismiss. The defendants reply was filed on 22 June 2010. A decision in relation to the Motion to Dismiss is not expected until at least December 2010.

42.	OIL-FOR-FOOD INQUIRY

The Report of the Commission of Inquiry in relation to the United Nations Oil-for-Food Programme (Cole Report), tabled in parliament in November 2006, found that certain acts and conduct by AWB Limited, AWB (International) Limited (AWBI) and certain of their former employees and officers, in conjunction with the UN Oil-for-Food Programme for Iraq (OFF Programme), might have breached certain provisions of the Criminal Code, Crimes Act 1958 (Vic) and Banking (Foreign Exchange) Regulations 1959. It recommended the establishment of a joint task force comprising the Australian Federal Police, Victoria Police and the Australian Securities and Investments Commission (ASIC) to consider possible prosecutions of AWB, AWBI and certain of those individuals. The task force recommended by the Cole Report was established in December 2006.

In July 2007, ASIC launched its own investigation, and in December 2007 ASIC issued civil proceedings in the Supreme Court of Victoria against two former Directors and four former employees of AWB Limited. In November 2008, the court stayed those proceedings, except for those against Mr Andrew Lindberg, AWB’s former Managing Director.

On 29 August 2009 the Australian Federal Police (AFP) confirmed that on the advice of Mr Peter Hastings QC, and in consultation with the Commonwealth Director of Public Prosecutions and the Australian Government Attorney-General’s Department, the AFP had decided to discontinue the AFP investigation and to offer assistance to ASIC.

The trial against Mr Lindberg commenced on 19 October 2009, but has been adjourned due to ongoing interlocutory matters between ASIC and Mr Lindberg in relation to the pleadings.

On 2 June 2010 ASIC confirmed in writing to AWB that it has completed its investigation into the affairs of AWB in connection with the OFF Programme, and that it is not investigating, and does not intend to conduct any further investigation of any possible contravention by AWB of any law in connection with OFF. Further, ASIC has confirmed that it does not intend to pursue criminal proceedings against any person, including the six defendants who are currently the subject of civil penalty proceedings.

The stay of proceedings in respect of former AWB Chairman Mr Trevor Flugge, and former employees Mssrs Geary, Long, Ingleby and Stott will now be lifted so that their respective civil penalty proceedings can proceed. The lifting of the stays and resumption of the proceedings against the five former officers will have cost implications for AWB, because of the indemnity arrangements in place under settlement agreements and D&O deeds. Consequently, AWB is assisting both ASIC and the defendants to attempt to reach settlement of the differences between them prior to trial, and hence, minimise costs to AWB.

It is still possible that employees or current directors of AWB will be called to be interviewed by ASIC in relation to the six proceedings still on foot.

43.	CANADIAN GAAP RECONCILIATIONS

2010

	AWB Ltd Group		C-GAAP Adjustments			AWB Ltd Group
					De-recognition
		Joint	Purchase		of securitised
		venture	price	Income	loans and	Presentation
		accounting	allocation	taxes	receivables	reclassification
	IFRS	(a)	[b]	(c)	(d)	(e)	C-GAAP
	AUD$000	AUD$000	AUD$000	AUD$000	AUD$000	AUD$000	AUD$000

INCOME STATEMENT
Net profit/(loss) after tax for the period, as reported	(54,919)	—	—	—	—	—	(54,919)
Adjustments for Canadian generally accepted accounting principles:
Joint venture accounting	—	(14,735)	—	—	—	—	(14,735)
Goodwill adjustment	—	—	—	—	—	—	—
Income tax adjustments	—	(3,222)	—	—	—	—	(3,222)
Securitised trusts reversal	—	—	—	—	(310)	—	(310)
							—

Net profit/(loss) after tax for the period, as adjusted	(54,919)	(17,957)	—	—	(310)	—	(73,186)

BALANCE SHEET
Assets
Current assets
Cash and cash equivalents	111,852	2,445	—	—	(19,966)	—	94,331
Prepaid expenses	—	—	—	—	—	57,139	57,139
Loans & advances	912,430	56,720	—	—	(203,653)	4,552	770,049
Inventories	464,674	20,705	—	—	—	—	485,379
Derivative financial instruments	172,015	—	—	—	—	—	172,015
Other assets	97,398	4,556	—	—	—	(61,691)	40,263
Income tax receivable	4,323	—	—	—	—	—	4,323
Deferred income tax assets	—	—	—	30,159	—	—	30,159
Assets of disposal group classified as held for sale	127,032	74,813	—	—	—	—	201,845

Total current assets	1,889,724	159,239	—	30,159	(223,619)	—	1,855,503

Non current assets
Loans and advances	22,520	—	—	—	—	—	22,520
Derivative financial instruments	24,211	—	—	—	—	—	24,211
Available for sale financial assets	4,777	—	—	—	—	—	4,777
Investment accounted for using the equity method	59,107	(34,784)	—	—	—	—	24,323
Intangible assets	450,386	—	—	—	—	(402,129)	48,257
Goodwill	—	9,361	9,929	—	—	402,129	421,419
Property, plant and equipment	129,054	17,885	—	—	—	—	146,939
Deferred income tax assets	115,642	1,503	—	(30,159)	—	—	86,986

Total non current assets	805,697	(6,035)	9,929	(30,159)	—	—	779,432

Total assets	2,695,421	153,205	9,929	—	(223,619)	—	2,634,935

Liabilities
Current Liabilities
Bank overdraft	—	—	—	—	—	2,500	2,500
Trade and other payables	569,845	46,769	—	—	(294)	(2,500)	613,820
Interest bearing loans and borrowings	650,825	2,500	—	—	(223,015)	—	430,310
Provisions	28,443	2,650	—	—	—	—	31,093
Derivative financial instruments	55,891	40	—	—	—	—	55,931
Other liabilities	6,125	326	—	—	—	—	6,451
Deferred income tax liabilities	—	—	—	13,575	—	—	13,575
Liabilities directly associated with the assets classified as held for sale	72,682	96,826	—	—	—	—	169,508

Total current liabilities	1,383,811	149,111	—	13,575	(223,309)	—	1,323,188

Non-current liabilities
Interest bearing loans and borrowings	1,404	26,750	—	—	—	—	28,154
Provisions	3,146	—	—	—	—	—	3,146
Derivative financial instruments	7,281	—	—	—	—	—	7,281
Deferred income tax liabilities	23,153	—	—	(12,218)	—	—	10,935

Total non current liabilities	34,984	26,750	—	(12,218)	—	—	49,516

Total Liabilities	1,418,795	175,861	—	1,357	(223,309)	—	1,372,704

Net assets	1,276,626	(22,657)	9,929	(1,357)	(310)	—	1,262,231

Equity
Contributed equity	1,444,464	—	—	—	—	—	1,444,464
Contributed surplus	—	—	—	—	—	10,705	10,705
Reserves	(19,869)	—	—	—	—	5,800	(14,069)
Retained earnings	(156,846)	(22,657)	9,929	(1,357)	(970)	(16,505)	(188,405)

Total parent entity interest	1,267,749	(22,657)	9,929	(1,357)	(970)	—	1,252,694

Non controlling interest	8,877	—	—	—	660	—	9,537

Total Equity attributable to the Group	1,276,626	(22,657)	9,929	(1,357)	(310)	—	1,262,231

Canadian-GAAP conversion notes

(a)	Treatment of joint venture entities

Under IAS 31 Interests in Joint Ventures, the Group applies equity accounting to its interest in joint venture entities. Under Canadian Generally Accepted Accounting Principles “C-GAAP”, in particular CICA 3055 Investments in Joint Ventures, these joint ventures are proportionately consolidated.

Balance sheet impact — On application of C-GAAP there is a net impact of $22.7m decrease to net assets due to suspension of equity accounting in ELF (carried at fair value as classified as held for sale).

Income statement impact — $17.96m loss relating to ELF Pty Ltd which ceased equity accounting once classified as held for sale under IFRS. Under CGAAP, this investment is proportionately consolidated before being presented as held for sale.

(b)	Purchase price allocation

The Group acquired Landmark in 2003. Under Australian generally accepted accounting principles, there was limited guidance on purchase price allocation and cash generating units. On conversion to IFRS on 1 October 2004, the Group took the election to not restate prior business combinations which was allowed under IFRS 1 First Time Adoption of IFRS at that time. Under C-GAAP, the Group is required to allocate the 2003 purchase price to the identifiable assets that existed on that date, with the residual goodwill and related tax impact allocated to the appropriate businesses. Certain of the identified intangible assets were finite lived and as such have been amortised.

Balance sheet impact — Goodwill increased by $9.9m whilst the net impact on other identified intangible assets is nil (after amortisation of $73.9m).

Income statement impact — No impact

(c)	Income taxes

Under C-GAAP, deferred tax balances are presented on between current and non-current. Other sundry differences relate to the recognition of intangibles.

(d)	Securitised loans and receivables

The Group transferred particular balances of securities loans and receivables to Trusts which are consolidated under IFRS.

Under C-GAAP, these balances are not consolidated given that the recipient entities are Qualifying Special Purpose Entities (QSPE), as defined in C-GAAP.

Discount on purchase of receivables

Under IFRS, the discount on transfer of receivables to the Trusts is recognised over the discount period using an effective interest rate method. Under C-GAAP, the discount on transfer of the receivables would be recognised upon derecognition. Therefore, at 30 September 2010, the adjustment requirement to the Statement of operations is the difference between the unamortised discount amount as at 30 September 2009, and the unamortised discount amount at 30 September 2010. The difference is immaterial.

Balance sheet impact — Decrease of $0.3m.

Income statement impact — decrease of $0.3m

(e)	Presentation reclassification

The following presentation adjustments are necessary to present the consolidated balance sheet in accordance with C-GAAP:

•	Reclassify prepayments included in other assets to prepaid expenses

•	Reclassify GST receivable included in other assets to loans and advances

•	Reclassify goodwill included in intangibles to goodwill;

•	Reclassify share based payments reserve, included in reserves to contributed surplus and retained earnings

2009

	AWB Ltd Group		C-GAAP Adjustments		AWB Ltd Group
		Joint	Purchase		De-recognition
		venture	price		of securitised
		accounting	allocation	Income	loans and
	IFRS	(a)	[b]	taxes (c)	receivables (d)	C-GAAP
	AUD$000	AUD$000	AUD$000	AUD$000	AUD$000	AUD$000

INCOME STATEMENT
Net profit/(loss) after tax for the period, as reported	(250,824)	—	—	—	—	(250,824)
Adjustments for Canadian generally accepted accounting principles:
Joint venture accounting	—	(22,747)		—	—	(22,747)
Goodwill adjustment	—		32,161	—	—	32,161
Income tax adjustments	—	(13,116)	2,810	—	—	(10,306)
Securitised trusts reversal	—	—	—	—	(661)	(661)

Net profit/(loss) after tax for the period, as adjusted	(250,824)	(35,863)	34,971	—	(661)	(252,377)

	AWB Ltd Group		C-GAAP Adjustments			AWB Ltd Group
					De-recognition
			Purchase		of securitised
		Joint venture	price	Income	loans and	Presentation
		accounting	allocation	taxes	receivables	reclassification
	IFRS	(a)	[b]	(c)	(d)	(e)	C-GAAP
	AUD$000	AUD$000	AUD$000	AUD$000	AUD$000	AUD$000	AUD$000

BALANCE SHEET
Assets
Current assets
Cash and cash equivalents	296,797	1,250	—	—	(18,233)	—	279,814
Prepaid expenses		—	—	—	—	37,187	37,187
Loans & advances	2,018,423	48,186	—	—	(175,340)	3,441	1,894,710
Inventories	299,513	23,746	—	—	—	—	323,259
Derivative financial instruments	142,381	—	—	—	—	—	142,381
Other assets	73,141	2,124	—	—	—	(40,628)	34,637
Income tax receivable	19,708	—	—	—	—	—	19,708
Deferred income tax assets	—	—	—	62,629	—	—	62,629
Assets of disposal group classified as held for sale	214,706	111,681	—	—	—	—	326,387

Total current assets	3,064,669	186,987	—	62,629	(193,573)	—	3,120,712

Non current assets
Loans and advances	1,256,478	—	—	—	—	—	1,256,478
Derivative financial instruments	34	—	—	—	—	—	34
Available for sale financial assets	5,069	—	—	—	—	—	5,069
Investment accounted for using the equity method	53,635	(28,062)	—	—	—	—	25,573
Intangible assets	421,969	—	—	—	—	(402,499)	19,470
Goodwill	—	9,361	9,929	—	—	402,499	421,789
Property, plant and equipment	157,717	19,284	—	—	—	—	177,001
Deferred income tax assets	103,052	2,169	—	(62,629)	—	—	42,592

Total non current assets	1,997,954	2,753	9,929	(62,629)	—	—	1,948,006

Total assets	5,062,623	189,739	9,929	—	(193,573)	—	5,068,719

Liabilities
Current Liabilities
Bank overdraft	—	—	—	—	—	6,000	6,000
Trade and other payables	432,234	42,519	—	—	—	—	474,753
Interest bearing loans and borrowings	3,405,120	6,000	—	—	(192,912)	(6,000)	3,212,208
Provisions	39,425	2,054	—	—	—	—	41,479
Derivative financial instruments	81,212	154	—	—	—	—	81,366
Other liabilities	1,128	296	—	—	—	—	1,424
Deferred income tax liabilities	—	—	—	5,495	—	—	5,495
Liabilities directly associated with the assets classified as held for sale	182,847	132,639	—	—	—	—	315,486

Total current liabilities	4,141,966	183,662	—	5,495	(192,912)	—	4,138,211

Non-current liabilities
Interest bearing loans and borrowings	—	27,000	—	—	—	—	27,000
Provisions	2,641	—	—	—	—	—	2,641
Derivative financial instruments	845	—	—	—	—	—	845
Deferred income tax liabilities	12,225	—	—	(4,138)	—	—	8,087

Total non current liabilities	15,711	27,000	—	(4,138)	—	—	38,573

Total Liabilities	4,157,677	210,662	—	1,357	(192,912)	—	4,176,784

Net assets	904,946	(20,922)	9,929	(1,357)	(661)		891,934

Equity
Contributed equity	1,000,067	—	—	—	—	—	1,000,067
Contributed surplus	—	—	—	—	—	10,353	10,353
Reserves	(8,186)	—	—	—	—	(13,338)	(21,524)
Retained earnings	(101,927)	(20,922)	9,929	(1,357)	(2,668)	2,985	(113,961)

Total parent entity interest	889,954	(20,922)	9,929	(1,357)	(2,668)	—	874,935

Non controlling interest	14,992	—	—	—	2,007	—	16,999

Total Equity attributable to the Group	904,946	(20,922)	9,929	(1,357)	(661)	—	891,934

(a)	Treatment of joint venture entities

Under IAS 31 Interests in Joint Ventures, the Group applies equity accounting to its interest in joint venture entities. Under Canadian Generally Accepted Accounting Principles “C-GAAP”, in particular CICA 3055 Investments in Joint Ventures, these joint ventures are proportionately consolidated.

Balance sheet impact — On application of C-GAAP there is a net impact of $20.9m decrease to net assets due to suspension of equity accounting in ELF under IFRS (carried at fair value as classified as held for sale).

Income statement impact — $35.9m loss relating to ELF Pty Ltd which ceased equity accounting once classified as held for sale under IFRS. Under CGAAP, this investment is proportionately consolidated before being presented as held for sale.

(b)	Purchase price allocation

The Group acquired Landmark in 2003. Under Australian generally accepted accounting principles, there was limited guidance on purchase price allocation and cash generating units. On conversion to IFRS on 1 October 2004, the Group took the election to not restate prior business combinations which was allowed under IFRS 1 First Time Adoption of IFRS at that time. Under C-GAAP, the Group is required to allocate the 2003 purchase price to the identifiable assets that existed on that date, with the residual goodwill and related tax impact allocated to the appropriate businesses. Certain of the identified intangible assets were finite lived and as such have been amortised.

Balance sheet impact — Goodwill increased by $9.9m whilst the net impact on other identified intangible assets is nil (after amortisation of $73.9m).

Income statement impact — $34.97m increase in profit or loss due to a lower impairment charge recognised as a result of the amortised intangibles and the tax impact of the amortisation of the intangibles.

(c)	Income taxes

Under C-GAAP, deferred tax balances are presented as current and non-current. Other sundry differences relate to the initial recognition exemptions relating to intangibles.

(d)	Securitised loans and receivables

The Group transferred particular balances of securities loans and receivables to Trusts which are consolidated under IFRS.

Under C-GAAP, these balances are not consolidated given that the recipient entities are Qualifying Special Purpose Entities (QSPE), as defined in C-GAAP.

Discount on purchase of receivables

Under IFRS, the discount on transfer of receivables to the Trusts is recognised over the discount period using an effective interest rate method. Under C-GAAP, the discount on transfer of the receivables would be recognised upon derecognition. Therefore, at 30 September 2009, the adjustment requirement to the Statement of operations is the difference between the unamortised discount amount as at 30 September 2008, and the unamortised discount amount at 30 September 2009. The difference is immaterial.

Balance sheet impact — Decrease of $0.7m.

Income statement impact — Decrease of $0.7m.

(e)	Presentation reclassification

The following presentation adjustments are necessary to present the consolidated balance sheet in accordance with C-GAAP:

•	Reclassify prepayments included in other assets to prepaid expenses

•	Reclassify GST receivable included in other assets to loans and advances

•	Reclassify goodwill included in intangibles to goodwill;

•	Reclassify share based payments reserve, included in reserves to contributed surplus and retained earnings

AWB LIMITED

DIRECTORS’ DECLARATION

In the directors’ opinion

(a)	the financial statements and notes set out on pages 14 to 83 are in accordance with the Corporations Act 2001, including:

(i)	complying with Accounting Standards, the Corporations Regulations 2001 and other mandatory professional reporting requirements; and

(ii)	giving a true and fair view of the company’s and Group’s financial position as at 30 September 2009 and 30 September 2010 and of their performance, as represented by the results of their operations, changes in equity and their cash flows, for the financial years ended on that date;

(b)	there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable;

(c)	the audited remuneration disclosure set out on pages 6 to 12 of the directors’ report complies with Accounting Standard AASB 124 Related Party Disclosures and the Corporations Regulations 2001;

(d)	at the date of this declaration, there are reasonable grounds to believe that the companies and parent entity which are party to the Deed of Cross Guarantee identified in Note 35 will be able to meet any obligations or liabilities to which they are, or may become subject, by virtue of the Deed of Cross Guarantee;

(e)	Australian Accounting Standards vary from Canadian generally accepted accounting principles. The Canadian GAAP information relating to the nature and effect of such differences is presented fairly in Note 43 of the financial report.

The directors have been given the declarations by the Managing Director and the Chief Financial Officer required by section 295A of the Corporations Act 2001.

This declaration is made in accordance with a resolution of the directors.

Gordon Davis
Managing Director

29 November 2010

Independent auditor’s report to the Directors of AWB Limited

Report on the Financial Report

We have audited the accompanying financial report of AWB Limited, which comprises the consolidated balance sheet as at 30 September 2010 and 30 September 2009, and the consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the years ended on that date, a summary of significant accounting policies, other explanatory notes and the directors’ declaration of the consolidated entity comprising the company and the entities it controlled at the year’s end or from time to time during the financial year.

Directors’ Responsibility for the Financial Report

The directors of the company are responsible for the preparation and fair presentation of the financial report in accordance with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Act 2001. This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. In Note 1, the directors also state that the financial report, comprising the financial statements and notes, complies with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with International Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, we consider internal controls relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

Australian Accounting Standards vary in certain respects from Canadian generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 43 of the financial report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Independence

In conducting our audit we have met the independence requirements of the Corporations Act 2001. We have given to the directors of the company a written Auditor’s Independence Declaration, a copy of which is included in the directors’ report. In addition to our audit of the financial report, we were engaged to undertake the services disclosed in the notes to the financial statements. The provision of these services has not impaired our independence.

Liability limited by a scheme approved
under Professional Standards Legislation

Auditor’s Opinion

In our opinion:

1.	the financial report of AWB Limited is in accordance with the Corporations Act 2001, including:

i	giving a true and fair view of the consolidated entity’s financial position at 30 September 2010 and 30 September 2009 and of its performance for the years ended on those dates; and

ii	complying with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Regulations 2001.

2.	the financial report also complies with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter — Inherent Uncertainty

Without qualification to the audit opinion above, attention is drawn to Note 42 of the financial report. We note that there is inherent uncertainty surrounding the consolidated entity with regard to remaining legal actions arising from transactions under the United Nations Oil-For-Food Programme (the “Oil-For-Food Programme”). As the impact on the operations arising from the remaining legal actions has not yet been fully determined, there is uncertainty as to the resultant impact, if any, on the financial position, financial performance and cash flows of the consolidated entity and its operations arising directly or indirectly from transactions under the Oil-For-Food Programme. The potential financial effects, if any, arising from these remaining legal actions are not contained in this financial report.

Report on the Remuneration Report

We have audited the Remuneration Report included in pages 6 to 17 of the directors’ report for the year ended 30 September 2010 and 30 September 2009. The directors of the company are responsible for the preparation and presentation of the Remuneration Report in accordance with section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the Remuneration Report, based on our audit conducted in accordance with International Auditing Standards.

Auditor’s Opinion

In our opinion the Remuneration Report of AWB Limited for the year ended 30 September 2010 and 30 September 2009, complies with section 300A of the Corporations Act 2001.

Ernst & Young

T M Dring
Partner
Melbourne
29 November 2010

Comments by Auditor for Canadian Readers on Reporting Differences Between Canadian Generally Accepted Auditing Standards and Australian and International Standards on Auditing

To the Directors of AWB Limited

We conducted our audit for the 12 months ended 30 September 2010 and 30 September 2009 in accordance with Australian Auditing Standards and International Standards on Auditing. There are no material differences in the form or content of our report (except as noted below) as compared to an auditor’s report prepared in accordance with Canadian Generally Accepted Auditing Standards (GAAS) and if this report was prepared in accordance with Canadian GAAS it would not contain a reservation.

In Australia, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by an inherent uncertainty as to the resultant impact on the financial statements of legal actions, such as those described at Note 42 to the financial report. Canadian GAAS would not permit a reference to such uncertainties in the auditors’ report when the uncertainties are adequately disclosed in the financial statements.

Canadian GAAS requires that an auditor’s opinion state that the consolidated financial statements of the company present fairly, in all material respects, the financial position of the consolidated entity and its results of operations and cash flows. In Australia, reporting standards for auditors require that an auditor’s opinion state that the consolidated financial statements of the company give a true and fair view of the state of the consolidated entity’s affairs and of its profit for the year.

Ernst & Young
Melbourne

29 November 2010

Liability limited by a scheme approved
under Professional Standards Legislation

SCHEDULE “B”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

AGRIUM INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as at September 30, 2010
(Expressed in millions of U.S. dollars, unless otherwise noted)

			Pro forma
	Historical		Pro forma		Pro forma
	AWB	Agrium	Adjustments	Notes	Consolidated

ASSETS
Current assets
Cash and cash equivalents	91	897	(988)	3a,3b	—
Accounts receivable	950	2,199	—		3,149
Inventories	469	1,758	—		2,227
Prepaid expenses and deposits	55	186	—		241
Marketable securities	—	17	—		17
Assets of discontinued operations	195	—	—		195

Total current assets	1,760	5,057	(988)		5,829
Property, plant and equipment	142	1,921	—		2,063
Intangible assets	46	584	—		630
Goodwill	406	1,813	(406)	3a	1,813
Unallocated purchase price	—	—	444	3a	444
Investments in equity investees	23	358	—		381
Other assets	50	45	—		95
Future income tax assets	116	—	—		116

Total assets	2,543	9,778	(950)		11,371

LIABILITIES
Current liabilities
Bank indebtedness	417	188	231	3a,3b	836
Accounts payable and accrued liabilities	683	1,803	27	3a	2,513
Current portion of long-term debt	—	125	—		125
Liabilities of discontinued operations	164	—	—		164

Total current liabilities	1,264	2,116	258		3,638
Long-term debt	27	1,621	—		1,648
Other liabilities	10	392	—		402
Future income tax liabilities	24	525	—		549
Non-controlling interest	10	—	—		10

Total liabilities	1,335	4,654	258		6,247

EQUITY
Share capital	1,392	1,974	(1,392)	3a	1,974
Contributed surplus	11	8	(11)	3a	8
Retained earnings	(182)	3,210	182	3a,3b	3,210
Accumulated other comprehensive income	(13)	(68)	13	3a	(68)

Total shareholders’ equity	1,208	5,124	(1,208)		5,124

Total liabilities and shareholders’ equity	2,543	9,778	(950)		11,371

See accompanying notes to pro forma condensed consolidated financial statements.

AGRIUM INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2010
(Expressed in millions of U.S. dollars, unless otherwise noted)

			Pro forma		Pro forma
	AWB(1)	Agrium	Adjustments	Notes	Consolidated

Net sales	3,984	8,174	—		12,158
Cost of sales	3,690	6,250	—		9,940

Gross margin	294	1,924	—		2,218
Selling, general and administrative and other expense	263	1,036	—		1,299
Depreciation and amortization	21	92	—		113
Goodwill impairment	3	—	—		3
Equity in earnings of equity investees	(9)	(19)	—		(28)

Earnings before interest expense, income taxes, discontinued operations and non-controlling interest	16	815	—		831
Interest expense — net	48	77	2	3b	127

Earnings (loss) before income taxes, discontinued operations and non-controlling interest	(32)	738	(2)		704
Income taxes	(18)	181	(1)	3b	162

Earnings (loss) before discontinued operations and non-controlling interest	(14)	557	(1)		542
Net loss from discontinued operations after income tax	51	—	—		51

Earnings (loss) before non-controlling interest	(65)	557	(1)		491
Non-controlling interest	1	1	—		2

Net earnings (loss)	(66)	556	(1)		489

Pro forma earnings per share
Basic					$3.11
Diluted					$3.09

(1)	AWB’s statement of operations is for the nine months ended June 30, 2010.

See accompanying notes to pro forma condensed consolidated financial statements.

AGRIUM INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2009
(Expressed in millions of U.S. dollars, unless otherwise noted)

			Pro forma		Pro forma
	AWB (1)	Agrium	Adjustments	Notes	Consolidated

Net sales	4,675	9,129	—		13,804
Cost of sales	4,519	7,186	—		11,705

Gross margin	156	1,943	—		2,099
Selling, general and administrative and other expense	153	1,266	—		1,419
Depreciation and amortization	21	124	—		145
Goodwill impairment	64	—	—		64
Equity in earnings of equity investees	(7)	(27)	—		(34)

Earnings (loss) before interest expense, income taxes, discontinued operations and non-controlling interest
	(75)	580	—		505
Interest expense — net	66	110	3	3b	179

Earnings (loss) before income taxes, discontinued operations and non-controlling interest	(141)	470	(3)		326
Income taxes	(5)	105	(1)	3b	99

Earnings (loss) before discontinued operations and non-controlling interest	(136)	365	(2)		227
Net loss from discontinued operations after income tax	46	—	—		46

Earnings (loss) before non-controlling interest	(182)	365	(2)		181
Non-controlling interest	2	(1)	—		1

Net earnings (loss)	(184)	366	(2)		180

Pro forma earnings per share
Basic					$1.15
Diluted					$1.15

(1)	AWB’s statement of operations is for the year ended September 30, 2009.

See accompanying notes to pro forma condensed consolidated financial statements.

AGRIUM INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements
For the nine months ended September 30, 2010 and for the year ended December 31, 2009
(Expressed in millions of U.S. dollars, unless otherwise noted)

1.	Description of the Transaction

On August 19, 2010, Agrium Inc. (“Agrium” or the “Company”) announced that it had entered into a definitive agreement with AWB Limited, an Australian Corporation (“AWB”) to acquire all of the shares of AWB, including those shares issuable upon the exercise of outstanding performance rights of AWB (collectively, the “AWB Shares”), pursuant to a Scheme of Arrangement (the “Scheme”) under Australian law (the “AWB Acquisition”).

The holders of AWB Shares (the “AWB Shareholders”) voted on the Scheme on November 16, 2010 in Melbourne, Australia (the “Scheme Meeting”), and at the Scheme Meeting, the Scheme was approved by the AWB Shareholders. All conditions precedent to implementation of the Scheme were met on November 18, 2010, and, on such date, the final approval from the Supreme Court of Victoria in respect of the Scheme was granted. The Scheme became effective on November 19, 2010 (and trading in the AWB Shares was suspended on the Australian Stock Exchange (the “ASX”) from close of trading on that day), and was implemented on December 3, 2010, following which AWB became a wholly-owned subsidiary of Agrium and was delisted from the ASX.

Under the terms of the Scheme, AWB shareholders and performance right holders received A$1.50 per share in cash for the 817,304,356 shares and 6,977,311 performance rights issued and outstanding. The purchase price (excluding acquisition costs) for AWB was estimated to be A$1.238-billion.

Agrium estimates acquisition costs of approximately $27-million which are included in the purchase price. The transaction is a business combination and Agrium will apply the purchase method of accounting for the transaction.

At the completion of the transaction, AWB became a wholly-owned subsidiary of Agrium.

2.	Basis of presentation

The unaudited pro forma condensed consolidated financial statements (the “Statements”) give effect to the AWB Acquisition as if it had occurred January 1, 2010 and January 1, 2009 for the purposes of the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively, and as if it occurred September 30, 2010 for the purposes of the unaudited pro forma condensed consolidated balance sheet as at September 30, 2010. The statements have been prepared by management in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) including CICA Handbook section 1581 Business Combinations.

The unaudited pro forma condensed consolidated balance sheet as at September 30, 2010 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009 have been prepared using the following information:

a)	unaudited interim consolidated financial statements of Agrium as at and for the nine months ended September 30, 2010;

b)	audited consolidated financial statements of Agrium as at and for the year ended December 31, 2009;

c)	unaudited consolidated statement of operations of AWB for the nine months ended June 30, 2010;

d)	audited consolidated financial statements of AWB as at and for the years ended September 30, 2010 and 2009; and

e)	such other supplementary information as was considered necessary to reflect the AWB Acquisition in the Statements.

The above-noted consolidated financial statements of Agrium are specifically incorporated by reference in this business acquisition report. Copies are available at the Canadian securities regulatory authorities’ website at www.sedar.com at Agrium’s web site at www.agrium.com.

Information relating to AWB included in the Statements, including the unaudited consolidated statement of operations of AWB for the nine months ended June 30, 2010 was derived from documents and information provided by AWB. The financial information for AWB included in the Statements is not contemporaneous with the Agrium information in the Statements. The financial information for AWB included in the unaudited pro forma condensed consolidated balance sheet represents AWB’s financial position as at September 30, 2010 and the information for AWB included in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009 represents AWB’s consolidated results for the nine months ended June 30, 2010 and for the year ended September 30, 2009 respectively. No adjustments have been made in the Statements for the difference in reporting periods.

The Statements do not include any synergies or cost savings arising from the AWB Acquisition, nor do the Statements include any restructuring or integration costs to be incurred by Agrium, or any other non-recurring charges relating to the AWB Acquisition. At the time of preparation of these statements Agrium had not determined the fair value of the net assets acquired or related future income tax impacts. Accordingly, for the purposes of these Statements in applying the purchase method of accounting, the excess of the purchase price over the estimated fair value of the net assets acquired has been allocated to “unallocated purchase price”. Agrium expects that some of the unallocated purchase price will be allocated to property, plant and equipment, intangible assets, goodwill, and related future income tax balances. Some property, plant and equipment and intangible assets are expected to be finite-lived and accordingly subject to amortization. Management expects that the actual amount assigned to the fair values of the identifiable assets and liabilities acquired will result in changes to earnings in periods subsequent to the AWB Acquisition and that those changes could be material.

The accounting policies used to prepare the Statements conform with the accounting policies of Agrium. Certain elements of the AWB financial statements have been reclassified to conform to the financial statement presentation used by Agrium. These reclassifications are explained further in Note 4.

The Statements are not intended to reflect the results of operations or the financial position that would have resulted had the AWB Acquisition been effected on the dates indicated, or the results that may be obtained in the future. The Statements should be read in conjunction with the description of the AWB Acquisition, the consolidated financial statements of Agrium and AWB referenced above, the AWB Scheme Booklet dated October 7, 2010, and other information that Agrium and AWB have filed with the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”) and the Australian Stock Exchange Limited (“ASX”), respectively.

3.	Pro forma adjustments

The pro forma financial statements incorporate the following adjustments. Actual adjustments will differ from the pro forma adjustments.

a.	Allocation of net assets purchased on acquisition of AWB — the AWB Acquisition is estimated on a pro forma basis at September 30, 2010 as (millions of U.S. dollars):

Total purchase consideration
Cash for AWB common shares	1,192
Estimated Agrium transaction costs	27

1,219

Pro forma estimated allocation of purchase consideration
Working capital	496
Property, plant and equipment	142
Other assets	235
Accounts payable and accrued liabilities (acquisition costs)	(27)
Long-term debt	(27)
Other liabilities	(44)
Unallocated purchase price	444

Net assets purchased	1,219

b.	Financing assumption on acquisition of AWB — to record borrowing of $231-million to finance the AWB Acquisition and related interest.

Pro forma sources of funds are estimated as:
Cash	988
Existing Agrium credit facilities	231

1,219

4.	Adjustment of AWB financial Statements to Canadian GAAP

AWB’s historical information was prepared using International Financial Reporting Standards accepted in Australia (“AIFRS”), which differs in certain material respects from Canadian GAAP. These differences are included and explained in Note 43 to AWB’s audited consolidated financial statements for the year ended September 30, 2010. As reconciling adjustments to Canadian GAAP for AWB’s statement of operations are presented on a net earnings basis in Note 43, in applying proportionate consolidation accounting under Canadian GAAP in the pro forma statements of operations, revenues and expenses of joint ventures have been reclassified into individual components. Amounts reclassified in the statements adjustments to record the proportionate consolidation of joint venture operations in the pro forma condensed consolidated statement of operations for the year ended December 31, 2009, are set out below. Similar reclassifications were recorded for the nine months ended September 30, 2010.

	Year Ended
	December 31, 2009
	AIFRS/Cdn GAAP	AWB
	Adjustments	$U.S.
Proportionate consolidation of joint venture operations	$A	Cdn GAAP

Net sales	115	84
Cost of sales	150	110

Gross margin	(35)	(26)
Selling, general and administrative and other expenses	28	21
Depreciation and amortization	2	2

Earnings before interest expense, income taxes, discontinued operations and non-controlling interest	(66)	(48)
Interest expense — net	4	3

Earnings before income taxes, discontinued operations and non-controlling interest	(69)	(51)
Income tax expense (benefit)	(4)	(3)

Earnings before discontinued operations and non-controlling interest	(65)	(48)
Net loss from discontinued operations after income tax	(42)	(31)

Earnings before non-controlling interest	(23)	(17)

Net earnings attributable to common shareholders	(23)	(17)

For purposes of translating AWB’s financial statements, its operations are considered self-sustaining and are translated from Australian dollars into U.S. dollars in accordance with Agrium’s accounting policies. The Australian dollar to the U.S. dollar exchange rate used to convert AWB information as of September 30, 2010 was A$1.00 = U.S.$0.9642. The average Australian dollar to U.S. dollar exchange rates used to convert information for the year ended September 30, 2009 and for the nine months period ended June 30, 2010 were A$1.00 = U.S. $0.7324 and A$1.00 = U.S. $0.8991, respectively.

Reclassification of AWB amounts — certain line items in AWB’s financial statement presentation have been reclassified to conform AWB’s presentation to Agrium’s presentation including:

•	“Loans and advances”, and “Derivative financial instruments” included in current assets are reclassified to “Accounts receivable;

•	“Loans and advances”, “Derivative financial instruments”, and “Available for sale financial instruments” classified as non-current assets are reclassified to “Other assets”;

•	“Provisions”, “Derivative financial instruments”, and “Other liabilities” classified as current liabilities are reclassified to “Accounts payable and accrued liabilities”;

•	“Provisions”, “Derivative financial instruments”, and “Other liabilities” classified as non-current liabilities are reclassified to “Other liabilities”;

•	Certain income and expense items were reclassified to “other expense”;

•	Certain expense items were reclassified to “Selling, general and administrative and other” expense; and

•	Other reclassifications to provide consistent presentation.

5.	Reconciliation of pro forma information to United States GAAP:

The application of U.S. GAAP would have the following impact on the pro forma condensed consolidated statements of operations:

	Pro Forma
	Nine Months Ended	Year Ended
	September 30, 2010	December 31, 2009

Net earnings per pro forma condensed consolidated statements of operations	489	180
Net earnings adjustments under U.S. GAAP reflected in the September 30, 2010 and December 31, 2009 U.S. GAAP reconciliations of Agrium	46	4

Net earnings under U.S. GAAP	535	184

Earnings per share
Basic	$3.40	$1.17
Diluted	$3.38	$1.17

The AWB Acquisition is presented in the Statements in accordance with Canadian GAAP as explained in note 2. Under U.S. GAAP, Agrium would apply FAS 141(R), under which there are significant differences in acquisition accounting, including the treatment of transaction costs. Under FAS 141(R), costs of an acquisition are excluded from the purchase price in acquisition accounting. Instead, transaction costs are expensed as incurred. Transaction costs that Agrium would be required to expense Under FAS 141(R) would be charged to retained earnings in the Statements under U.S. GAAP as they represent non-recurring items directly attributable to the transaction.